UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant
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THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that The Sherwin-Williams Company intends to release definitive copies of this Proxy Statement to shareholders beginning on or about March 6, 2025.

SHERWIN-WILLIAMS®

2025

Notice of Annual Meeting of Shareholders & Proxy Statement

Notice of Annual Meeting of Shareholders

Annual Meeting Information

Date: April 16, 2025

Time: 9:00 a.m. EDT

Virtual Meeting Site: www.virtualshareholdermeeting.com/SHW2025

Record Date: Close of business on February 19, 2025

Agenda

1.	Election of 9 directors

2.	Advisory approval of the compensation of the named executive officers

3.	Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm

5.	Approval of the amendment of Paragraph (B) of Article Sixth of the Charter to eliminate supermajority vote requirements

6.	Approval of the amendment of Section 6(b) of Article Fourth, Division A of the Charter to eliminate supermajority vote requirements

7.	Shareholder proposal to issue an annual lobbying report

8.	Transaction of such other business as may properly come before the Annual Meeting

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted during the Annual Meeting of Shareholders to be held on April 16, 2025. We began making our proxy materials available to shareholders on March 6, 2025.

Thank you for your continued support. We hope you will join us at our virtual Annual Meeting.

Mary L. Garceau

Senior Vice President – Chief Legal Officer and Secretary

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115

March 6, 2025

Your Vote Is Important

Shareholders of record at the close of business on February 19, 2025 are entitled to notice of, and to vote during, the Annual Meeting.

Even if you plan to attend the Annual Meeting, we ask that you vote as promptly as possible. Voting early will help avoid additional solicitation costs and will not prevent you from voting during the Annual Meeting, if you wish to do so.

How to vote:

Online: Visit www.proxyvote.com.

QR Code: Scan this QR code with your mobile phone.

Phone: Call the number listed on your proxy card or voting instruction form.

Mail: If you received printed copies of the proxy materials, complete, sign, date, and return your proxy card or voting instruction form.

During the Annual Meeting: Follow the instructions at www.virtual shareholdermeeting.com/SHW2025.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 16, 2025.

Our Notice of Annual Meeting, Proxy Statement, and 2024 Annual Report are available online at
www.proxyvote.com.

1	Proxy Summary

10	Corporate Governance

10	Board Leadership Structure

11	Board Meetings

12	Board Committees

14	Board and Committee Oversight

17	Corporate Governance Practices and Policies

22	Proposal 1 — Election of 9 Directors

23	Director Biographies

29	Director Matrix and Composition

31	2024 Director Compensation Table

32	Director Compensation Program

34	Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers

35	Executive Compensation

35	Compensation Discussion and Analysis

52	Compensation Risk Assessment

53	Compensation Committee Report

54	Executive Compensation Tables

54	Summary Compensation Table

57	2024 Grants of Plan-Based Awards Table

59	Outstanding Equity Awards at December 31, 2024 Table

60	2024 Option Exercises and Stock Vested Table

61	2024 Nonqualified Deferred Compensation Table

62	Potential Payments Upon Termination or Change in Control

65	Estimated Payments Upon Termination or Change in Control Table

66	2024 CEO Pay Ratio

67	Pay Versus Performance

72	Proposal 3 — Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan

82	Proposal 4 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

83	Matters Relating to the Independent Registered Public Accounting Firm

84	Audit Committee Report

85	Introduction to Proposals 5 and 6: Elimination of Supermajority Voting Provisions

86	Proposal 5 — Approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to eliminate supermajority vote requirements

87	Proposal 6 — Approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to eliminate supermajority vote requirements

88	Proposal 7 — Shareholder Proposal to Issue an Annual Lobbying Report

92	Other Matters

92	Equity Compensation Plan Information

93	Security Ownership of Management, Directors, and Director Nominees

94	Security Ownership of Certain Beneficial Owners

94	Delinquent Section 16(a) Reports

95	Internet Availability of Proxy Materials

95	Eliminating Duplicate Mailings

95	2024 Annual Report

96	Questions and Answers About the Annual Meeting

99	Shareholder Proposals for the 2026 Annual Meeting

A-1	Appendix A — Calculation of Non-GAAP Financial Measures

B-1	Appendix B — The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan

As used in this Proxy Statement, the terms “Sherwin-Williams,” the “Company,” “we,” and “our” refer to The Sherwin-Williams Company. All historical share, restricted stock unit, and per share or per restricted stock unit information included in this Proxy Statement has been adjusted to reflect our three-for-one stock split effected on March 31, 2021.

This Proxy Statement includes website addresses and references to additional materials found on those websites or in other reports filed with the Securities and Exchange Commission (the “SEC”). These websites and materials are not incorporated into this Proxy Statement by reference.

Cautionary Statement Regarding Forward-Looking Information. This Proxy Statement contains “forward-looking statements,” as defined under U.S. federal securities laws. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “estimate,” “may,” “will,” “should,” “project,” “could,” “would,” “plan,” “goal,” “target,” “potential,” “seek,” “intend,” “aspire,” “strive” or “anticipate,” or the negative thereof or comparable words. Forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions, and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company’s historical performance, results, and experience. These risks, uncertainties, and other factors are described more fully in the Company’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Proxy Summary

This summary highlights certain Company information and information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider in connection with voting your shares. Please carefully read the entire Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2024 (“2024 Annual Report”) before voting. We began making our proxy materials available to shareholders on March 6, 2025.

Annual Meeting of Shareholders

Date and Time	Record Date	Location	Who Can Attend and Vote

Wednesday April 16, 2025 9:00 a.m. EDT	February 19, 2025	Online at www.virtualshareholder meeting.com/SHW2025	Shareholders of record at the close of business on February 19, 2025

Proposals and Board Recommendations

Item	Proposal	Board Recommendation	Page

1	Election of 9 directors	FOR each nominee	22

2	Advisory approval of the compensation of the named executive officers	FOR	34

3	Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan	FOR	72

4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	82

5	Approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to eliminate supermajority vote requirements	FOR	86

6	Approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to eliminate supermajority vote requirements	FOR	87

7	Shareholder Proposal to Issue an Annual Lobbying Report	AGAINST	88

Attending the Annual Meeting

We look forward to welcoming shareholders to the Annual Meeting of Shareholders to be held on April 16, 2025 (the “Annual Meeting”). The Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

If you were a Sherwin-Williams shareholder at the close of business on the record date, February 19, 2025, you may attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHW2025 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to confirm your vote will be represented at the Annual Meeting.

We include additional information regarding the Annual Meeting and voting procedures in the section “Other Matters—Questions and Answers About the Annual Meeting.”

1

Our Company

Founded in 1866, Sherwin-Williams is a global leader in the manufacture, development, distribution, and sale of paint, coatings, and related products to professional, industrial, commercial, and retail customers. Every day, our 64,000+ employees provide the energy, experience, and creativity to build on our track record of success—enabling us to innovate and grow in new and exciting ways and continue creating and driving value for our stakeholders.

With our global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while our other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. We also supply a broad range of highly-engineered solutions for the construction, industrial, packaging, and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, please visit www.sherwin.com.

2	2025 Proxy Statement

Financial and Operating Performance

Performance Results. Our strategy remains unchanged. We provide differentiated solutions that enable our customers to increase their productivity and profitability. In 2024, we delivered another strong year despite a continued choppy operating environment where demand remained highly variable. We continued to find opportunity in adversity and delivered record sales, EBITDA and diluted net income per share. Compared to the prior year, our consolidated net sales increased to a record $23.10 billion in 2024—marking our fourteenth consecutive year of increased sales. Net income for the year increased to $2.68 billion and diluted net income per share increased 14.1% to a record $10.55 per share. We generated net operating cash of $3.15 billion in the year, or 13.7% of net sales.

The following graphs show our Company’s performance for key financial measures over the past three-year period.

[1]

2024 includes after-tax acquisition-related amortization expense of $199 million. 2023 includes after-tax acquisition-related amortization expense of $202 million, an after-tax loss related to the devaluation of the Argentine peso in December 2023 of $42 million, an after-tax restructuring expense of $23 million and an after-tax charge for impairment related to trademarks of $19 million. 2022 includes after-tax acquisition-related amortization expense of $211 million and an after-tax restructuring and impairment expense of $53 million.

[2]

2024 includes a charge of $0.78 per share for acquisition-related amortization expense. 2023 includes charges of $0.78 per share for acquisition-related amortization expense, $0.16 per share related to the devaluation of the Argentine peso in December 2023, $0.09 per share for restructuring expense and $0.07 per share for impairment related to trademarks. 2022 includes charges of $0.81 per share for acquisition-related amortization expense and $0.20 per share for restructuring and impairment expense.

Returning Significant Value to Shareholders. In 2024, we continued enhancing shareholder value through increased dividends and share repurchases while accelerating growth investments. We returned approximately $2.46 billion to our shareholders in the form of dividends and share repurchases. We also increased our annual dividend to $2.86 per share, extending our string of dividend increases to 46 consecutive years. In February 2025, the Board increased the quarterly cash dividend to $0.79 per share, an increase of 10.5% over the quarterly dividend paid in 2024.

Sherwin-Williams has returned approximately $6.02B to shareholders over the three-year period

In Millions
$2,500
$2,000
$1,500
$1,000
$500
$
2022
2023
2024
Dividends
Share Repurchases

3

Sustainability Highlights

We believe we have an opportunity and responsibility to contribute to a more sustainable future and serve as a leader in our industry through our ongoing initiatives with respect to environmental, health and safety, product stewardship, sustainability, corporate social responsibility, belonging, employee engagement, and related governance topics relevant to the Company (collectively, “sustainability”). We also believe this sustainability focus will enable us to continue creating and driving value for our stakeholders.

Strategy & Framework. We embrace an enterprise-wide approach to sustainability—striving to integrate it into every Sherwin-Williams business, region, and function globally. We embed it in our product innovation and development processes and in product delivery to our customers. Our sustainability strategy is supported by an integrated framework that incorporates our priorities and initiatives across three pillars and focus areas.

Environmental Footprint – Doing Our Part for the Planet. We recognize the global significance of climate change and support responsible consumption and production. We strive to reduce our environmental footprint by applying a continuous improvement approach to reducing our carbon emissions, energy use, and waste, while expanding our renewable energy use and recycling methods.

Product Blueprint – Driving Sustainability Through Innovation. Through life cycle thinking and a strong commitment to product stewardship, we continue to provide world-class products in a safe and responsible manner. Through our Sustainability by Design program, we strive to formally incorporate sustainability attributes such as life cycle thinking within our innovation and product development processes.

Social Imprint – Elevating a Culture of Safety, Belonging and Community. We are committed to the safety of our global employee base, fostering a culture of belonging, and supporting and being active in the communities in which we live and work. Our culture and commitment to our people are important factors in driving employee engagement and attracting, retaining, developing, and progressing a pipeline of talent ready to serve the communities in which we operate.

Governance Structure. Our sustainability framework is centered on a strong foundation of governance and ethics, with our governance structure designed to enable broad engagement and appropriate oversight across the Company. We have a council tasked with overseeing our sustainability strategy. The sustainability council consists of subject matter experts in (a) the development, implementation, and monitoring of the Company’s key sustainability metrics, targets, goals, strategies, policies, and practices and (b) the monitoring, assessing, and addressing of trends, risks, and opportunities with respect to sustainability topics most significant to the Company and its stakeholders. Our sustainability steering committee, composed of members of senior management and other senior leaders, supports alignment across the organization in overseeing the work of the council. The full Board and its committees receive periodic updates from members of the steering committee. For more information about Board and committee oversight of specific sustainability-related risks, see “Corporate Governance—Board and Committee Oversight”.

2024 Progress. During 2024, we continued to progress our sustainability strategies, including on our emissions reduction target by incorporating our first Renewable Energy Certificates from our Virtual Power Purchase Agreement. We conducted preparations for forthcoming new disclosure and assurance requirements in multiple jurisdictions. We also continue to align our disclosures with other leading reporting standards and frameworks, including the Task Force on Climate-related Financial Disclosures (TCFD), Sustainability Accounting Standards Board (SASB), Global Reporting Initiative (GRI), and CDP (formerly the Carbon Disclosure Project). We are proud of our progress and achievements and look forward to continuing to share our progress on our sustainability efforts.

4	2025 Proxy Statement

Our Director Nominees

The following table provides summary information about each of our director nominees. Our Board is currently comprised of 11 directors who are elected annually by a majority of votes cast. Arthur F. Anton, who has served as a director since 2006, and Christine A. Poon, who has served as a director since 2014, are not standing for re-election and will retire from the Board following the Annual Meeting. John G. Morikis, who served as our Executive Chairman until December 31, 2024, also is not standing for re-election and will retire from the Board following the Annual Meeting. The Company and the Board extend their sincere gratitude to Messrs. Anton and Morikis and Ms. Poon for their many contributions and dedicated service to the Company.

The Board has approved that, immediately upon the conclusion of the Annual Meeting, the size of the Board will be reduced from 11 to nine members. The Board has nominated Mr. Robert J. Gamgort for election to the Board to fill the remaining open position.

Name and Principal Occupation	Director Since	Independent	AC	CMDC	NCGC	Other Public Company Boards

Kerrii B. Anderson Retired, Former CEO & President, Wendy’s International, Inc.	2019	●		C	●	3

Jeff M. Fettig Retired, Former Chairman & CEO, Whirlpool Corporation	2019	● L	F		●	1

Robert J. Gamgort Executive Chairman, Keurig Dr. Pepper Inc.	N/A	●				1

Heidi G. Petz Chair, President and CEO, The Sherwin-Williams Company	2023					1

Aaron M. Powell CEO, Pizza Hut Division, Yum! Brands, Inc.	2021	●		●		0

Marta R. Stewart Retired, Former Executive VP & CFO, Norfolk Southern Corporation	2021	●	C,F		●	1

Michael H. Thaman Retired, Former Chair & CEO, Owens Corning	2017	●	F			1

Matthew Thornton III Retired, Former Executive VP & COO, FedEx Freight, FedEx Corporation	2014	●	●		C	1

Thomas L. Williams Retired, Former Chairman & CEO, Parker-Hannifin Corporation	2023	●		●		1

AC = Audit Committee	C = Committee Chair
CMDC = Compensation and Management Development Committee	F = Financial Expert
NCGC = Nominating and Corporate Governance Committee	L = Lead Independent Director

5

Board Composition

Our Board utilizes a thoughtful approach to board composition to balance the addition of new directors who bring fresh perspectives and the stability of the Board as a whole. Our director nominees reflect the Board’s efforts in achieving a mix of background and experience amongst its members, and the need for periodic refreshment to maintain an appropriate balance. We detail director nominee characteristics on an individualized basis in the section “Director Matrix and Composition.”

Balanced Mix of Skills and Experience

In considering each director nominee and the composition of the Board as a whole, the Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews a director matrix consisting of experiences, qualifications, attributes, and skills that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. The Nominating Committee may consider additional experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams. The Nominating Committee and our Board believe the mix of categories summarized below contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee.

We highlight below the mix of skills and experience of our director nominees. We provide this information on an individualized basis in the section “Director Matrix and Composition.”

6	2025 Proxy Statement

Corporate Governance

The Board and management recognize the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities. We also believe effective corporate governance is essential for maximizing long-term value for our shareholders.

Our Board and Committees

Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of the Board and each committee on which he or she serves. Each director is also expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. The following table summarizes meetings held in 2024 and our Board and committee composition as of March 6, 2025.

	Members*	Independence	Meetings Held During 2024

Board of Directors	11	9 of 11	6

Audit Committee	5	100%	9

Compensation and Management Development Committee	4	100%	5

Nominating and Corporate Governance Committee	3	100%	4

*

Messrs. Anton and Morikis and Ms. Poon are not standing for re-election and will retire from the Board following the Annual Meeting. Mr. Anton currently serves on the Audit Committee and Ms. Poon currently serves on the Compensation and Management Development Committee. The Board has approved that, immediately upon the conclusion of the Annual Meeting, the size of the Board will be reduced from 11 to nine members. The Board has nominated Mr. Robert J. Gamgort for election to the Board to fill the remaining position and will determine his committee membership following the Annual Meeting, if he is elected.

Each of our directors attended at least 75% of the 2024 meetings of the Board and the committees on which he or she served that were held during the period in which the director served.

Sound Corporate Governance Practices

Our corporate governance practices are designed to enable the Board to set objectives, monitor performance and strengthen the accountability of the Board and management. We actively monitor our practices to confirm we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. The following table highlights some of our corporate governance practices and policies.

●   Annual election of all directors

●   Majority voting standard and resignation policy for directors in uncontested elections

●   Director overboarding policy

●   Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board

●   8 out of 9 director nominees are independent

●   Robust independent lead director role and governance responsibilities

●   Board committees entirely composed of independent directors

●   Executive sessions of non-management directors are held in connection with each regularly scheduled Board meeting

●   Board and committee oversight of risk exposures

●   Mandatory retirement age of 72 for directors

●   Orientation program for new directors

●   Annual board and committee self-assessments

●   Directors have complete access to management

●   Prohibition on hedging and pledging of our securities

●   Significant director and executive stock ownership guidelines

7

Executive Compensation

Our Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance- and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Our Compensation Mix

A significant percentage of our executives’ compensation opportunity is variable, at-risk, and tied to Company or business unit performance, including stock price appreciation. For 2024, 90% of total direct compensation for Ms. Petz, our Chief Executive Officer (“CEO”), and an average of 81% for our other non-Executive Chairman named executive officers (“NEOs”) (i.e., Messrs. Mistysyn, Binns, and Jorgenrud) was at-risk and tied to performance. The percentages in the chart below reflect the amounts of each of the CEO’s and the average of such other officers’ base salary, target annual cash incentive compensation, and target long-term equity incentive compensation for 2024 (consisting of annual awards of stock options and PRSUs and valued using the aggregate grant date fair values of such awards).

Our Responsible Compensation Practices

Our compensation programs, practices, and policies demonstrate our commitment to responsible pay and governance principles. The following table highlights some of the more significant best practices we have adopted, and the practices we have avoided, to maintain this commitment.

●   Emphasis on performance-based pay

●   Independent compensation consultant

●   Varied performance metrics tied to financial and operating performance

●   Use market data to assess competitive pay levels

●   Clawback policy

●   Double-trigger vesting of long-term equity incentive awards upon change in control

●   Significant stock ownership guidelines for directors and executives

●   Annual say-on-pay vote

●   No employment agreements with NEOs

●   No payment of dividend equivalents on unvested or unearned restricted stock units

●   No repricing or replacing of underwater stock options without shareholder approval

●   No hedging, pledging or speculative trading is permitted by directors or executives

●   No excessive perquisites

●   No excessive or unnecessary risk-taking in compensation policies

●   No above-market earnings on deferred compensation

8	2025 Proxy Statement

Shareholder Engagement

Our relationships with shareholders and other stakeholders are an important part of the Company’s success. Throughout the year, members of our senior management team and other senior leaders engaged with shareholders collectively representing a majority of our outstanding shares of common stock, as well as other stakeholders and the broader investing community.

During this engagement, our management team provided updates on a range of topics, addressed questions, and enhanced their understanding of the perspectives of investors. The Board and management team carefully consider feedback from these meetings, as well as shareholder support for our most recent advisory vote on executive compensation, in evaluating our business and enhancements to our corporate governance, executive compensation, and policies, practices, and priorities.

9

Corporate Governance

Board Leadership Structure

Combined Chair and Chief Executive Officer Role

Our Corporate Governance Guidelines provide that the same person should hold the positions of Chair of the Board (“Chair”) and CEO, except in unusual circumstances, such as during a period of transition in the office of the CEO. The Board believes this structure generally provides the most efficient and effective leadership model for the Company and clear insight and direction of business strategies and plans to both the Board and management. The Board also believes we can most effectively execute our business strategies and plans, including with regard to risk management and oversight, if our Chair is a member of our management team, providing unified leadership and focus.

In connection with our succession planning process and the transition of the office of the CEO from John G. Morikis to Heidi G. Petz on January 1, 2024, the Board reviewed our leadership structure and determined it was appropriate to separate the positions of Chair and CEO, and for Mr. Morikis to continue serving as Executive Chairman, to allow the Company to retain and leverage Mr. Morikis’ wide-ranging knowledge and experience, while transitioning management of the Company’s strategic initiatives and business and operating plans to Ms. Petz. In his role as Executive Chairman, Mr. Morikis continued to provide leadership to the Board, including by working with the CEO and Lead Director to enhance the Board’s effectiveness in fulfilling its oversight responsibilities and supporting the CEO.

In connection with Mr. Morikis’ retirement from his position as Executive Chairman on December 31, 2024, the Board again reviewed our leadership structure and elected Ms. Petz to serve in the additional role of Chair of the Board effective January 1, 2025. Consistent with our Corporate Governance Guidelines, the Board concluded that it is in the best interests of Sherwin-Williams and our shareholders to recombine the roles of Chair and CEO. The Board believes that a combined Chair and CEO is an efficient and effective model for the Company as it provides unified leadership and focus. Ms. Petz’s broad business experience, including her successful career in various key corporate and business unit leadership positions with the Company, makes her well suited for the role of Chair of the Board.

Lead Director

Our Corporate Governance Guidelines require that if the Chair is not an independent director, the independent directors of the Board, after considering the Nominating Committee’s recommendation, annually elect an independent director who has served on the Board for at least one year to serve as Lead Director. Although the Lead Director is elected annually, it is generally expected that he or she will serve for more than one year. The Board believes a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the Chair and CEO and the independent directors.

Role and Responsibilities. The Lead Director has a significant role with robust governance responsibilities. The Lead Director’s responsibilities are described in our Corporate Governance Guidelines and are as follows.

•	Chair meetings of the Board at which the Chair is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chair after executive sessions to review the matters discussed during the executive sessions.

•	Authority to call meetings of the independent directors.

•	Review with the Chair and approve the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chair and the independent directors. Each director, however, is free to communicate directly with the Chair.

•	Review with the Chair and approve the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chair agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

10	2025 Proxy Statement

•

Provide input on the design of the Board, including Board and committee composition, size, membership, leadership, structure, and oversight responsibilities, as part of the Board’s and the Nominating and Corporate Governance Committee’s periodic review of such matters.

•	Assist the Board in overseeing the identification, assessment, and management of the Company’s risk exposures.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	Represent the Board in communications with shareholders and other stakeholders where it is necessary and appropriate for the Board to respond on matters independently from the Company’s management.

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

•	Act as a resource for, and counsel to, the Chair.

Current Lead Director. Jeff M. Fettig currently serves as the Company’s Lead Director and has held this position since 2023. Through his long tenure as the former Chairman and CEO of a large public company, Mr. Fettig gained extensive public company management experience and significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide. Mr. Fettig also has significant experience with corporate governance matters as a current and former director, including independent lead director and non-executive chair roles, of other public company boards. In light of this extensive experience and breadth of knowledge and his valued contributions as a fellow director and prior Chair of the Audit Committee, the Board believes Mr. Fettig is well positioned to provide strong leadership and oversight of ongoing Board matters, influence effective collaboration among the directors, and contribute valuable insight with respect to the Company’s business.

Lead Director Role in Risk Oversight. With respect to the Board’s role in risk oversight, Mr. Fettig is uniquely qualified to assist the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks as a result of his extensive public company risk management experience and his recent prior role as Chair of the Audit Committee, which assists the Board in overseeing the Company’s enterprise risk management program that includes processes used to identify, assess, and manage the Company’s most significant risks and actions taken by management to identify, manage, and mitigate such risk exposures.

The Board believes Mr. Fettig has effectively leveraged his experience to provide leadership and help guide the Board’s independent oversight of the Company’s risk exposures through the Lead Director role in collaborating with the Chair and approving Board meeting agendas, chairing executive sessions of the non-management directors, facilitating communications between independent directors and the Chair, and providing input on the design of the Board, including committee oversight responsibilities. In connection with these processes and in addition to management’s regular reviews of significant risks with the Board and committees, the Lead Director has the responsibility to review and evaluate the Company’s processes used to identify, assess, and manage key risks for the Board’s review and consideration and work with the Chair to report the conclusions of the Board on such matters to management.

Other Leadership Components

We believe our strong leadership structure, together with the Board’s full access to our management team, enables the Board to effectively carry out its responsibility to oversee management.

All Board committees are entirely composed of independent directors and assist the Board with its overall oversight responsibility. In addition, the Board, the Lead Director, and any committee may retain independent legal, financial, compensation, or other consultants and advisors to advise and assist the Board or committee in discharging their responsibilities.

Board Meetings

2024 Board Meetings

The Board held six meetings during 2024. Each incumbent director attended at least 75% of the 2024 meetings of the Board and the committees on which he or she served that were held during the period in which the director served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors serving at the time of the 2024 annual meeting attended the 2024 annual meeting.

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Executive Sessions of Non-Management Directors

The independent, non-management members of the Board meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the non-management directors, as needed. Mr. Fettig, the Company’s Lead Director, chairs these sessions.

Board Committees

The Board has established three committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), and the Nominating Committee. Each committee has adopted a written charter describing the committee’s purpose and responsibilities. Each committee reviews and evaluates the adequacy of its charter at least annually.

Committee Membership

The following table sets forth the current membership and Chair of each committee of the Board as of March 6, 2025.

Name	Audit Committee	Compensation Committee	Nominating Committee

Kerrii B. Anderson		Chair	✓

Arthur F. Anton	✓

Jeff M. Fettig	✓		✓

Christine A. Poon		✓

Aaron M. Powell		✓

Marta R. Stewart	Chair		✓

Michael H. Thaman	✓

Matthew Thornton III	✓		Chair

Thomas L. Williams		✓

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of the Company’s financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications, and performance of the independent registered public accounting firm;

•	the performance of the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk management and strategy relating to its cybersecurity programs, policies, and practices; and

•	other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met nine times during 2024 and made regular reports to the Board. Each member of the Audit Committee is independent under applicable SEC rules, New York Stock Exchange (“NYSE”) listing standards, and our Director Independence Standards. The Board has determined that each member of the Audit Committee is financially literate and Ms. Stewart and Messrs. Anton, Fettig, and Thaman are each an “audit committee financial expert,” as such term is defined under SEC rules.

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Compensation and Management Development Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our non-employee directors and management, which includes our executive officers and operating management;

•	the Company’s management development and succession planning process;

•	the Company’s key policies and strategies regarding the attraction, retention, and development of talent; and

•	other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met five times during 2024 and made regular reports to the Board. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards, and our Director Independence Standards.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the identification of individuals qualified to become members of the Board;

•	the composition of the Board and its committees;

•	our Corporate Governance Guidelines and practices;

•	the annual evaluation of the Board’s performance;

•

the Company’s key environmental (including the impacts of climate change), product stewardship, occupational health and safety, sustainability, and corporate social responsibility policies and strategies; and

•	other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met four times in 2024 and made regular reports to the Board. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Identification and Evaluation. The Nominating Committee seeks a group of candidates who possess the appropriate mix of experiences, qualifications, attributes, and skills to make a significant contribution to the Board, our Company, and our shareholders. From time to time, the Nominating Committee receives input from senior management and other members of the Board to identify and evaluate potential director candidates. The Nominating Committee may also employ a professional search firm (for which it would be paid a fee) to assist the Nominating Committee in identifying potential members of the Board.

The Nominating Committee does not have specific minimum qualifications that a candidate must meet to be eligible for election to the Board. Instead, each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our Company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ mix of experiences, qualifications, attributes, and skills. Each candidate must have the highest personal and professional character and integrity and must have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In evaluating candidates, the Nominating Committee will make a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If the Nominating Committee determines that a particular candidate likely would contribute positively to the Board’s mix of skills and experiences, the Nominating Committee will conduct interviews with the candidate and may invite other directors or members of management to interview the candidate to assess the candidate’s overall qualifications. The Nominating Committee will consider the candidate in the context of the Board’s then-current composition and the needs of the Board and its committees and make a recommendation to the Board as to whether the candidate should be nominated for election. This procedure is the same for all candidates, including director candidates identified by shareholders, and was followed with respect to Mr. Gamgort.

Robert J. Gamgort is standing for election for the first time at this year’s Annual Meeting and was first introduced to the Nominating Committee as a potential nominee by a third-party search firm retained by the Nominating Committee. The

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Nominating Committee provided the search firm with guidance as to the experiences, qualifications, attributes, and skills sought by the Nominating Committee in potential candidates. The search firm identified and evaluated candidates for the Nominating Committee’s consideration and assisted in scheduling candidate interviews with board members. In evaluating Mr. Gamgort as a director candidate, the Nominating Committee and the Board considered his experience in consumer products, sales, marketing, brand management, and leading significant business transformations, and his mix of experiences, qualifications, attributes, and skills, and concluded that he would contribute positively to the Board’s mix of skills and experiences. After evaluating Mr. Gamgort in the manner described above, considering the composition of the Board as a whole, and considering input from our other independent, non-management directors and our CEO, the Nominating Committee recommended that he be elected to the Board.

Mix of Directors and Director Nominees. In considering the composition of the Board, the Nominating Committee seeks to strike a balance between the addition of new directors who bring fresh perspectives and the stability of the Board as a whole. To maintain a well-balanced Board, the Nominating Committee reviews a director matrix consisting of experiences, qualifications, attributes, and skills. This matrix is set forth in the section “Director Matrix and Composition.” The Nominating Committee uses the matrix when identifying, considering, and recommending director nominees, as well as potential director candidates as part of its process of identifying individuals qualified to become Board members. The Nominating Committee also regularly uses the matrix in reviewing the experiences, qualifications, attributes, and skills of current directors.

Consideration of Candidates Recommended by Shareholders. The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations must include the information set forth in our Regulations. Please refer to “Other Matters—Shareholder Proposals for the 2026 Annual Meeting—Proposals Not to Be Included in the Proxy Statement“ for additional information.

Ability of Shareholders to Nominate Directors via Proxy Access. Our Regulations provide a “proxy access” right to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to 20% of the total number of directors on the Board, rounding down to the nearest whole number, in accordance with the requirements set forth in our Regulations. Under our Regulations, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the first anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders. You may find a complete description of the requirements for nominating a director utilizing proxy access in our Regulations.

Board and Committee Oversight

The members of the Board serve as representatives for, and are accountable to, the Company’s shareholders. We believe effective Board oversight is critical to the long-term success of the Company and maximizing value for our shareholders.

The Board’s Role in Company Oversight

The Board has oversight responsibility of management. The Company’s business is conducted by officers, managers, and employees under the direction of the CEO and the oversight of the Board. The Board delegates to the CEO, and through her to other senior management, the authority and responsibility for managing the day-to-day affairs of the Company. The Chair and the Lead Director provide leadership to the Board to enhance the Board’s effectiveness in fulfilling its oversight responsibilities. In addition to its general oversight of management, the Board’s oversight function includes responsibility for the following key areas of oversight.

•

Management Succession Planning. In light of the importance of management development and succession planning to Sherwin-Williams’ success, the Board oversees the selection, evaluation, and compensation of our CEO, the election or appointment of other senior management, and the review of management succession planning, including for our CEO. Succession planning is reviewed by the Board at least once per year and may be reviewed more frequently as the Board deems appropriate.

•

Strategic Plans. The Board reviews and, where appropriate, approves the Company’s long-term strategic plan and initiatives. The Board receives regular updates from management that assist the Board in monitoring the implementation of and progress regarding such plans and initiatives. The Board also reviews and, where appropriate, approves significant corporate actions.

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•

Financial Objectives, Plans, and Reporting.  The Board engages with management in connection with the review, evaluation, and, where appropriate, approval of the Company’s performance against broad financial objectives, major strategies, and plans, as well as the establishment and maintenance of processes, procedures, and controls for maintaining the integrity and clarity of the Company’s financial statements and financial reporting.

•

Compliance Processes and Procedures.  The Board receives regular reports from management that enable the Board’s review, evaluation, and, where appropriate, approval of the establishment and maintenance of processes and procedures to facilitate compliance with applicable laws and ethical business conduct.

•

Risk Exposures. As described more fully in this section under the heading “The Board’s Role in Risk Oversight,” reviewing and evaluating the Company’s processes used by management to identify, assess, and manage the Company’s exposure to risk is a key oversight responsibility of the Board.

•	Corporate Governance. The Board is responsible for nominating directors, appointing Board committee members and overseeing effective corporate governance of the Company.

•

Public Policy and Engagement. Our Government Affairs team facilitates the Company’s global participation in the public policy-making process, including with respect to issues that affect our employees, customers, and business operations and objectives, as well as the paint and coatings industry in general. This team is led by our Senior Vice President – Chief Legal Officer and Secretary, who provides regular reports to the Board regarding the Company’s key public policy activities, advocacy, and engagement efforts.

In performing its oversight function, the Board provides advice and counsel to the CEO and senior management and relies upon the advice, reports, and opinions of management, counsel, independent auditors, and expert advisors, where necessary and appropriate.

The Board’s Role in Risk Oversight

Overseeing the assessment and management of the Company’s exposure to various risks is a key oversight responsibility for the Board. We have an enterprise risk management (“ERM”) program that includes the processes used to identify, assess, and manage the Company’s most significant enterprise risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives. These risks are identified, measured, monitored, and managed across the following key risk categories:

•	Strategic, including acquisition, business disruption, reputational, and sustainability risks;

•	Operational, including cybersecurity, information technology, supply chain and sourcing, and talent attraction, retention, and development risks;

•	Financial and macroeconomic, including economic condition, geopolitical, and financial control risks; and

•	Compliance, including litigation, regulatory, tax, and intellectual property risks.

Our Chief Financial Officer (“CFO”), who reports to our CEO, facilitates our ERM program. Our ERM program includes a formal assessment of the Company’s risk environment at least once per year. Because risks are considered in conjunction with the Company’s operations and strategies, including long-term strategies, risks are identified and evaluated across different timeframes (e.g., short, medium, and long term) depending on the specific risk. For the most significant risks identified, the ERM program team engages with senior management and other senior leaders in the functional areas and business units specific to the risks to develop and support risk management and mitigation actions, strategies, and processes across the short, medium, and long term, as necessary and appropriate, and to assist in aligning such actions, strategies, and processes with the Company’s relevant controls and procedures. Senior management and other senior leaders also may consult with outside advisors and experts in developing risk management and mitigation actions, strategies, processes, controls, and procedures and anticipating future threats and trends relating to the most significant risks.

Our ERM program also facilitates the incorporation of risk assessment and evaluation into the strategic planning process and the provision of regular reports to senior management, including the CEO, regarding the actions, strategies, processes, controls, and procedures specific to managing, mitigating, and anticipating significant risks. While the Company does not have a member of senior management with the title of Chief Compliance Officer, the CFO and other senior management are responsible for managing key risks specific to their functional areas.

The CFO reviews the ERM program with the Board at least once per year, including the methodology and approach used to identify, assess, and manage risks, enhancements made to the ERM program during the preceding year, and existing risks

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and significant emerging risks across the Company’s key risk categories. Due to their immediacy and risk level, the Company’s most significant risks identified through the ERM program are discussed in greater detail with the Board, including the potential impact and likelihood of the risks materializing over the relevant timeframe, future threats and trends, assigned risk captains, and the actions, strategies, processes, controls, and procedures used or to be implemented to manage and mitigate the risks.

The CEO, CFO, and other senior management may review specific risks with the Board throughout the year, as necessary and appropriate, including as a result of the Lead Director or the Board requesting more frequent updates or information about specific risks. In reviewing specific risks with the Board, the CEO, CFO, and other senior management may incorporate reports and presentations from third-party advisors and consultants designed to advise with respect to future threats and trends and risk identification, management, and mitigation actions, strategies, and processes, as well as to discuss with, and obtain input from, the Board.

To assist the Board in overseeing the Company’s exposure to various risks, the Board has delegated specific risk areas to each committee. The CFO and other senior management review these delegated risks with each Board committee, and the committees provide regular reports to the full Board.

•  ERM program

•  Cybersecurity programs, policies, and practices, including the Company’s processes for assessing, identifying, managing, and mitigating material risks from cybersecurity threats and emerging cybersecurity developments and threats

•  Financial risks, including the integrity of financial statements and effectiveness of internal control over financial reporting

•  Internal audit performance

•  Legal and regulatory compliance requirements

•  Business conduct and practices

• Director and executive compensation • Management development and succession planning • Key policies and strategies regarding the attraction, retention and development of talent

•  Corporate governance

•  Board and committee composition

•  Director succession and recruitment

•  Related person transactions

•  Key policies and strategies regarding:

[o]  Environmental risks, including relating to climate change

[o]  Product stewardship

[o]  Occupational health and safety

[o]  Sustainability

[o]  Corporate social responsibility

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Corporate Governance Practices and Policies

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices and policies.

Code of Conduct

Our Code of Conduct applies to all directors, officers, and employees of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our Company: Integrity, People, Service, Quality, Performance, Innovation, and Growth. We encourage our directors, officers, and employees to report all violations of Company policies and applicable law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will directors, officers, or employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of a possible violation.

In addition to the ethical obligations set forth in the Code of Conduct, under our Code of Ethics for Senior Financial Management, our CEO, CFO, and senior financial management are required to adhere to the highest standards of honesty, integrity, objectivity, and independence, and comply with all applicable laws, governmental regulations, Company policies, rules and regulations, ethical requirements, and professional standards. They also are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our Company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes our controller, treasurer, principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Certain Relationships and Transactions with Related Persons

As part of our Code of Conduct, directors, officers, and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Sherwin-Williams (including any of its subsidiaries) was during the last fiscal year, is, or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity):

•	our directors, director nominees, or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing, approving, and overseeing these transactions.

Annually, directors, director nominees, and executive officers are required to submit to the Corporate Secretary a description of any ongoing or proposed transactions. Directors and executive officers are expected to provide updates to the list of transactions during the year and submit any newly proposed transactions for review by the Nominating Committee. We will provide any similar information available with respect to any known ongoing or proposed transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding ongoing transactions and those proposed to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions will be presented for approval at the next meeting or, in certain circumstances where it is not reasonable or practicable to wait until the next meeting, to the Chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not previously approved under the policy, management will present the transaction to the Nominating Committee as promptly as practicable for its action, which may include termination, amendment, or ratification of the transaction.

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The Nominating Committee (or the Chair) will prohibit a transaction if it is determined to be inconsistent with the interests of Sherwin-Williams and its shareholders and will approve only those transactions that are in, or are not inconsistent with, the interests of Sherwin-Williams and its shareholders, as determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

There were no related person transactions in 2024.

Director Independence

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and Compensation Committee.

During the Board’s annual review of director independence, the Board considers transactions, relationships, and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships, and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent of such other company’s annual consolidated gross revenues, whichever is greater;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets;

•

if the director, or an immediate family member of the director, serves as an officer, director, or trustee of a foundation, university, charitable, or other not-for-profit organization, and Sherwin-Williams’ or The Sherwin-Williams Foundation’s discretionary charitable contributions (excluding matching contributions by the Foundation) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s last publicly available annual consolidated gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal, or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its annual independence review. As a result of this review, the Board affirmatively determined that Mr. Gamgort and nine of 11 of our current directors (Mses. Anderson, Poon, and Stewart and Messrs. Anton, Fettig, Powell, Thaman, Thornton, and Williams) are independent under our Director Independence Standards and the independence requirements of the NYSE. All members of the Audit Committee, Compensation Committee, and Nominating Committee are independent. Mr. Morikis and Ms. Petz are not considered to be independent because of their former and current employment, respectively, with Sherwin-Williams.

Majority Voting for Directors

As provided in our Charter, for an individual to be elected to the Board in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

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Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the vote result.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Annual Board Self-Assessments

The Board and each committee complete an annual self-assessment to assist in determining whether the Board and its committees are functioning effectively. The Nominating Committee oversees this process.

Our Board and committee self-assessments address the following topics:

•	Board and committee efficiency and overall effectiveness;

•	Board and committee structure, size, composition, dynamics, and culture;

•	Board leadership structure;

•	meeting agendas, format, frequency, and time allocated;

•	the quality of Board and committee discussions;

•	the quality and scope of meeting materials and management presentations;

•	directors’ access to our CEO and other members of management; and

•

the sufficiency of information regarding, and time spent discussing, topics including long-term and strategic objectives, operating plans and budgets, competitive factors and trends, acquisition and divestiture activities, risk exposures, management development and succession planning, shareholder perspectives, and key sustainability strategies and initiatives.

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Director Overboarding Policy
As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help confirm a director’s service on other public company boards does not create any actual or potential material conflict of interest and does not impair the director’s ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of publicly traded companies should not serve on more than two public company boards (inclusive of our Board) and that all other Board members should not serve on more than four public company boards (inclusive of our Board). In addition, directors who are members of the Audit Committee are prohibited from simultaneously serving on the audit committees of more than two other public companies, unless the Board (i) determines that such simultaneous service would not impair the director’s ability to effectively serve on Sherwin-Williams’ Audit Committee and (ii) discloses such determination in Sherwin-Williams’ annual proxy statement. Directors are expected to advise the Chairman prior to accepting an invitation to serve on boards of other public companies. The Nominating Committee annually reviews directors’ compliance with board service limitations and takes into account the nature of and time involved in a director’s service on other boards in evaluating the qualifications of each director.
Stock Ownership Guidelines
The Board has established minimum share ownership requirements for our directors and executives to encourage meaningful stock ownership in Sherwin-Williams and assist in aligning their interests with the interests of our shareholders. The Compensation Committee reviews shareholdings on an annual basis to determine whether our directors and executives are meeting these requirements.
Each
non-management
director is required to acquire shares of Sherwin-Williams common stock equal in value to a minimum of seven times the annual Board cash retainer. For purposes of obtaining this requirement, time-based restricted stock units held by directors pursuant to our 2006 Stock Plan for Nonemployee Directors and equivalent shares of common stock held by directors pursuant to our Director Deferred Fee Plan are considered shares of common stock owned by such directors. Each director also is required to hold all shares of common stock received upon the vesting of restricted stock units until the minimum share ownership requirement is met.
Each executive is required to acquire, within five years of serving in such capacity, shares of Sherwin-Williams common stock equal in value to a multiple of their base salary. Minimum share ownership requirements are six times for our CEO and three times for all other executives. For purposes of meeting this requirement, each share of stock held under our 401(k) Plan and each restricted stock unit is considered a share of stock. Stock options, unvested and unearned performance-based restricted stock units, and phantom stock units held pursuant to our 2005 Deferred Compensation Savings and Pension Equalization Plan, are not considered for purposes of meeting the minimum share ownership requirement.
At December 31, 2024, all executives and
non-management
directors had either met the guidelines or are expected to meet the guidelines within the prescribed time frame or in accordance with the requirements.
Insider Trading Policy
The Company has adopted an insider trading policy and procedures that govern the purchase, sale, and other dispositions of the Company’s securities by directors, officers, and employees, as well as by the Company itself. We believe that our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.
Anti-Hedging and Anti-Pledging Policy
Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director or employee, including our executive officers, to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.
We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding Sherwin-Williams securities in margin accounts or otherwise pledging

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our securities as collateral for a loan. Additionally, we prohibit our directors and employees, including our executive officers, from engaging in short sales of our securities and transactions in put options, call options, or other derivative securities on an exchange or in any other organized market.
Clawback and Forfeiture Policies
In accordance with SEC rules and the requirements of the NYSE listing standards, in 2023, the Compensation Committee adopted an executive clawback policy, which empowers the Company to recover certain incentive compensation erroneously awarded to Covered Officers (as defined below) in the event of an accounting restatement. Our equity award agreements also contain a forfeiture feature that provides for termination or forfeiture of equity awards in certain situations. For more information about the executive clawback policy and the forfeiture feature of our equity awards program, see the information set forth under the heading “Clawback and Forfeiture Policies” in the Compensation Discussion and Analysis section.
Lobbying and Political Engagement
We maintain policies and procedures governing our lobbying activities and political engagement that are designed to promote compliance with applicable laws and regulations, including the Sherwin-Williams Political Engagement Policy and our Code of Conduct. The Sherwin-Williams Political Engagement Policy and the Code of Conduct provide that no employee or director may engage in any activity on behalf of Sherwin-Williams with the intention of influencing legislation or rulemaking, or engage lobbyists or others to do so, without the approval of Sherwin-Williams’ Government Affairs Department. Sherwin-Williams’ political engagement activities are overseen by senior executive management and the Board.
Reporting Procedures for Accounting, Auditing, and Financial-Related Matters
The Audit Committee has established procedures for receiving, retaining, and treating reports from any source regarding accounting, internal accounting controls, and auditing matters. Parties may communicate their concerns by following the procedures described in this section under the heading “Communications with the Board.” Employees are encouraged and expected to promptly report any concerns regarding accounting, internal accounting controls or auditing matters by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who in good faith submits a concern under these procedures.
Communications with the Board
The Board has adopted a process by which shareholders and all other interested parties may communicate with the Lead Director, the Chairs of any of the committees of the Board, or the non-management
directors as a group. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or, if to the
non-management
directors as a group,
Non-Management
Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115.
Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will relay all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.
Availability of Corporate Governance Materials
You may access all committee charters and our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct, and other governance materials on our Investor Relations website,
investors.sherwin.com
.

21

Proposal 1 — Election of 9 Directors

Our Board has nominated the following nine director nominees for election at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected or until their earlier resignation, removal from office, or death.

Our Board currently has 11 members, eight of whom are standing for re-election as nominees. Messrs. Anton and Morikis and Ms. Poon are not standing for re-election and will retire from the Board following the Annual Meeting. Each of our director nominees, other than Mr. Gamgort, were elected by our shareholders at the 2024 annual meeting. Mr. Gamgort is standing for election for the first time at this year’s Annual Meeting based on the recommendation of the Nominating Committee. The Board has determined that all of the director nominees are independent, except for Ms. Petz, who is not considered independent due to her position as our Chair, President and CEO. There are no family relationships among any of the directors, director nominees, and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees and the size of the Board. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented below biographical information regarding each nominee. This biographical information is supplemented by additional information regarding the particular experiences, qualifications, attributes, and skills that led the Board to conclude each nominee should serve on the Board. This additional information is set forth in this section under the heading “Director Matrix and Composition.”

The Board of Directors unanimously recommends that

you vote “FOR” the election of each of the nominees.

22	2025 Proxy Statement

Director Biographies

Kerrii B. Anderson
Committee Membership • Compensation Committee (Chair) • Nominating Committee Age 67 Director since 2019 Independent

Reasons for Nomination and Qualifications

Ms. Anderson has a strong record of leadership in operations, strategy, finance, and talent management as a result of her experience serving as Chief Executive Officer and President and Chief Financial Officer of Wendy’s. Ms. Anderson also has significant expertise in the areas of accounting and financial reporting, corporate finance, corporate governance, and executive compensation through her service on other large public company boards.

Ms. Anderson’s breadth of experience provides insight to the Board on a variety of matters relevant to Sherwin-Williams’ global operations and business strategy.

Career Highlights

Private Investor and Board Advisor (2008-present)

Wendy’s International, Inc. (restaurant operating and franchising company n/k/a The Wendy’s Company)

•  Chief Executive Officer and President (2006-2008) (retired)

•  Interim Chief Executive Officer and President (2006)

•  Executive Vice President and Chief Financial Officer (2000-2006)

M/I Schottenstein Homes, Inc. (n/k/a M/I Homes, Inc.)

•  Senior Vice President and Chief Financial Officer (1987-2000)

Other Public Directorships—Current

•  Labcorp Holdings Inc. (NYSE: LH)

•  Worthington Enterprises, Inc. (NYSE: WOR)

•  Abercrombie & Fitch Co. (NYSE: ANF)

Other Public Directorships—Past 5 Years

•  None

Other Current Affiliations

•  Board of Trustees, Elon University

•  Board of Directors, OhioHealth Corporation

•  Audit Committee Chair, The Columbus Foundation

23

Jeff M. Fettig
Lead Director since 2023 Committee Membership • Audit Committee • Nominating Committee Age 68 Director since 2019 Independent

Reasons for Nomination and Qualifications

Through his long tenure as Chairman and Chief Executive Officer and his experience in various other key leadership positions with Whirlpool over 37 years, Mr. Fettig gained significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide.

Mr. Fettig’s extensive experience and breadth of knowledge enable him to provide our Board with a unique, independent perspective on Sherwin-Williams’ business strategy, growth, and operations and the issues and opportunities facing complex, global companies.

Career Highlights

Whirlpool Corporation (a leading home appliance company)

•  Executive Chairman (2017-2018) (retired)

•  Chairman and Chief Executive Officer (2004-2017)

•  President and Chief Operating Officer (1999-2004)

•  Executive Vice President, Whirlpool and President, Whirlpool Europe and Asia (1994-1999)

Other Public Directorships—Current

•  Dow Inc. (NYSE: DOW)

Other Public Directorships—Past 5 Years

•  None

Other Current Affiliations

•  Board of Directors, Kohler Company

•  Board of Directors, Indiana University Foundation

Robert J. Gamgort
Committee Membership • N/A Age 62 Director Nominee Independent

Reasons for Nomination and Qualifications

Mr. Gamgort will bring more than 35 years of experience in the consumer products industry to the Board, including serving as Chief Executive Officer of Keurig Dr Pepper, Keurig Green Mountain and Pinnacle Foods. Through his broad range of service in executive leadership roles at large public companies, he gained deep experience in sales, marketing, and brand management, and extensive experience leading significant business transformations, including through strategic acquisitions, innovation, and new business creation.

Mr. Gamgort’s depth of experience in consumer products will enable him to advise the Board on a variety of matters relevant to Sherwin-Williams’ sales and marketing, business strategy, and operations.

Career Highlights

Keurig Dr Pepper Inc. (a leading beverage company in North America)

•  Executive Chairman (2022; 2024-present)

•  Executive Chairman, President, and Chief Executive Officer (2022-2024)

•  Chairman, President and Chief Executive Officer (2019-2022)

•  President and Chief Executive Officer (2018-2019)

Keurig Green Mountain

•  Chief Executive Officer (2016-2018)

Pinnacle Foods Inc.

•  Chief Executive Officer (2009-2016)

Mars, Inc.

•  Various leadership roles of increasing responsibility, including President, North America (1998-2009)

Kraft Foods

•  Various sales leadership and brand management roles

Other Public Directorships—Current

•  Keurig Dr Pepper Inc. (Nasdaq: KDP)

Other Public Directorships—Past 5 Years

•  Wayfair Inc. (NYSE: W)

24	2025 Proxy Statement

Heidi G. Petz
Chair since 2025 Committee Membership • None Age 50 Director since 2023 Not Independent

Reasons for Nomination and Qualifications

Since joining the Company, Ms. Petz, our current Chair, President and Chief Executive Officer, has been an invaluable member of Sherwin-Williams’ leadership team, leading the Company’s global businesses through some of the most challenging periods in its history.

Ms. Petz’s past leadership experiences at other large public companies in the consumer/retail industry, including Target Corporation and Newell Rubbermaid, combined with her extensive knowledge of the paint and coatings industry and her unique insight of Sherwin-Williams gained through her leadership of global operations, strategy and innovation at the Company, allows her to bring to the Board informed and relevant perspective and viewpoints on Sherwin-Williams’ operations and strategic opportunities around the world.

Career Highlights

The Sherwin-Williams Company

•  Chair (2025-present)

•  President and Chief Executive Officer (2024-present)

•  President and Chief Operating Officer (2022-2024)

•  President, The Americas Group (2021-2022)

•  Senior Vice President, Marketing, The Americas Group (2020-2021)

•  President, Consumer Brands Group (2020)

•  President & General Manager, Retail North America, Consumer Brands Group (2019-2020)

•  Senior Vice President, Marketing, Consumer Brands Group (2017-2019)

Other Public Directorships—Current

•  Ulta Beauty, Inc. (Nasdaq: ULTA)

Other Public Directorships—Past 5 Years

•  None

Other Current Affiliations

•  Board of Directors, University Hospitals Health System, Inc.

•  Policy Advisory Board, Joint Center for Housing Studies of Harvard University

25

Aaron M. Powell
Committee Membership • Compensation Committee Age 53 Director since 2021 Independent

Reasons for Nomination and Qualifications

Mr. Powell brings relevant leadership and international operations, sales, and marketing experience from a global consumer and professional products company to the Board. Through his broad range of leadership positions, including his current role as Chief Executive Officer, Pizza Hut Division at Yum! Brands, Mr. Powell has gained significant knowledge of global markets and operations and extensive sales, marketing, and digital expertise in domestic and international markets.

Mr. Powell’s breadth of experience enables him to provide the Board with a valuable perspective on Sherwin-Williams’ global operations, sales and marketing, and other business matters.

Career Highlights

Yum! Brands, Inc. (global restaurant company)

•  Chief Executive Officer, Pizza Hut Division (2021-present)

Kimberly-Clark Corporation (global manufacturer and marketer of personal care, consumer tissue, and professional brands)

•  President, Asia-Pacific Consumer Business (2020-2021)

•  President, Kimberly-Clark Professional (2018-2020)

•  President, Kimberly-Clark Europe, Middle East & Africa (2018)

•  President, Kimberly-Clark Professional, North America (2015-2018)

•  Vice President and Managing Director, Central & Eastern Europe (2014-2015)

Bain & Company

•  Manager, Consumer Practice

The Procter & Gamble Company

•  Various sales leadership and brand management roles

Other Public Directorships—Past 5 Years

•  None

Other Current Affiliations

•  Advisory Board, Washington University

26	2025 Proxy Statement

Marta R. Stewart
Committee Membership • Audit Committee (Chair) • Nominating Committee Age 67 Director since 2021 Independent

Reasons for Nomination and Qualifications

Through her 33-year career at a premier transportation and distribution company, Norfolk Southern Corporation, Ms. Stewart brings broad financial and strategic expertise leadership to the Board.

Ms. Stewart’s extensive financial expertise and significant knowledge of strategic planning, capital markets, and accounting systems and controls enable her to provide the Board with a meaningful perspective on matters relevant to Sherwin-Williams’ business strategy and operations.

Career Highlights

Norfolk Southern Corporation (major freight railroad)

•  Executive Vice President and Chief Financial Officer (2013-2017) (retired)

•  Vice President and Treasurer (2009-2013)

•  Vice President, Controller and Principal Accounting Officer (2003-2009)

•  Various positions of increasing responsibility (1983-2003)

Peat Marwick (a predecessor to KPMG International Limited)

•  Various accounting advisory roles

Other Public Directorships—Current

•  Simon Property Group, Inc. (NYSE: SPG)

Other Public Directorships—Past 5 Years

•  Raytheon Company (formerly NYSE: RTN)

Michael H. Thaman
Committee Membership • Audit Committee Age 61 Director since 2017 Independent

Reasons for Nomination and Qualifications

Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company, Owens Corning, to the Board.

Through serving in a variety of leadership roles at Owens Corning during a 28-year career, Mr. Thaman gained significant knowledge and a unique understanding of the residential, construction, industrial and global markets, as well as operations, finance, and business strategy. This knowledge enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

Career Highlights

Owens Corning (global building and construction materials company)

•  Executive Chair (2019-2020)(retired)

•  Chair (2002-2019)

•  Chief Executive Officer (2007-2020)

•  President (2007-2018)

•  Chief Financial Officer (2000-2007)

UBQ Materials Inc. (developer of advanced materials made from organic and unrecyclable waste)

•  Chief Executive Officer (2020)

Other Public Directorships—Current

•  L’Air Liquide S.A. (Euronext Paris Stock Exchange; EPA: Al)

•  UL Solutions Inc. (NYSE: ULS)

Other Public Directorships—Past 5 Years

•  Owens Corning (NYSE: OC)

Other Current Affiliations

•  Board of Directors, Kohler Company

27

Matthew Thornton III
Committee Membership • Audit Committee • Nominating Committee (Chair) Age 66 Director since 2014 Independent

Reasons for Nomination and Qualifications

Through his broad range of positions at FedEx Corporation during a career exceeding 41 years, Mr. Thornton gained significant strategic operations expertise and logistics management experience. Mr. Thornton also has experience in corporate governance and executive compensation through his service on other public company and mutual fund complex boards.

Mr. Thornton’s breadth of experience enables him to provide the Board with a meaningful perspective on Sherwin-Williams’ global operations, strategy and business matters.

Career Highlights

FedEx Freight, a subsidiary of FedEx Corporation (transportation, e-commerce and business services company)

•  Executive Vice President and Chief Operating Officer (2018-2019) (retired)

•  Senior Vice President, US Operations, FedEx Express (2006-2018)

•  Senior Vice President-Air, Ground & Freight Services, FedEx Express (2004-2006)

•  Vice President-Regional Operations (Central Region), FedEx Express (1998-2004)

Other Public Directorships—Current

•  Crown Castle Inc. (NYSE: CCI)

Other Public Directorships—Past 5 Years

•  None

Other Current Affiliations

•  Boards of Directors/ Trustees, registered investment companies in the Nuveen fund complex

•  The Executive Leadership Council

Thomas L. Williams
Committee Membership • Compensation Committee Age 66 Director since 2023 Independent

Reasons for Nomination and Qualifications

Through his executive-level positions at both Parker-Hannifin and General Electric, Mr. Williams brings more than 30 years of global experience in the industrial sector to the Board as well as broad international operations experience and particular expertise on complex and cyclical businesses, and extensive knowledge of manufacturing, distribution, logistics and innovation.

Mr. Williams’ extensive and diverse operations expertise enables him to provide a valuable perspective on Sherwin-Williams’ global operations and business strategy.

Career Highlights

Parker-Hannifin Corporation (worldwide manufacturer of motion and control technologies and systems)

•  Executive Chairman (2023-2024) (retired)

•  Chairman of the Board (2016-2024)

•  Chief Executive Officer (2015-2023)

•  Executive Vice President (2008-2015)

•  Operating Officer (2006-2015)

General Electric Company

•  Key management positions in several business groups

Other Public Directorships—Current

•  Veralto Corporation (NYSE: VLTO)

Other Public Directorships—Past 5 Years

•  The Goodyear Tire & Rubber Company (Nasdaq: GT)

•  Parker-Hannifin Corporation (NYSE: PH)

28	2025 Proxy Statement

Director Matrix and Composition

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee reviews a director matrix consisting of experiences, qualifications, attributes, and skills that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. The Nominating Committee may consider additional experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams. The Nominating Committee and our Board believe the mix of categories summarized below contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee. The following table describes more fully the director matrix and provides additional demographic information regarding our director nominees.

29

*	Categories and information included based on director nominees’ self-identified characteristics.

30	2025 Proxy Statement

2024 Director Compensation Table

The following table sets forth information regarding the compensation of our independent, non-management directors for 2024.

Name	Fees Earned or Paid in Cash ($)(1, 2)	Stock Awards ($)(3,4)	All Other Compensation ($)(5)	Total ($)

Kerrii B. Anderson	160,000	181,235	7,000	348,235

Arthur F. Anton	135,000	181,235	4,000	320,235

Jeff M. Fettig	193,819	181,235	7,000	382,054

Christine A. Poon	135,000	181,235	4,000	320,235

Aaron M. Powell	135,000	181,235	4,000	320,235

Marta R. Stewart	156,181	181,235	6,622	344,038

Michael H. Thaman	135,000	181,235	7,000	323,235

Matthew Thornton III	160,000	181,235	4,000	345,235

Thomas L. Williams	135,000	181,235	7,000	323,235

[1]	Amounts reflect the annual Board retainer, the annual retainer for the Lead Director, and the annual retainers for committee Chairs.

[2]

Mses. Anderson and Poon and Messrs. Thaman and Williams deferred the payment of fees under our Director Deferred Fee Plan. Cash amounts deferred into vested stock units under our Director Deferred Fee Plan during 2024 were as follows: Ms. Anderson ($40,000), Ms. Poon ($33,748), Mr. Thaman ($135,001), and Mr. Williams ($135,001). These amounts were credited to either a common stock unit account or a shadow stock unit account under our Director Deferred Fee Plan.

[3]

Values reflect 594 restricted stock units (“RSUs”) granted to each non-management director under our 2006 Stock Plan for Nonemployee Directors during 2024. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[4]

The number of unvested RSUs held by each non-management director at December 31, 2024 was as follows: (a) 1,244 for Mses. Anderson, Poon, and Stewart and Messrs. Anton, Fettig, Powell, Thaman, and Thornton; and (b) 1,062 for Mr. Williams.

[5]

Amounts include: (a) $4,000 for each director for identity theft protection and cybersecurity services; and (b) $3,000 for each of Ms. Anderson and Messrs. Fettig, Thaman, and Williams, and $2,622 for Ms. Stewart for charitable matching gifts under The Sherwin-Williams Foundation Matching Gifts Program.

31

Director Compensation Program

The Compensation Committee is responsible for reviewing and approving the form and amount of compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Any executive officer of Sherwin-Williams who also serves as a director does not receive any additional compensation for serving as a director.

Our director compensation program is designed to attract and retain highly qualified directors through director compensation that is competitive relative to market practices, addresses the time, effort, expertise, and accountability required of active Board membership, and aligns directors’ interests with those of our shareholders through the equity component of the program.

Director Fees

During 2024, the cash and equity compensation program for our non-management directors consisted of the following.

•	An annual cash retainer of $135,000.

•

An additional annual cash retainer of $50,000 for the Lead Director, $30,000 for the Audit Committee Chair, $25,000 for the Compensation Committee Chair, and $25,000 for the Nominating Committee Chair.

•

A meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting.

•

An annual grant of RSUs of approximately $180,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director after attaining the age of 65 or completing either five years of service or five one-year terms as a Board member, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

It is the Compensation Committee’s practice to engage its independent compensation consultant every other year to assess the competitiveness of our director compensation program relative to market practices, including the peer group we use for executive compensation purposes. During 2023, the Compensation Committee performed such assessment and, based upon its evaluation and the recommendation of the compensation consultant, approved the compensation arrangements described above. Additional information regarding the role and independence of our compensation consultant is set forth under the heading “The Role of the Independent Compensation Consultant” in the Compensation Discussion and Analysis section.

Director Stock Ownership Requirements

The Board has established a minimum share ownership requirement to align the interests of our directors with the interests of our shareholders. Information about our director stock ownership requirements is included under the heading Stock Ownership Guidelines in the Corporate Governance Practices and Policies section.

Other Benefits

We also provide liability insurance and business travel accident insurance for all directors, including $500,000 accidental death and dismemberment coverage and $500,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in The Sherwin-Williams Foundation’s Matching Gifts Program and Grants for Volunteers Program on the same basis as employees. For the Matching Gifts Program, the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

32	2025 Proxy Statement

Directors may defer all or a portion of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock unit account, a shadow stock unit account, or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock unit account are distributed in cash, and units are vested in shadow stock and common stock unit accounts upon allocation to such accounts.

33

Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the NEOs as disclosed in this Proxy Statement pursuant to SEC rules, including Section 14A of the Exchange Act. This annual vote is commonly referred to as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our executive compensation program and practices described in this Proxy Statement.

We believe our executive compensation program has been thoughtfully and appropriately designed and managed to align with our overall business strategy and to focus our executives on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. Our objectives are to provide an executive compensation program that: (a) is competitive and designed to attract, retain, and motivate talented and high-performing executives; (b) maintains a performance- and achievement-oriented culture that is supported by our pay for performance philosophy by linking a significant percentage of our executive compensation program to Company performance, business unit performance (where applicable), and stock price appreciation; and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and a significant portion of our executives’ incentive compensation directly tied to our stock price, rewarding our executives the way our shareholders are rewarded—through growth in the value of our stock. We believe our program achieves these objectives.

The Compensation Discussion and Analysis (“CD&A”) section describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2024 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the CD&A.

The Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables, and any related material disclosed in this Proxy Statement.”

Although this advisory say-on-pay vote is not binding, the Board and Compensation Committee highly value the opinions of our shareholders. The result of this vote will provide information to the Compensation Committee about our shareholders’ views of our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote expected to occur at our 2026 annual meeting of shareholders. We will hold the next vote on the frequency of such say-on-pay vote at our 2029 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR”

advisory approval of the compensation of the named executive officers.

34	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation programs, policies, practices and decisions for 2024. Our NEOs are listed below. As used in this CD&A, the “Compensation Committee” and the “Committee” refer to the Compensation and Management Development Committee.

•

Heidi G. Petz. Ms. Petz has served as Chair of the Board since January 1, 2025, and as President and CEO since January 2024. Prior to her current role, Ms. Petz served as President and Chief Operating Officer (“COO”) from March 2022 to January 2024, and President, The Americas Group (“TAG”, now known as the Paint Stores Group (“PSG”)) from March 2021 to March 2022. She began her career with Sherwin-Williams in June 2017 in connection with the Valspar acquisition.

•	Allen J. Mistysyn. Mr. Mistysyn has served as Senior Vice President – Finance and Chief Financial Officer (“CFO”) since January 2017. He began his career with Sherwin-Williams in June 1990.

•

John G. Morikis. Mr. Morikis served as Executive Chairman from January 2024 to December 2024, and as Chairman from January 2017 to December 2023. Mr. Morikis previously served as CEO from January 2016 to January 2024. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•

Justin T. Binns. Mr. Binns has served as President, Global Architectural (“GA”) since January 2024. Our Global Architectural business is principally comprised of our Paint Stores Group and certain components of our Consumer Brands Group. Prior to his current role, Mr. Binns served as President, PSG from March 2022 to January 2024, and President, Performance Coatings Group (“PCG”) from November 2020 to March 2022. He began his career with Sherwin-Williams in August 1997.

•

Karl J. Jorgenrud. Mr. Jorgenrud has served as President, Global Industrial (“GI”) since January 2024. Our Global Industrial business is principally comprised of our Performance Coatings Group. Prior to his current role, Mr. Jorgenrud served as President, PCG from March 2022 to January 2024, and President and General Manager, General Industrial Division, PCG from January 2020 to March 2022. He began his career with Sherwin-Williams in June 2017 in connection with the Valspar acquisition.

36	Executive Summary

36	2024 Business Highlights

36	Executive Chairman Transition

37	2024 Compensation Highlights

37	Consideration of Last Year’s Say-on-Pay Vote

38	Executive Compensation Practices

39	Overview of Our Executive Compensation Program

39	Compensation Objectives

39	Compensation Components

41	Setting Executive Compensation

41	The Role of the Compensation Committee

41	The Role of the Independent Compensation Consultant

42	The Role of Management

42	Use of Market Compensation Data

43	Peer Group

45	Key Components of Our 2024 Executive Compensation Program

45	Base Salary

45	Annual Cash Incentive Compensation

48	Long-Term Equity Incentive Compensation

50	Other Compensation Policies and Practices

50	No Employment Agreements

50	No Excessive Perquisites

50	Double-Trigger Acceleration Provision

50	Dividend Equivalents

50	Policies and Practices Related to the Timing of Equity Awards

51	Internal Pay Equity

51	Tally Sheets

51	Executive Stock Ownership Requirements

51	Retirement Plans and Other Benefits

51	Clawback and Forfeiture Policies

52	Anti-Hedging and Anti-Pledging Policy

52	Change in Control Agreements

52	Policy Concerning Future Severance Agreements

52	Key Employee Separation Plan

35

Executive Summary

We manage our business with the long-term objective of serving our customers and creating and maximizing value for our shareholders. Our executive compensation program is designed to link a significant percentage of executive compensation to Company performance, business unit performance (as applicable), and stock price appreciation. Our executive compensation program is an integral component of our longstanding success as it assists us in attracting, retaining, and motivating a talented, high-performing leadership team to drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 15.59%, compared to the average annual return for the S&P 500 of 13.10%.

•

2024 was our 46th consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2024, we returned approximately $2.46 billion to our shareholders through increased dividends and share repurchases. Over the past three years, we have returned approximately $6.02 billion to our shareholders through dividends and share repurchases.

2024 Business Highlights

We entered 2024 amid a choppy demand environment that did not meaningfully improve throughout the year. Broad macro-economic inflation, combined with continued softness in the U.S. architectural and global manufacturing sectors continued to impact demand across all of our segments. We managed our business through the year’s choppiness by staying focused on executing on our strategy, continuing to invest in growth opportunities and controlling what we can control. Our 2024 results highlight the resiliency and determination of our employees, who drove our strong market performance and positive shareholder returns, and delivered on our financial goals.

Highlights of our 2024 financial performance include:

•	Our consolidated net sales increased to a record $23.1 billion—marking our fourteenth consecutive year of increased sales.

•	Our net income for the year increased to $2.68 billion, and diluted net income per share increased 14.1% to $10.55 per share—both also records.

•	We generated net operating cash of $3.15 billion for the year, enabling us to continue to invest in accelerated growth opportunities for our business.

Executive Chairman Transition

In October 2023, we announced that our Board of Directors had elected Ms. Petz as the tenth CEO in the 157-year history of our Company, effective January 1, 2024. Ms. Petz succeeded Mr. Morikis, who had notified us of his decision to retire as CEO, effective December 31, 2023. Effective January 1, 2024, Mr. Morikis began serving as Executive Chairman of Sherwin-Williams. On November 14, 2024, we announced that Mr. Morikis had notified the Company of his decision to retire from his position as Executive Chairman, effective as of the close of business on December 31, 2024, and that he did not wish to stand for re-election as a director at the 2025 Annual Meeting. On November 14, 2024, the Board elected Ms. Petz, then serving as President and CEO, and a director of the Company, to serve in the additional position of Chair of the Board, effective January 1, 2025.

Mr. Morikis’ 2024 annual base salary and annual cash incentive compensation opportunity did not change as a result of his transition from the role of CEO to Executive Chairman on January 1, 2024. In connection with his retirement from his position as Executive Chairman, effective January 1, 2025 and through the expiration of his current term at the Annual Meeting, Mr. Morikis’ compensation consists of cash fees for his service as a member of the Board, in accordance with our standard director compensation program for non-management directors, as further described under “Proposal 1—Election of 9 Directors—Director Compensation Program.”

36	2025 Proxy Statement

2024 Compensation Highlights

Key executive compensation highlights for 2024 include the following:

•

2024 Annual Cash Incentive Program and Compensation. In 2024, target annual cash incentive opportunities as a percentage of base salary were increased for Ms. Petz, in connection with her promotion to CEO (from 100% to 160%), and Mr. Mistysyn (from 95% to 100%). Annual financial performance metrics remained unchanged from last year for Ms. Petz and Messrs. Mistysyn and Morikis, who had goals tied to the Company’s financial performance. Annual performance metrics and the weighting of performance goals differed for Messrs. Binns and Jorgenrud as compared to last year. The Compensation Committee approved the addition of Company financial goals (with an aggregate weighting 25%) to each of Messrs. Binns and Jorgenrud’s annual cash incentive compensation opportunity. The Compensation Committee also approved the addition of a new strategic leadership modifier for each of Messrs. Binns and Jorgenrud. The modifier can increase or decrease payouts up to 10%. NEOs’ 2024 annual performance goals are further described in “Annual Cash Incentive Compensation.”

Overall, the Company’s 2024 performance under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (“Annual Performance Plan”) resulted in our NEOs earning an average of 84.05% of their 2024 target annual cash incentive compensation.

•

2024 Long-Term Equity Incentive Compensation. Our 2024 long-term equity incentive (“LTI”) award program for our NEOs was unchanged from the prior year and was comprised of performance-based restricted stock units (“PRSUs”) granted in February and stock options granted in October. The target mix for our 2024 LTI awards was 60% PRSUs and 40% stock options. 67% of the PRSUs granted are subject to achievement of adjusted cumulative earnings per share (“Adjusted EPS”) goals, and 33% of the PRSUs awarded are subject to achievement of adjusted average annual return on net assets employed (“Adjusted RONAE”) goals. For more information, see “Long-Term Equity Incentive Compensation—2024 LTI Awards.”

•

2022–2024 PRSU Vesting. Our 2022–2024 PRSUs were earned at 163.83% of target based upon the Company’s performance for Adjusted EPS and Adjusted RONAE over the three-year performance period. For more information, see “Long-Term Equity Incentive Compensation—Vesting of 2022–2024 PRSUs.”

Consideration of Last Year’s Say-on-Pay Vote

At our 2024 annual meeting, a substantial majority of shareholders (91.62% of votes cast) approved the compensation of our NEOs. We consider this result to be a strong endorsement of our executive compensation program, practices, and policies. We are encouraged by this strong level of shareholder support, and our Compensation Committee viewed the vote as an indication that no significant changes to our program were warranted.

The Committee highly values the input of our shareholders. The Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2025 say-on-pay vote. Additionally, we will continue to consider future modifications to our executive compensation program based upon evolving best practices, developments in and factors affecting our business, market compensation data, and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

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Executive Compensation Practices

Our compensation programs, practices, and policies are reviewed and evaluated on an ongoing basis. We list below some of the more significant best practices we adopted, and practices we avoid, that highlight our commitment to responsible pay and governance principles that best serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

 ✓  Performance-Based Pay. We emphasize pay for performance. For 2024, 90% of Ms. Petz’s total direct compensation and an average of 81% of our other non-Executive Chairman NEOs’ total direct compensation from our 2024 compensation program was tied to performance.

 ✓  Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.

 ✓  Independent Compensation Consultant.  The Compensation Committee uses an independent compensation consultant, who provided no other services to our Company during 2024.

 ✓  Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity components.

 ✓  Market Compensation Philosophy. Our pay philosophy focuses on utilizing market compensation data in setting our NEOs’ compensation. We assess our current compensation practices, policies, and pay levels against peer companies.

 ✓  Responsibly Administered Incentive Compensation Programs. We have varied incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance without encouraging excessive risk.

 ✓  Clawback Policy. Our Executive Clawback Policy empowers Sherwin-Williams to recover certain incentive compensation erroneously awarded to Covered Officers in the event of an accounting restatement.

 ✓  Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.

 ✓  Significant Stock Ownership. Our directors and executives have significant stock ownership requirements.

 ✓  Annual Say-on-Pay Vote. We hold our advisory say-on-pay vote on an annual basis.

No Employment Agreements. We do not have employment agreements with our NEOs; our NEOs are employed at will.
No Dividend Equivalents for Unvested RSUs or PRSUs. Dividend equivalents on RSU or PRSU awards are deferred and paid only on earned shares upon vesting.
No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
No Hedging. Directors and employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities.
No Pledging. Directors, executive officers, and certain other employees may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

No Speculative Trading. Directors and employees, including our executive officers, may not engage in short sales of our securities or in put options, call options, or other market-offered derivative transactions in our stock.

No Excessive Perquisites. Consistent with our culture, we do not provide excessive perquisites to our executives.
No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market, or preferential interest or earnings on deferred compensation.

38	2025 Proxy Statement

Overview of Our Executive Compensation Program

Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. Key objectives of our compensation program include the following:

•

Be competitive. Our programs are designed to attract, retain, and motivate talented and high-performing people at all levels of our Company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•

Maintain a performance- and achievement-oriented culture. A significant percentage of our employees participate in incentive plans tied to performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We set performance goals that are sufficiently demanding, support our financial and operating objectives, and help drive our business. We reward employees for performance without encouraging excessive or unnecessary risk-taking.

•

Align the interests of our executives with those of our shareholders. It is important that a significant portion of our executives’ incentive compensation be directly tied to our stock price in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. We have robust stock ownership requirements for our executives described under the heading Stock Ownership Guidelines in the Corporate Governance Practices and Policies section.

We believe our compensation programs achieve these objectives.

Compensation Components

Our Approach and Mix. We maintain a balanced approach to compensating our NEOs by combining elements that vary by the (a) type of compensation (fixed and variable), (b) length of the performance period (short- and long-term), and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation data. We do not have a specific policy for the allocation of compensation between fixed and variable, short- and long-term, and cash and equity.

The components of our annual 2024 executive compensation program, the primary purpose of each component, and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash

Annual Cash Incentive Compensation	Rewards achievement of annual performance goals.	Cash. Performance goals linked to Company-wide or business performance, depending on the NEO’s position and scope of responsibilities. Certain NEOs have a strategic modifier tied to individual performance goals. Payout can range from 0% to 200% of target.

Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our Company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second, and third anniversary of grant and have a ten-year term.

PRSUs are paid in stock and vest at the end of a three-year performance period. PRSUs vest based on the achievement of pre-established financial performance goals. Payout can range from 0% to 200% of target.

Other Employee and Executive Benefits	Provides a program for employee retention, retirement, and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs, and arrangements generally available to all employees; executive life insurance and executive long-term disability plans; and limited perquisites and other benefits.

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Because our executive compensation program combines different elements of compensation, the total amount of compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one measure or component of compensation.

At-Risk Compensation. A core principle of our annual executive compensation program is that a significant percentage of the compensation opportunity for each NEO, especially our CEO, is variable and at-risk. This type of compensation is primarily dependent upon the financial success of our Company and the performance of Sherwin-Williams common stock. This means that our executives are rewarded when they create value for our shareholders.

The following charts illustrate the mix of key compensation components for Ms. Petz and our non-Executive Chairman NEOs for 2024 (i.e., Messrs. Mistysyn, Binns, and Jorgenrud). The percentages reflect the amounts of the CEO and the average of the applicable NEOs’ base salary, target annual cash incentive compensation, and target long-term equity incentive compensation for 2024 (consisting of our annual awards of stock options and PRSUs and valued using the aggregate grant date fair values of such awards).

Incentive Compensation and Adjusted EPS. We use multiple performance goals in our incentive compensation programs to encourage our NEOs to have a well-rounded approach to managing the business and not to concentrate on achieving just one goal to the detriment of others. We use EPS, as adjusted to include or exclude the impact of certain items, as a performance metric for both a portion of our annual cash incentive program and a portion of our PRSU program. We view Adjusted EPS as an important indicator of the Company’s performance, including for determining the market value of our stock. As a result, we believe including Adjusted EPS in both of our incentive programs focuses our executives on delivering on our overall business goals and strategies, managing our operating cost structure, and driving top-line growth and value for our shareholders through sustained Company performance.

The Committee and management also have designated Adjusted EPS as our Company-Selected Measure, representing the most important financial performance measure used by the Company to link 2024 compensation actually paid to our NEOs to Company performance, for purposes of the pay versus performance disclosure. Additional information regarding pay versus performance is set forth in the Pay Versus Performance section.

Each year, the Committee and management evaluate the incentive structure, including the metrics used in each of the incentive programs. Based on the most recent review, we believe Adjusted EPS continues to provide effective line of sight to drive individual performance. Additionally, by delivering the entire long-term incentive in equity, executives are encouraged to achieve long-term value for shareholders, and the performance metrics used in the annual incentive program reinforce the activities we believe will drive value.

40	2025 Proxy Statement

Setting Executive Compensation

The Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program and reports to the full Board regarding the same. The Committee annually reviews and approves the annual base salary, short-term incentive opportunity, long-term incentive opportunity, and other special or supplemental benefits for each executive officer, including NEOs and operating management. The Committee also annually reviews and approves non-management director compensation. The Committee receives assistance in carrying out its responsibilities from an independent compensation consultant and several members of management and their teams, including our CEO and Senior Vice President – Human Resources (“SVP – HR”). While the Compensation Committee considers recommendations from the independent compensation consultant, the CEO, and the SVP – HR and members of his or her team, the Committee retains full discretion to make decisions regarding NEO compensation. Although the Committee has the power to delegate authority to subcommittees and Company officers, it does not generally delegate any of its authority.

Pursuant to its charter, the Committee also is responsible for evaluating our CEO’s annual performance, which is appraised, generally each year in February, across the following categories: (a) performance results; (b) business strategy; (c) developing a management team and building organizational capability, which includes fostering belonging, culture and employee experience; (d) personal and board leadership; and (e) leadership in sustainability, which includes the development, integration, and execution of our sustainability strategy as part of Sherwin-Williams’ overall business strategy. These factors are not quantified or weighted. Instead, judgment is used in assessing the factors in a qualitative manner. Results of the CEO’s performance appraisal are reviewed by the Committee and by the independent directors in executive session and taken into consideration when approving the CEO’s annual base salary.

The Role of the Independent Compensation Consultant

The Compensation Committee has directly engaged Compensation Advisory Partners (“CAP”) as its independent compensation consultant to advise and assist in carrying out its responsibilities. Pursuant to and in accordance with the relevant factors prescribed by applicable SEC rules and NYSE listing standards, the Compensation Committee performed its annual assessment of CAP’s independence and found no conflict of interest.

The Committee retains the sole discretion to replace its compensation consultant or engage additional advisors at any time. Although CAP periodically meets with members of management to gather information and provide advice with respect to management recommendations, CAP reports directly to the Compensation Committee. The Compensation Committee generally meets with CAP multiple times throughout the year, including in executive session without management present.

The services CAP provides to the Compensation Committee include the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights, and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with our pay for performance philosophy;

•	reviews compensation levels for executives and directors relative to our peer group and published survey data, and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities, and vesting conditions;

•	conducts an annual risk assessment of our compensation programs to guard against excessive risk-taking; and

•	provides information on current executive compensation trends and new developments.

CAP did not provide any services to Sherwin-Williams during 2024 other than those matters for which it was engaged by the Committee.

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The Role of Management

Several members of management, including our CEO, SVP – HR and members of his or her team, participate in the Compensation Committee’s executive compensation process and regularly attend portions of the Committee’s meetings and provide input related to executive compensation matters. Our CEO does not have the authority to call Compensation Committee meetings, and our CEO is excused from any part of meetings during which the Committee discusses the CEO’s performance or compensation.

All salaried employees, including our NEOs, partake in our annual performance appraisal process. As part of the executive compensation process, at the beginning of each year, our CEO evaluates each of our NEOs’ performance, other than the Executive Chairman, for the prior year. The CEO assesses each executive’s annual performance, including accomplishment of the executive’s incentive performance goals, financial accomplishments, leadership and other contributions, and provides input to the Committee regarding the executive’s performance. Management also makes recommendations to the Committee regarding:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	salary increases;

•	the alignment of incentive compensation plans and programs with our business goals and strategies;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and restricted stock units granted.

Use of Market Compensation Data

The Compensation Committee utilizes market compensation data prepared by the compensation consultant to assess the competitiveness and continued appropriateness of our executive compensation program. In determining “market compensation,” the compensation consultant calculates an average of the (a) compensation data available from companies in our peer group (using the most recent proxy data) and (b) average compensation data from broad-based surveys of companies of similar size and industry to us. We describe more fully our peer group in the next section of this CD&A. The broad-based surveys are sponsored by nationally recognized compensation consulting firms, and we, along with many of our peer group companies, participate in these surveys.

Market compensation data also aids the Committee in determining the mix of compensation components and target compensation levels for our NEOs. We generally benchmark target compensation for our NEOs to be within a general range (plus or minus approximately 15%) of the market median compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the market median.

We benchmark against market compensation data because it assists us in attracting and retaining executives and managing the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all NEOs.

The compensation consultant annually provides the Committee with a comprehensive analysis of market compensation data, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation, and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation, and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Committee generally references each NEO’s total direct compensation and total annual cash compensation to market median compensation. Individual components may be more or less than market median compensation because we focus on the overall competitiveness of our entire compensation program. Judgment may be used to adjust a component of compensation above or below the market median for reasons such as an executive’s performance, responsibilities, experience, tenure, and retention, our Company-wide performance, and internal pay equity.

42	2025 Proxy Statement

Peer Group

In determining the peer group of companies used to assess the competitiveness of our executive compensation program relative to the market, the compensation consultant annually identifies the compensation paid to executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing, consumer product, and retail companies with comparable sales to those of Sherwin-Williams. We monitor executive compensation levels and program designs at these peer group companies because their sizes and businesses make them most comparable to us. We also believe these companies are most likely to compete with us for executive talent.

The compensation consultant annually reviews current and potential peer companies and recommends changes to the Committee, primarily based upon revenue size, market capitalization, industry, business description or mix, and brand recognition. After review with the compensation consultant, the Committee periodically evaluates and, if necessary, adjusts the composition of our peer group.

2024 Peer Group. During 2024, the Committee reviewed the composition of our peer group to confirm its continued appropriateness regarding company size and general industry relevance. Based upon its review and the recommendation of CAP, the Committee made no changes to our prior disclosed peer group, which was last updated in mid-2023. At the time the peer group was reviewed, in mid-2024, trailing twelve-month revenues for the 21 companies listed below ranged from approximately $7.9 billion to $67.0 billion and Sherwin-Williams ranked at the 55th percentile.

Akzo Nobel N.V.	Eaton Corporation plc	Linde plc

Caterpillar Inc.	Ecolab Inc.	LyondellBasell Industries N.V.

Colgate-Palmolive Company	The Goodyear Tire & Rubber Company	Masco Corporation

Cummins Inc.	Honeywell International Inc.	PPG Industries, Inc.

Deere & Company	International Paper Company	3M Company

Dow Inc.	Johnson Controls International plc	WestRock Company

DuPont de Nemours, Inc.	Kimberly-Clark Corporation	Whirlpool Corporation

Pay and Performance Alignment. Each year, the Committee assesses our CEO’s compensation based on Sherwin-Williams’ performance relative to its compensation peer group. In October 2024, the Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (“TSR”) over the five-year period ended December 31, 2023, comparing Sherwin-Williams to the peer group listed above. At the time of such review, 2023 was the most recent year for which compensation information was available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

The chart in this section was prepared by CAP and shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. The chart reflects all companies in our compensation peer group, except for Dow Inc. and DuPont de Nemours, Inc., which were excluded due to the merger completed by The Dow Chemical Company and E.I. du Pont de Nemours & Company in 2017 and subsequent spin-offs to form two new publicly traded companies in 2019.

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Sherwin-Williams’ cumulative TSR over the five-year period was 149%, which was at the 78th percentile of our peer group. Companies in our peer group are indicated by the circles in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as peers having pay and performance alignment. As illustrated in the chart, our CEO’s realizable pay was well aligned with Sherwin-Williams’ performance.

Realizable pay for Sherwin-Williams and the peers includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of RSUs granted during the five-year period based on the 2023 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2021, 2022, and 2023, which consisted of PRSUs for Sherwin-Williams; (e) the value of target long-term performance equity awards granted in 2022 and 2023, which consisted of PRSUs for Sherwin-Williams, based on the 2023 year-end closing stock price; and (f) the in-the-money value of stock options granted during the five-year period based on the 2023 year-end closing stock price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used to value equity in the Summary Compensation Table and the 2024 Grants of Plan-Based Awards Table.

Neither the chart nor the disclosures contained in this section are intended to replace the disclosures set forth in the Pay Versus Performance section. We have provided this information historically to our shareholders (consistently calculated as described above) to demonstrate the relationship between the realizable pay of our CEO and Sherwin-Williams’ TSR as compared to the realizable pay of the chief executive officers and TSR of our peer group over a five-year period.

44	2025 Proxy Statement

Key Components of Our 2024 Executive Compensation Program

Base Salary

Annual Salary Reviews. We provide our NEOs with a base salary to maintain competitiveness and deliver a stable amount of cash compensation for performance of day-to-day job responsibilities. In connection with its review of each executive’s annual performance assessment, the Committee also reviews and approves the base salary of each executive at least annually and at other times, as appropriate, in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in the first quarter of each year and are based, in part, on the Company’s overall annual salary budget guidelines.

2024 Base Salaries. The following table sets forth the base salary for each of our NEOs at December 31, 2024, and the percentage increase over their base salaries at December 31, 2023. During its annual review of base salaries, the Committee considered input from Mr. Morikis and Ms. Petz regarding executive performance, the Committee’s assessment of the performance of each of Mr. Morikis and Ms. Petz, each NEO’s scope of responsibility, experience, knowledge, and skills, internal pay equity, and whether the NEO’s base salary was appropriately positioned relative to market data and our compensation peer group. Mr. Morikis’ base salary did not change due to his transition from CEO to Executive Chairman, effective January 1, 2024. The percentage increase for Ms. Petz reflects a merit increase and market adjustment for her new role as CEO. Similarly, the adjustments for Messrs. Binns and Jorgenrud reflect merit increases and market adjustments for each of their new roles, as of January 1, 2024, serving as President, Global Architectural and President, Global Industrial, respectively. The percentage increase for Mr. Mistysyn reflects an annual merit increase as well as a market adjustment.

Name	Base Salary at December 31, 2023 ($)	% Increase	Base Salary at December 31, 2024 ($)

Heidi G. Petz	900,000	44.44%	1,300,000

Allen J. Mistysyn	900,000	6.00%	954,000

John G. Morikis	1,500,000	0%	1,500,000

Justin T. Binns	703,688	9.42%	770,000

Karl J. Jorgenrud	675,050	14.07%	770,000

Annual Cash Incentive Compensation

Annual cash incentive compensation may be earned by our NEOs under our Annual Performance Plan. Our Annual Performance Plan is intended to motivate executives to achieve annual performance goals that strengthen our Company over the long term.

Target and Maximum Annual Incentive Levels. The Committee annually reviews target and maximum annual cash incentive compensation levels as a percentage of base salary for each of our NEOs. Target incentive awards are determined using the market median annual cash incentive compensation and equal the amount an NEO could receive if he or she achieved 100% of his or her applicable financial performance goals. Maximum incentive awards are determined by the Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies and are equal to 200% of target.

The following table sets forth the 2024 minimum, target, and maximum annual cash incentive compensation levels, as a percentage of base salary, for each NEO.

	Incentive Amount as a Percentage of Salary

Name	Minimum	Target	Maximum

Heidi G. Petz	0%	160%	320%

Allen J. Mistysyn	0%	100%	200%

John G. Morikis	0%	160%	320%

Justin T. Binns	0%	80%	160%

Karl J. Jorgenrud	0%	80%	160%

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Annual Performance Goals. Annual performance goals are established to drive growth, efficiency, and profitability. The CEO recommends the performance goals, performance levels, and weighting of each goal for each of our non-CEO NEOs (other than the Executive Chairman). In February of each year, the Committee generally reviews and approves the annual performance goals, performance levels, and the weighting of each goal applicable to each NEO under our Annual Performance Plan.

In February 2024, the Compensation Committee approved performance goals for the NEOs as follows:

i.	for Ms. Petz and Messrs. Morikis and Mistysyn, financial performance goals related to the Company’s consolidated performance (100%);

ii.

for Mr. Binns, financial performance goals related to our Global Architectural business (75%) and the Company’s consolidated performance (25%), subject to a +/- 10% modifier based on strategic leadership achievements; and

iii.

for Mr. Jorgenrud, financial performance goals related to our Global Industrial business (75%) and the Company’s consolidated performance (25%), subject to a +/- 10% modifier based on strategic leadership achievements.

The Compensation Committee expects NEOs to be focused on a wide range of performance goals critical to the Company’s short- and long-term strategy. As compared to the prior year, the addition of financial performance goals related to the Company’s consolidated performance and a strategic leadership modifier for Messrs. Binns and Jorgenrud was intended to further align their short-term incentive compensation with overall Company performance and rewards positive impacts on strategic priorities important to our long-term growth. The modifier is based on each executive’s achievements in support of the Company’s enterprise strategic priorities, continued progress toward further alignment of Global Architectural and Global Industrial operations, and each executive’s ownership of a high-performing culture. Any increase due to the modifier cannot result in a payout that exceeds 200% of that executive’s target annual cash incentive opportunity.

In February 2024, the Compensation Committee reviewed the businesses’ operating budgets and approved Global Architectural and Global Industrial financial performance goals and initial performance levels for each of Messrs. Binns and Jorgenrud. Due to ongoing restructuring initiatives in 2024, the Global Architectural and Global Industrial operating budgets, upon which certain of Messrs. Binns’ and Jorgenrud’s goals were initially determined, were revised to reflect updated expense allocations between these businesses. As a result, in July 2024, the Compensation Committee modified the threshold, target, and maximum levels for the Global Architectural and Global Industrial goals applicable to Messrs. Binns’ and Jorgenrud’s annual incentive awards to reflect the final 2024 operating budgets of these businesses.

Calculation of 2024 Annual Cash Incentive Amounts Earned.  Each year, the Committee reviews and approves the Company’s and each businesses’ achievement of applicable financial performance goals for the prior year. In February 2025, the Committee approved the annual cash incentive compensation amounts earned by each NEO for 2024 in accordance with the Committee’s pre-established formula for determining the level of achievement of performance goals under the Annual Performance Plan, as described in Appendix A. Each financial performance goal had corresponding pre-established achievement levels ranging from a minimum of 0% to a maximum of 125%, with a target achievement level of 100%.

The achievement level for each financial goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each NEO, the weighted achievement levels for all goals are added together to determine a total weighted achievement level. Total weighted achievement levels range from 0% to 125%, with a target of 100%. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each NEO. The range of final payouts as a percentage of salary between 0% – 75%, 75% – 100%, and 100% – 125% are determined on a straight-line basis.

In addition to the review of the financial results of the Company and each of the Global Architectural and Global Industrial businesses, the Compensation Committee qualitatively assessed each of Messrs. Binns and Jorgenrud’s achievement of the applicable strategic leadership objectives for 2024 related to the strategic leadership modifier. For 2024, based on input from Ms. Petz, the Committee considered each of Messrs. Binns and Jorgenrud’s year-over-year progress advancing the Company’s enterprise strategic priorities, further aligning the Global Architectural and Global Industrial operations, and fostering a high-performing culture capable of delivering on our strategic and financial goals. Mr. Binns and Mr. Jorgenrud partnered together to accelerate key projects in support of our enterprise strategic priorities, aimed at creating value for our stakeholders, including customers, shareholders, employees, and communities. As such, the Committee approved a strategic leadership modifier of +4% for Mr. Binns and +4% for Mr. Jorgenrud.

46	2025 Proxy Statement

The following table shows, for each NEO, the applicable performance goals, threshold, target, and maximum performance levels for each financial performance goal, and the results. Adjusted EPS, Adjusted FCF, and each of Global Architectural and Global Industrial Sales, PBT, and RONAE are non-GAAP measures. For information on how these metrics are calculated, see Appendix A.

		2024 Annual Cash Incentive Financial Performance Goals
		(millions of dollars, except percentage and per share data)

Name	Performance Goals(1)	Weighting	Threshold	Target	Maximum	Results

Heidi G. Petz,	SHW Net Sales	25%	$21,245	$23,605	$23,882	$23,098

Allen J. Mistysyn,	SHW Adjusted EPS	40%	$8.24	$10.30	$10.67	$10.55

John G. Morikis	SHW Adjusted FCF	35%	$1,724	$2,155	$2,213	$1,892

Justin T. Binns	Global Architectural Sales	20%	$15,404	$17,116	$17,364	$16,709

	Global Architectural PBT	30%	$3,214	$4,017	$4,115	$3,862

	Global Architectural RONAE	25%	89.40%	111.70%	114.40%	111.86%

	SHW Net Sales	7.5%	$21,245	$23,605	$23,882	$23,098

	SHW Adjusted EPS	10%	$8.24	$10.30	$10.67	$10.55

	SHW Adjusted FCF	7.5%	$1,724	$2,155	$2,213	$1,892

Karl J. Jorgenrud	Global Industrial Sales	20%	$7,272	$8,080	$8,177	$7,870

	Global Industrial PBT	30%	$1,409	$1,761	$1,788	$1,780

	Global Industrial RONAE	25%	40.20%	50.30%	51.50%	55.80%

	SHW Net Sales	7.5%	$21,245	$23,605	$23,882	$23,098

	SHW Adjusted EPS	10%	$8.24	$10.30	$10.67	$10.55

	SHW Adjusted FCF	7.5%	$1,724	$2,155	$2,213	$1,892

1.

Each of Messrs. Binns and Jorgenrud had a +/- 10% Strategic Leadership Modifier. After their financial performance results were calculated, each of Messrs. Binns and Jorgenrud’s cash incentive payouts were increased 4% to reflect achievement of their strategic leadership goals.

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The calculations used to determine the incentive amounts earned by each NEO during 2024 are shown in the table below and are illustrated by the following formula, with amounts earned based on financial performance achievements rounded to the nearest thousand.

Weighting  X  Achievement Level  =  Weighted Achievement Level g

Incentive Amount as a % of Salary  X  Salary  =  Payout Based on Financial Performance Achievements g

Payout Based on Financial Performance Achievements  x  Strategic Leadership Modifier  =  Incentive Amount Earned

Name	Weighting		Achievement Level		Weighted Achievement Level		Incentive Amount as % of Salary		Salary	Payout Based on Financial Performance Achievements	Strategic Leadership Modifier	Incentive Amount Earned

Heidi G. Petz	SHW Net Sales	25%	SHW Net Sales	89.27	SHW Net Sales	22.32	Minimum	0%
	SHW Adj. EPS	40%	SHW Adj. EPS	117.12	SHW Adj. EPS	46.85	Target	160%
	SHW Adj. FCF	35%	SHW Adj. FCF	38.86	SHW Adj. FCF	13.60	Maximum	320%
					Total	82.77	Result	112.72%	$1,284,615	$1,448,000	—	$1,448,000

Allen J. Mistysyn	SHW Net Sales	25%	SHW Net Sales	89.27	SHW Net Sales	22.32	Minimum	0%
	SHW Adj. EPS	40%	SHW Adj. EPS	117.12	SHW Adj. EPS	46.85	Target	100%
	SHW Adj. FCF	35%	SHW Adj. FCF	38.86	SHW Adj. FCF	13.60	Maximum	200%
					Total	82.77	Result	70.47%	$939,461	$662,000	—	$662,000

John G. Morikis	SHW Net Sales	25%	SHW Net Sales	89.27	SHW Net Sales	22.32	Minimum	0%
	SHW Adj. EPS	40%	SHW Adj. EPS	117.12	SHW Adj. EPS	46.85	Target	160%
	SHW Adj. FCF	35%	SHW Adj. FCF	38.86	SHW Adj. FCF	13.60	Maximum	320%
					Total	82.77	Result	112.73%	$1,500,000	$1,691,000	—	$1,691,000

Justin T. Binns	GA Sales	20%	GA Sales	88.13	GA Sales	17.63	Minimum	0%
	GA PBT	30%	GA PBT	80.66	GA PBT	24.20	Target	80%
	GA RONAE	25%	GA RONAE	101.28	GA RONAE	25.32	Maximum	160%
	SHW Net Sales	7.5%	SHW Net Sales	89.27	SHW Net Sales	6.70
	SHW Adj. EPS	10%	SHW Adj. EPS	117.12	SHW Adj. EPS	11.71
	SHW Adj. FCF	7.5%	SHW Adj. FCF	38.86	SHW Adj. FCF	2.91
					Total	88.47	Result(1)	64.24%	$767,449	$493,000	4%	$512,720

Karl J. Jorgenrud	GI Sales	20%	GI Sales	87.01	GI Sales	17.40	Minimum	0%
	GI PBT	30%	GI PBT	117.25	GI PBT	35.18	Target	80%
	GI RONAE	25%	GI RONAE	125.00	GI RONAE	31.25	Maximum	160%
	SHW Net Sales	7.5%	SHW Net Sales	89.27	SHW Net Sales	6.70
	SHW Adj. EPS	10%	SHW Adj. EPS	117.12	SHW Adj. EPS	11.71
	SHW Adj. FCF	7.5%	SHW Adj. FCF	38.86	SHW Adj. FCF	2.91
					Total	105.15	Result(1)	96.43%	$766,348	$739,000	4%	$768,560

1.

For Messrs. Binns and Jorgenrud, reflects the incentive amount as a percent of salary after taking into account the financial performance achievements. Taking into account the modifier, the final incentive amount earned was 66.81% of Mr. Binns’s salary and 100.29% of Mr. Jorgenrud’s salary.

Long-Term Equity Incentive Compensation

The largest component of pay for our NEOs is LTI compensation. LTI awards are granted under our shareholder-approved 2006 Equity and Performance Incentive Plan (the “Equity Incentive Plan”). As further described in the Section “Overview of Our Executive Compensation Program,” our LTI compensation program is designed to focus our executives on improving Company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded—through growth in the value of our stock. We also use LTI compensation to attract and retain talent. The value delivered on our LTI awards is tied directly to Company performance and our stock price.

2024 LTI Awards. Our annual LTI compensation program for our NEOs consisted of stock options and PRSUs. Our stock option program is the primary means by which we grant LTI compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our PRSU program is designed for certain key employees, including our NEOs, as a reward for the achievement of financial performance goals and stock price appreciation.

In determining the value of each NEO’s LTI award, the Compensation Committee considers, among other things, market compensation data for comparable positions from our compensation peer group and each NEO’s scope of responsibility and experience. Our LTI opportunities are intended to be competitive with market LTI opportunities. Therefore, the Compensation Committee does not consider an NEO’s outstanding stock options or PRSUs when determining target LTI award values. Once the target LTI award value for an executive is determined, we then allocate the value across a target mix of PRSUs and stock options. The 2024 target mix of our LTI awards for our NEOs and other key employees is set forth in the table below.

48	2025 Proxy Statement

Type of Equity Award	% Allocation

PRSUs

Adjusted EPS Goal	40%

Adjusted RONAE Goal	20%

Stock Options	40%

We believe this mix of equity awards provides an appropriate balance aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results.

The following table shows the number of stock options and PRSUs granted to each NEO during 2024.

		Number of PRSUs Granted at Target in 2024

Name	Number of Stock Options Granted in 2024	Adjusted EPS Goal	Adjusted RONAE Goal

Heidi G. Petz	40,500	11,800	5,900

Allen J. Mistysyn	15,500	5,500	2,750

John G. Morikis	25,200	8,700	4,350

Justin T. Binns	9,200	3,000	1,500

Karl J. Jorgenrud	9,200	3,000	1,500

2024 PRSU Grants. Our 2024 PRSU awards will vest, if earned, at the end of a three-year period based upon the achievement of pre-established financial performance goals. One PRSU is equivalent in value to one share of our common stock, and PRSUs are paid out in common stock upon vesting. The value of PRSUs granted to an executive is based upon the executive’s position and level of responsibility. The target number of PRSUs granted is determined by using the average value of our stock over the 30-trading day period ending on the last trading day of the January preceding the date of grant. Executives have an opportunity to earn up to two times the target value for maximum performance, encouraging achievement of the goals at a more challenging level and providing greater incentive for above-target performance.

The threshold, target, and maximum performance levels for the 2024 grants of PRSUs are illustrated in the following table for the 2024–2026 performance period. Performance goals were established in early 2024 and designed to be challenging and to incentivize our executive team to advance our long-term strategic and operational priorities and out-perform the market in a difficult environment. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts. See Appendix A for a description of how Adjusted EPS and Adjusted RONAE are calculated from their most directly comparable GAAP financial measures.

	Adjusted EPS Goal	Adjusted RONAE Goal	% of Target Vesting

Maximum	$35.25	15.50%	200%

Target	$33.10	15.00%	100%

Threshold	$29.79	14.00%	50%

2024 Stock Option Grants. Our 2024 stock option awards will vest in substantially equal installments on the first, second, and third anniversaries of the October 15, 2024 grant date and have a ten-year term. The value of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes-Merton value of the stock options using the 30-trading day average stock price over the period ending on the last trading day of the September preceding the award date. Black-Scholes-Merton is a generally accepted model used in estimating the value of stock options.

In accordance with the terms of our Equity Incentive Plan, the option exercise price is equal to the average of the highest and lowest reported sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intraday price volatility. We do not reprice stock options—our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval, and stock options do not contain reload features.

Vesting of 2022–2024 PRSUs. In February 2025, the Committee approved the results and vesting of PRSUs for the 2022–2024 performance period in accordance with the Committee’s pre-established formula for determining the level of achievement of the Adjusted EPS and Adjusted RONAE performance goals under the Equity Incentive Plan, as described on Appendix A.

49

The following table shows the financial performance goals, the threshold, target, and maximum performance levels, results, and percentage of target PRSUs vested. See Appendix A for a reconciliation of Adjusted EPS and Adjusted RONAE to our results for their most directly comparable financial measures as reported under GAAP.

Performance Goal	Threshold	Target	Maximum	Results	% of Target PRSUs Vesting	% of Target Vesting Overall

Adjusted EPS	$25.52	$27.15	$28.65	$28.04	159.21%	163.83%
Adjusted RONAE	14.00%	14.50%	15.00%	14.87%	173.08%
Other Compensation Policies and Practices
No Employment Agreements
We do not have employment agreements with our NEOs; our NEOs are employed at will.
No Excessive Perquisites
Consistent with our culture, we do not provide excessive perquisites to our executives. Among the perquisites we do provide are benefits afforded pursuant to our executive travel policy.
Under our executive travel policy, the Board strongly recommends that Mr. Morikis (when he served as CEO, and later as Executive Chairman) and Ms. Petz use Company aircraft at all times when they are traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into aircraft time sharing agreements with each of Mr. Morikis and Ms. Petz (effective January 1, 2024, once she became CEO) and an annual allowance for their personal use of Company aircraft, pursuant to which they will reimburse Sherwin-Williams for the aggregate incremental cost of personal use of Company aircraft in excess of $200,000 and $75,000, respectively, on an annual basis. Under their agreements, Mr. Morikis and Ms. Petz are permitted to lease Company aircraft from time to time on an “as needed and as available” basis. The Committee determined it was appropriate for the Company to enter into these agreements for their personal safety and security and to maximize their time given their significant duties and responsibilities to the Company. In October 2024, to encourage Ms. Petz to continue to use Company aircraft for personal use, the Committee approved an increase of her annual allowance to $125,000, effective January 1, 2025. Mr. Morikis’s aircraft time sharing agreement terminated effective December 31, 2024, coincident with his retirement as Executive Chairman.
Additional information regarding the aggregate incremental cost of perquisites paid for by Sherwin-Williams during 2024 to our NEOs is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.
Double-Trigger Acceleration Provision
Grants of stock options, PRSUs and RSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason, in which case the awards will vest.
Dividend Equivalents
We do not pay current dividend equivalents on unvested RSUs or PRSUs. The payment of dividend equivalents on unvested RSUs or PRSUs is deferred and paid only if and to the extent the units vest. There are no dividend equivalents associated with stock option awards.
Policies and Practices Related to the Timing of Equity Awards
We grant stock options and PRSUs on an annual basis at regularly scheduled Compensation Committee meetings, the dates of which are typically determined approximately three years in advance. We grant PRSUs at each February Committee meeting, which typically occurs in the middle of February, usually a few weeks following the release of our

50	2025 Proxy Statement

annual earnings results. We grant stock options at each October Committee meeting. The Committee does not take into account material non-public
information when determining the timing or terms of option awards, nor do we time disclosure of material non-public
information for the purpose of affecting the value of executive compensation with such option awards. During fiscal 2024, the Company did not grant stock options to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form
10-Q
or Form
10-K,
or the filing or furnishing of any Form
8-K
that disclosed any material
non-public
information.
In addition to the regular-cycle equity grants, the Committee may also make
“off-cycle”
grants of PRSUs, stock options, RSUs or other equity awards at other Committee meetings, in connection with an employee’s initial hire, promotion, or for other reasons.
Internal Pay Equity
Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position, and performance. To maintain internal equity in connection with grants of stock options and PRSUs, the Committee generally grants the same number of stock options and PRSUs to employees who are in similar pay grades and similar roles.
Tally Sheets
When approving changes in compensation for our NEOs, we prepare a tally sheet for each NEO. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including base salary, annual cash incentive compensation, LTI compensation, retirement and savings plans, health and welfare programs, and other executive benefits. Tally sheets also quantify the potential payments to our NEOs in the event of retirement and termination following a change in control.
Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each NEO’s total compensation and to provide overall perspective on each NEO’s total compensation. Based upon its most recent review, the Committee determined that total compensation, in the aggregate, for each of our NEOs is consistent with the Committee’s expectations. The Committee did not increase or decrease the amount of compensation of any NEO solely based upon the review of tally sheets.
Executive Stock Ownership Requirements
We have established minimum share ownership requirements for our executives to encourage meaningful stock ownership in Sherwin-Williams. Information about our executive stock ownership requirements is included under the heading Stock Ownership Guidelines in the Corporate Governance Practices and Policies section.
Retirement Plans and Other Benefits
We provide our executives with various
tax-qualified
and nonqualified retirement and savings plans, health and welfare programs, and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our executives and tally sheets. Additional information about these programs is set forth in the executive compensation tables and the accompanying narrative discussion.
Clawback and Forfeiture Policies
In accordance with SEC rules and the requirements of the NYSE listing standards, in 2023, the Compensation Committee adopted an executive clawback policy (the “Executive Clawback Policy”) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former “Section 16 officer” of Sherwin-Williams, as defined in Rule
16a-1(f)
under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (a “Covered Officer”), in the event of an accounting restatement. In the event we are required to prepare an accounting restatement as provided in our Executive Clawback Policy, unless an exception applies, the Company will recover reasonably promptly from each Covered Officer the covered compensation received by such Covered Officer.

51

The terms of our equity award agreements also provide that if an executive grantee knowingly or willfully engages in misconduct which is materially harmful to the Company or violates such person’s intellectual property, confidentiality and other similar obligations to Sherwin-Williams, his or her equity awards will terminate and be forfeited.

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our NEOs, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additional information is set forth under the heading “Anti-Hedging and Anti-Pledging Policy” in the Corporate Governance Practices and Policies section.

Change in Control Agreements

To promote continuity and the continued dedication of our executives during any period of uncertainty due to a potential change in control, we enter into change in control severance pay agreements with our executives, including each of our NEOs. Given the heightened focus on change in control agreements, the Committee engaged its compensation consultant in 2023 to review our change in control severance pay agreements relative to prevailing market practices. Based upon such review, the Committee believes that the material terms of the severance agreements, which include a double-trigger equity acceleration provision, are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements are not a factor in setting compensation levels and have not affected the Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each NEO, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

Policy Concerning Future Severance Agreements

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage, and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments. The policy was adopted in February 2010 (after Sherwin-Williams entered into a severance agreement with Mr. Morikis).

Key Employee Separation Plan

Under the Key Employee Separation Plan (as amended, the “KESP”), certain key employees, including our NEOs, are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death, or disability prior to a change in control.

Additional information regarding the KESP, including the estimated amounts payable to our NEOs upon termination of employment without cause prior to a change in control, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

Compensation Risk Assessment

The Compensation Committee annually assesses the risks related to our compensation policies and practices. During 2024, the Compensation Committee engaged its compensation consultant, CAP, to conduct a comprehensive risk assessment of our incentive compensation programs, plans, and policies. CAP presented the risk assessment to the Compensation Committee for review.

52	2025 Proxy Statement

Based upon the assessment, the Compensation Committee and CAP concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity.

•	We have varied incentive compensation metrics with performance goals focused on growth, profitability, and managing capital at different levels within our Company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines for our non-management directors and executives.

•	We regularly benchmark our current compensation practices, policies, and pay levels against peer companies and have a pay philosophy that utilizes market compensation data.

•	We prohibit the hedging and pledging of our securities by our non-management directors and executives.

•	The Compensation Committee reviews tally sheets for our NEOs that provide a holistic view of each executive’s compensation.

•	We have clawback and forfeiture policies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and this Proxy Statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Kerrii B. Anderson, Chair

Christine A. Poon

Aaron M. Powell

Thomas L. Williams

53

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Heidi G. Petz Chair, President and CEO*	2024	1,284,615	—	5,400,447	4,519,209	1,448,000	340,026	12,992,297
	2023	873,088	—	3,885,665	3,399,387	1,746,000	181,372	10,085,512
	2022	760,802	—	1,226,925	963,637	402,000	167,762	3,521,126

Allen J. Mistysyn Senior Vice President – Finance and CFO	2024	939,461	—	2,517,158	1,729,574	662,000	369,570	6,217,763
	2023	882,769	—	4,094,447	1,264,171	1,677,000	207,631	8,126,018
	2022	826,308	—	1,308,720	1,041,010	312,000	255,647	3,743,685

John G. Morikis Executive Chairman*	2024	1,500,000	—	3,981,686	2,811,952	1,691,000	980,207	10,964,845
	2023	1,478,462	—	7,829,325	4,725,225	4,731,000	517,767	19,281,779
	2022	1,408,962	—	5,357,573	4,248,445	947,000	787,930	12,749,910

Justin T. Binns President, Global Architectural	2024	767,449	—	1,372,995	1,026,586	512,720	209,749	3,889,499
	2023	695,964	—	2,116,818	847,920	1,053,000	176,240	4,889,942
	2022	655,385	—	981,540	773,724	887,000	144,098	3,441,747

Karl J. Jorgenrud President, Global Industrial	2024	766,348	—	1,372,995	1,026,586	768,560	205,917	4,140,406
	2023	648,114	—	2,082,021	847,920	982,000	188,078	4,748,133
	2022	544,316	—	817,950	731,520	819,000	190,227	3,103,013

*

Ms. Petz, President and CEO, and a director of the Company, was elected to serve in the additional position of Chair of the Board, effective January 1, 2025. Mr. Morikis served as Executive Chairman from January 1 to December 31, 2024. We include more information about this transition in “Executive Chairman Transition” in the CD&A.

1.

For 2024, the values in this column reflect the aggregate grant date fair value of PRSUs granted to each NEO. The grant date fair value of our share-based compensation is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Values were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant, February 13, 2024, by the number of PRSUs received by each NEO. The PRSUs were calculated assuming a payout of target or 100% of the award. As further described under the heading “Key Components of our 2024 Executive Compensation Program—Long-Term Equity Incentive Compensation” in the CD&A, PRSU award payouts are calculated following the applicable three-year performance period and payouts could range from 0% to 200%.

The values below were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant by the number of PRSUs an executive would receive assuming achievement of the maximum performance level, or 200% of the award.

	2024	2023	2022

Heidi G. Petz	$10,800,894	$3,897,264	$2,453,850

Allen J. Mistysyn	5,034,315	4,314,828	2,617,440

John G. Morikis	7,963,371	15,658,650	10,715,146

Justin T. Binns	2,745,990	2,296,602	1,963,080

Karl J. Jorgenrud	2,745,990	2,227,008	1,635,900

2.

Values in this column reflect the aggregate grant date fair value of stock options granted to our NEOs, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes-Merton option pricing model with weighted-average assumptions as described in Note 14, “Stock-Based Compensation” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

54	2025 Proxy Statement

3.

Amounts in this column reflect annual cash incentive compensation earned under our Annual Performance Plan. We include more information in the section “Key Components of our 2024 Executive Compensation Program—Annual Cash Incentive Compensation” in the CD&A.

4.	The table below shows the components of “All Other Compensation” for each NEO for 2024.

	Petz	Mistysyn	Morikis	Binns	Jorgenrud

Pension Investment Plan	$11,550	$19,800	$23,100	$13,200	$16,500

401(k) Plan	13,800	20,700	20,700	20,700	12,545

Deferred Compensation Savings Plan	262,033	272,575	765,180	162,299	162,523

Executive Life Insurance Plan	—	13,273	49,430	—	—

Executive Disability Income Plan	3,850	3,850	4,620	3,850	3,674

Charitable Matching Gifts	16	1,500	—	3,000	3,000

Perquisites	48,777	37,872	117,177	6,700	7,675

Reimbursement of Taxes	—	—	—	—	—

Total	$340,026	$369,570	$980,207	$209,749	$205,917

•	Pension Investment Plan — Company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	401(k) Plan — Company matching contributions under our tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — Company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — The dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — Company payments for premiums under our Executive Disability Income Plan.

•

Charitable Matching Gifts — Charitable matching contributions under The Sherwin-Williams Foundation Matching Gifts Program, pursuant to which the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

•	Perquisites — The aggregate incremental cost to Sherwin-Williams of perquisites consisting of:

	Petz	Mistysyn	Morikis	Binns	Jorgenrud

Executive physical exam	$—	$—	$—	$—	$2,825

Identity theft protection and cybersecurity services	4,000	4,000	4,000	4,000	4,000

Personal use of corporate aircraft	42,694	29,672	113,177	2,509	—

Executive financial planning	2,083	4,200	—	191	850

Total	$48,777	$37,872	$117,177	$6,700	$7,675

Narrative Information Regarding the Summary Compensation Table

Salary. The salary amounts disclosed in the table are the amounts of base salary earned by our NEOs during the indicated year. For 2024, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Ms. Petz, 9.9%; Mr. Mistysyn, 15.1%; Mr. Morikis, 13.7%; Mr. Binns, 19.7%; and, Mr. Jorgenrud, 18.5%.

Pension Investment Plan. Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a Company contribution based on an age and service formula. Our NEOs participate in this plan on the same terms as other eligible employees.

55

401(k) Plan. We provide our eligible U.S. salaried employees the opportunity to participate in our tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive Company matching contributions. Our NEOs participate in this plan on the same terms as our other eligible employees.

Deferred Compensation Savings Plan. Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred under this plan. Information about this plan is set forth in the 2024 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

Personal Use of Corporate Aircraft. Under our executive travel policy, the Board strongly recommended that Mr. Morikis (when he served as CEO, and later as Executive Chairman) and Ms. Petz use Company aircraft at all times when traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into aircraft time sharing agreements with each of Mr. Morikis and Ms. Petz (effective January 1, 2024, once she became CEO) and an annual allowance for their personal use of Company aircraft, pursuant to which they will reimburse Sherwin-Williams for the aggregate incremental cost (as described below) of personal use of Company aircraft in excess of $200,000 and $75,000, respectively, on an annual basis. In October 2024, to encourage Ms. Petz to continue to use Company aircraft for personal use, the Compensation Committee approved an increase of her annual allowance to $125,000, effective January 1, 2025. Mr. Morikis’s aircraft time sharing agreement terminated effective December 31, 2024, coincident with his retirement as Executive Chairman. Our CEO also has the authority to approve the personal use of Company aircraft by other members of senior management.

The aggregate incremental cost of personal use of corporate aircraft is based upon the actual variable operating costs incurred as a result of such personal use, including fuel costs, hourly maintenance and repair costs, hangar and landing fees, insurance obtained for specific flights, customs, permits and similar fees, ground transportation, catering costs, travel expenses for the flight crew, and other smaller variable costs. Incremental costs associated with the auxiliary power unit (“APU”) are also included and calculated on an annual basis by dividing the total APU usage for the year by the total flight hours for such year and then multiplying such hourly average rate by the aggregate hours of the executive’s personal use of the aircraft. The incremental cost also includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. Fixed operating costs, such as pilot salaries, depreciation, and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to an executive, we do not provide tax gross-ups on such income.

56	2025 Proxy Statement

2024 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, PRSUs and stock options made to our NEOs during 2024.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Heidi G. Petz

Annual Cash Incentive		-0-	2,055,384	4,110,768

PRSUs – Adj. EPS Goal	2/13/2024				5,900	11,800	23,600			3,600,298

PRSUs – Adj. RONAE Goal	2/13/2024				2,950	5,900	11,800			1,800,149

Stock Options	10/15/2024							40,500	388.57	4,519,209

Allen J. Mistysyn

Annual Cash Incentive		-0-	939,461	1,878,922

PRSUs – Adj. EPS Goal	2/13/2024				2,750	5,500	11,000			1,678,105

PRSUs – Adj. RONAE Goal	2/13/2024				1,375	2,750	5,500			839,053

Stock Options	10/15/2024							15,500	388.57	1,729,574

John G. Morikis

Annual Cash Incentive		-0-	2,400,000	4,800,000

PRSUs – Adj. EPS Goal	2/13/2024				4,350	8,700	17,400			2,654,457

PRSUs – Adj. RONAE Goal	2/13/2024				2,175	4,350	8,700			1,327,229

Stock Options	10/15/2024							25,200	388.57	2,811,952

Justin T. Binns

Annual Cash Incentive		-0-	613,959	1,227,918

PRSUs – Adj. EPS Goal	2/13/2024				1,500	3,000	6,000			915,330

PRSUs – Adj. RONAE Goal	2/13/2024				750	1,500	3,000			457,665

Stock Options	10/15/2024							9,200	388.57	1,026,586

Karl J. Jorgenrud

Annual Cash Incentive		-0-	613,078	1,226,157

PRSUs – Adj. EPS Goal	2/13/2024				1,500	3,000	6,000			915,330

PRSUs – Adj. RONAE Goal	2/13/2024				750	1,500	3,000			457,665

Stock Options	10/15/2024							9,200	388.57	1,026,586

[1]

Amounts reflect the threshold, target, and maximum annual cash incentive compensation amounts that could have been earned during 2024 based upon the achievement of performance goals under our Annual Performance Plan. The amounts of annual cash incentive compensation earned in 2024 by our NEOs were determined and paid in February 2025. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

Amounts reflect the threshold, target, and maximum number of PRSUs granted on February 13, 2024 under our Equity Incentive Plan. The 2024 PRSUs were granted pursuant to our Equity Incentive Plan and consisted of two grants—one with an Adjusted EPS performance goal and one with an Adjusted RONAE performance goal. The actual number of shares of common stock earned for the 2024 PRSUs will be determined based upon the Company’s level of achievement with respect to each goal for the three-year performance period. Amounts reported in the “target” column reflect the number of PRSUs that will be earned if the Company achieves 100% of its performance target. Amounts reported in the “maximum” column reflect the number of PRSUs that will be earned if the Company achieves 200% of its performance target. Amounts reported in the “threshold” column reflect the number of PRSUs that will be earned if the Company achieves 50% of its performance target. If the Company performs below its set threshold performance level, no PRSUs will be earned. The 2024 PRSUs are scheduled to vest and be paid, if earned, in shares of common stock in February 2027 on the date the Compensation Committee approves the level of achievement of the performance goals. The payment of dividend equivalents on unvested PRSUs is deferred, and dividend equivalents are paid only if and to the extent the PRSUs vest based on the achievement of its performance goals. Dividend equivalents are paid at the same rate as dividends paid on our common stock. During 2024, the quarterly dividend rate was $0.715 per share.

57

[3]

Amounts reflect the number of stock options granted on October 15, 2024 under our Equity Incentive Plan. These stock options vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant and expire on October 14, 2034.

[4]	The exercise price equals the average of the highest and lowest reported sale prices of our common stock on the grant date, October 15, 2024.

[5]

The grant date fair value of our share-based compensation is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. PRSU award values were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant, February 13, 2024, by the number of PRSUs received, assuming a payout of target or 100% of the award. The values of stock option awards were calculated using a Black-Scholes-Merton option pricing model with weighted-average assumptions as described in Note 14, “Stock-Based Compensation” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

58	2025 Proxy Statement

Outstanding Equity Awards at December 31, 2024 Table

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested PRSUs and time-based RSUs outstanding at December 31, 2024 for our NEOs.

	Option Awards					Stock Awards

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)

Heidi G. Petz	10/18/2017	420	—	127.98	10/17/2027	7,374(3)	2,506,644	16,800(5)	5,710,824

	10/17/2018	579	—	136.85	10/16/2028	8,350(4)	2,838,416	35,400(6)	12,033,522

	10/16/2019	3,000	—	186.85	10/15/2029

	10/20/2020	2,700	—	227.05	10/19/2030

	10/18/2021	11,700	—	295.83	10/17/2031

	10/18/2022	9,134	4,566	215.08	10/17/2032

	10/13/2023	14,700	29,400	248.57	10/12/2033

	10/15/2024	—	40,500	388.57	10/14/2034

Allen J. Mistysyn	10/18/2017	28,020	—	127.98	10/17/2027	7,865(3)	2,673,549	18,600(5)	6,322,698

	10/17/2018	26,269	—	136.85	10/16/2028	8,350(4)	2,838,416	16,500(6)	5,608,845

	10/16/2019	25,865	—	186.85	10/15/2029

	10/20/2020	18,460	—	227.05	10/19/2030

	10/18/2021	16,000	—	295.83	10/17/2031

	10/18/2022	9,867	4,933	215.08	10/17/2032

	10/13/2023	5,467	10,933	248.57	10/12/2033

	10/15/2024	—	15,500	388.57	10/14/2034

John G. Morikis	10/16/2019	103,865	—	186.85	10/15/2029	32,194(3)	10,943,706	67,500(5)	22,945,275

	10/20/2020	75,460	—	227.05	10/19/2030			26,100(6)	8,872,173

	10/18/2021	64,262	—	295.83	10/17/2031

	10/18/2022	40,267	20,133	215.08	10/17/2032

	10/13/2023	20,434	40,866	248.57	10/12/2033

	10/15/2024	—	25,200	388.57

Justin T. Binns	10/16/2015	609	—	79.85	10/15/2025	5,899(3)	2,005,247	9,900(5)	3,365,307

	10/18/2016	13,500	—	90.04	10/17/2026	4,175(4)	1,419,208	9,000(6)	3,059,370

	10/18/2017	11,100	—	127.98	10/17/2027

	10/17/2018	8,100	—	136.85	10/16/2028

	10/16/2019	7,200	—	186.85	10/15/2029

	10/20/2020	5,100	—	227.05	10/19/2030

	10/18/2021	10,800	—	295.83	10/17/2031

	10/18/2022	7,334	3,666	215.08	10/17/2032

	10/13/2023	3,667	7,333	248.57	10/12/2033

	10/15/2024	0	9,200	388.57	10/14/2034

Karl J. Jorgenrud	10/18/2017	4,350	—	127.98	10/17/2027	4,916(3)	1,671,096	9,600(5)	3,263,328

	10/17/2018	6,900	—	136.85	10/16/2028	4,175(4)	1,419,208	9,000(6)	3,059,370

	10/16/2019	7,200	—	186.85	10/15/2029

	10/20/2020	5,100	—	227.05	10/19/2030

	10/18/2021	4,000	—	295.83	10/17/2031

	10/18/2022	6,934	3,466	215.08	10/17/2032

	10/13/2023	3,667	7,333	248.57	10/12/2033

	10/15/2024	—	9,200	388.57	10/14/2034

59

[1]	Stock options vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant.

[2]

The values shown are calculated by multiplying the number of Retention RSUs (defined below) or PRSUs, as applicable, by $339.93, the closing price per share of our common stock on December 31, 2024, the last trading day of our fiscal year.

[3]

Amount reflects 163.83% of the target number of PRSUs granted February 15, 2022 that vested in February 2025, based upon achievement of the Adjusted EPS and Adjusted RONAE performance goals for the three-year performance period that ended December 31, 2024.

[4]

On February 14, 2023, the Compensation Committee approved grants of time-based RSUs to Ms. Petz (who was then serving as our President and COO) and Messrs. Mistysyn, Binns, and Jorgenrud. These special time-based RSU awards (“Retention RSUs”) were designed to promote retention and the stability of our experienced management team in a challenging demand environment. Mr. Morikis, who was serving as CEO at the time of the awards, did not receive any Retention RSUs. The Retention RSUs cliff-vest on the third anniversary of the date of grant. The amounts shown reflect unvested Retention RSUs granted February 14, 2023.

[5]

Amounts reflect unvested PRSUs, granted February 14, 2023, for the three-year performance period ending December 31, 2025. The PRSU amount and market value is reported at the maximum level of performance. The number of PRSUs earned will depend upon actual performance relative to the Adjusted EPS and Adjusted RONAE performance goals. The PRSUs will vest in February 2026, on the date the Compensation Committee approves the level of achievement of the performance goals.

[6]

Amounts reflect unvested PRSUs, granted February 13, 2024, for the three-year performance period ending December 31, 2026. The PRSU amount and market value is reported at the maximum level of performance. The number of PRSUs earned will depend upon actual performance relative to the Adjusted EPS and Adjusted RONAE performance goals. The PRSUs will vest in February 2027, on the date the Compensation Committee approves the level of achievement of the performance goals.

2024 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and PRSUs vested during 2024.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Heidi G. Petz	—	—	2,897	924,770

Allen J. Mistysyn	16,226	4,373,466	4,456	1,423,818

John G. Morikis	116,747	27,057,304	17,502	5,592,411

Justin T. Binns	1,563	414,723	2,228	711,909

Karl J. Jorgenrud	—	—	1,114	355,955

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the closing price per share of our common stock on the date of exercise.

[2]

The value realized on the vesting of PRSUs is equal to the number of shares vested multiplied by the market price of our common stock, plus the amount of cash dividend equivalents that were paid on the earned shares upon vesting. The market price is equal to the closing price per share of our common stock on the vesting date, February 15, 2024.

60	2025 Proxy Statement

2024 Nonqualified Deferred Compensation Table

The following table sets forth information for 2024 relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Heidi G. Petz	—	262,033	63,998	—	754,768

Allen J. Mistysyn	—	272,575	566,996	—	3,013,611

John G. Morikis	—	765,180	656,181	—	7,271,226

Justin T. Binns	—	162,299	71,641	—	747,264

Karl J. Jorgenrud	—	162,523	104,882	—	819,663

[1]	Amounts represent Company contributions for each NEO. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

Amounts include earnings, dividends, and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

Amounts represent each NEO’s aggregate account balance at December 31, 2024. The amounts include 2024 Company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table (for 2024, 2023, and 2022) for each NEO that served as a NEO during each such year.

Name	Amount Reported ($)

Heidi G. Petz	478,881

Allen J. Mistysyn	566,344

John G. Morikis	1,608,025

Justin T. Binns	389,433

Karl J. Jorgenrud	368,083

Material Features of our Deferred Compensation Savings Plan

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with Company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan: (a) the Company matching contribution under our 401(k) Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) the Company contribution under our Salaried Employees’ Revised Pension Investment Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our NEOs participated in both of these components during 2024.

All Company contributions provided under the two components of this plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability, or separation from service, unless equal annual installments (not to exceed fifteen years) are elected for distributions upon death, disability, or separation from service for retirement. In the event of a change in control, account balances are distributed in a lump sum within ninety days.

61

Potential Payments Upon Termination or Change in Control

The following information and table set forth the payments to each of our NEOs in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination, termination for cause, and termination following a change in control. The information and amounts shown in the table assume that each NEO was terminated on December 31, 2024.

Assumptions and General Principles

The following assumptions and general principles apply with respect to the table.

•

The table reflects amounts earned at December 31, 2024 and includes estimates of amounts that would be paid to the NEO upon the occurrence of certain terminations of employment, as described above. The actual amounts to be paid to an NEO can only be determined at the time of the termination.

•

An NEO is entitled to receive amounts earned during their term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include base salary, unused vacation pay, and annual cash incentive compensation. These amounts are not shown in the table, except for potential annual cash incentive compensation, as described below.

•

Because we assume a December 31, 2024 termination date, each of our NEOs would have been entitled to receive the annual cash incentive compensation earned under our Annual Performance Plan for 2024. Therefore, the amounts set forth in the table for annual cash incentive compensation are the amounts actually earned by the NEOs during 2024. These amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our Equity Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Please refer to the information set forth under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•

An NEO may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any PRSUs for which the vesting period has expired prior to the date of termination. Any payments related to these stock options or PRSUs are not included in the table because they are not severance payments.

•

The values shown in the table for stock options reflect the number of shares underlying the options that will vest on each qualifying termination multiplied by the difference between the strike price of each outstanding stock option for which vesting continued or accelerated, and $339.93, the closing price per share of our common stock on December 31, 2024. The values shown in the table for PRSUs and Retention RSUs reflect the number of units for which vesting continued or accelerated, multiplied by $339.93, the closing price per share of our common stock on December 31, 2024. The amounts shown in the table for PRSUs assume such awards will be earned at a target level of performance.

•

Our equity incentive award agreements include restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions. To the extent legally permissible, these restrictive covenants apply during the executive’s term of employment with Sherwin-Williams and for the two- and three-year periods thereafter, respectively. For purposes of the table, we have assumed the NEOs have complied with these restrictive covenants.

•

An NEO will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our 401(k) Plan and any pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control (if any) are estimates for proxy disclosure purposes only. Payments upon an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis, and the value of covenants not to compete.

62	2025 Proxy Statement

Retirement

Effective for awards made on or after January 1, 2024, an NEO is eligible to elect retirement upon satisfying the following criteria: age 55 or older, with age plus years of service totaling 75 or more, or age 65 or older (with no years of service requirement). In the event of retirement and assuming the notice requirement is satisfied: (a) all outstanding stock options granted after January 1, 2024 will continue to vest in accordance with their terms and (b) all outstanding PRSUs granted after January 1, 2024 will continue to vest, subject to the attainment of the applicable performance goals, as if the NEO had continued employment throughout the restriction period.

For awards granted before January 1, 2024, an NEO is eligible to elect retirement upon satisfying the following criteria: age 65 or older (with no years of service requirement), age 55–59 with at least 20 years of vesting service, or age 60 or older if the combination of age and years of vesting service equals at least 75. In the event of retirement and assuming the notice requirement is satisfied: (a) all outstanding stock options will continue to vest in accordance with their terms, (b) all outstanding PRSUs will continue to vest, subject to the attainment of the applicable performance goals, as if the NEO had continued employment throughout the restriction period, and (c) all outstanding Retention RSUs awarded to Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud will continue to vest subject to their terms, provided the NEO does not retire before February 14, 2025 (which none of them did).

At December 31, 2024, Messrs. Morikis and Mistysyn were the only NEOs eligible for retirement under either definition.

Involuntary Termination

All of the NEOs participate in the Key Employee Separation Plan (“KESP”). Under the KESP, each NEO is entitled, subject to execution and non-revocation of a release of claims against Sherwin-Williams, to certain severance payments and benefits in the event his or her employment is involuntarily terminated prior to a change in control by Sherwin-Williams for reasons other than cause, death, or disability. These payments and benefits include: (a) a cash severance amount equal to a multiple of each NEO’s annual base salary and target annual cash incentive compensation (for Mr. Morikis and Ms. Petz, 2x; and for Messrs. Mistysyn, Binns, and Jorgenrud, 1.5x). Each NEO’s cash severance amount is payable in the form of base salary continuation, with the exception of amounts payable for target annual cash incentive awards, which are paid on applicable payment dates after each performance period; (b) an annual cash incentive compensation payment prorated for the amount of time the executive was employed in the year of termination, payable to the extent applicable performance goals are achieved, and paid on the applicable payment date after the performance period; (c) continuation of medical and dental coverage benefits until the earliest of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer, and (iii) 18 months following the termination of employment; (d) reasonable outplacement assistance for expenses actually incurred, as approved by the Compensation Committee; and (e) continued vesting of equity awards (2 years, for Mr. Morikis and Ms. Petz, 18 months, for each of Messrs. Mistysyn, Binns, and Jorgenrud, or such longer period as provided in the applicable equity award agreements, including continued vesting in the event of retirement for NEOs that are eligible for retirement at December 31, 2024 or will become eligible for retirement during the continued vesting period), with PRSUs continuing to be subject to the attainment of the applicable performance goals. At December 31, 2024, Messrs. Morikis and Mistysyn were the only NEOs eligible for retirement. As described above, the NEOs must sign a release of claims against Sherwin-Williams to receive payment under the KESP, which release includes restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, non-competition and non-solicitation restrictions that apply following termination of employment, and a requirement not to disparage Sherwin-Williams. For purposes of the table, we have assumed the NEOs have complied with these restrictive covenants.

Death and Disability

In the event of the death or disability of an NEO, all outstanding stock options will immediately vest and become exercisable. With respect to restricted stock units, (a) all Retention RSUs will immediately vest and (b) the greater of the following will immediately vest: (i) 100% of the target PRSUs and (ii) the percentage of PRSUs that would be earned based on actual achievement of the applicable performance metric measured as of the end of the last completed fiscal quarter preceding the date of the NEO’s death or disability and the projected forecast of the performance metric over the remaining performance period.

Messrs. Morikis and Mistysyn participate in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of an NEO is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4-times the NEO’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4-times the NEO’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5-times the NEO’s base salary at age 62. All such NEOs were less than 62 years of age on December 31, 2024. This plan was frozen to new participants beginning in January 2008.

63

Each NEO also participates in one of two executive long-term disability plans. Messrs. Morikis and Mistysyn participate in our original long-term disability plan, which was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under our original plan, a covered NEO will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the NEO begins receiving retirement plan benefits; and (d) death. Ms. Petz and Messrs. Binns and Jorgenrud participate in our second plan, adopted as of January 1, 2013, which covers executives not otherwise participating in our original frozen plan. This second plan provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of: (a) Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12–60 months depending on the executive’s age); (b) recovery from the disability; and (c) death. The amounts set forth in the table for the NEOs reflect the amount of the first annual payment (60% multiplied by the NEO’s 2024 base salary) under the plans.

Voluntary Termination and Termination for Cause

An NEO is not entitled to receive any additional forms of severance payments or benefits upon their voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control

Our Equity Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason (as such term is defined in the plan). If a participant’s employment is terminated under either of those circumstances, their outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

We have also entered into change in control severance agreements with each of our NEOs. In general, a change in control will be deemed to have occurred under our Equity Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation, or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a change in control, each NEO would be entitled to a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the NEO through the date of termination, assuming achievement of the greater of target level of the performance goals and actual performance.

The severance agreements further provide that upon a termination of employment within the two-year period following a change in control (other than upon a termination for cause or by reason of death or disability) or if the NEO terminates their employment in certain circumstances defined in the agreement which constitute good reason, in addition to the accelerated vesting of stock options and restricted stock units described above, each will receive:

•

a lump sum severance payment in an amount equal to 3-times (for Mr. Morikis), 2.99-times (for Ms. Petz) or 2.5-times (for Messrs. Mistysyn, Binns, and Jorgenrud) the sum of (a) the NEO’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the NEO for each of the three years prior to the date of termination and (ii) the NEO’s target annual cash incentive compensation for the year in which the termination occurs;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the NEO’s then-current base salary; and

•

for Mr. Morikis, an amount equal to the excise tax and taxes thereon charged, if any, to the NEO as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level that would cause no excise tax to apply.

The amounts set forth in the table assume that each NEO’s employment was terminated upon a change in control and that each NEO would receive the benefits provided for under their severance agreement.

64	2025 Proxy Statement

Estimated Payments Upon Termination or Change in Control Table

Event	Petz	Mistysyn	Morikis	Binns	Jorgenrud

Retirement
Annual cash incentive	N/A	$662,000	$1,691,000	N/A	N/A
Continued vesting of stock options	N/A	1,614,724	6,247,123	N/A	N/A
Continued vesting of PRSUs and Retention RSUs	N/A	10,435,851	22,588,349	N/A	N/A

Total	N/A	$12,712,575	$30,526,472	N/A	N/A

Involuntary Termination
Annual cash incentive	$1,448,000	$662,000	$1,691,000	$512,720	$768,560
Continued vesting of stock options	1,913,057	1,614,724	6,247,123	792,717	767,747
Continued vesting of PRSUs and Retention RSUs	7,223,513	10,435,851	18,152,262	4,325,609	4,070,662
Cash severance payment	5,169,231	2,840,191	7,800,000	2,075,939	2,074,617
Continued health care benefits	23,808	34,778	27,492	34,778	34,778
Outplacement services	130,000	95,400	150,000	77,000	77,000

Total	$15,907,609	$15,682,944	$34,067,877	$7,818,763	$7,793,364

Death
Annual cash incentive	$1,448,000	$662,000	$1,691,000	$512,720	$768,560
Accelerated stock options	3,256,049	1,614,724	6,247,123	1,127,643	1,102,673
Accelerated PRSUs and Retention RSUs	13,240,274	10,435,851	18,152,262	5,855,294	5,600,347
Life insurance proceeds	N/A	3,987,716	6,000,000	N/A	N/A

Total	$17,944,323	$16,700,291	$32,090,385	$7,495,657	$7,471,580

Disability
Annual cash incentive	$1,448,000	$662,000	$1,691,000	$512,720	$768,560
Accelerated stock options	3,256,049	1,614,724	6,247,123	1,127,643	1,102,673
Accelerated PRSUs and Retention RSUs	13,240,274	10,435,851	18,152,262	5,855,294	5,600,347
Disability benefits	840,000	598,157	900,000	477,015	477,015

Total	$18,784,323	$13,310,732	$26,990,385	$7,972,672	$7,948,595

Change in Control with Termination
Cash severance payment	$7,728,000	$4,733,652	$11,869,000	$3,968,933	$4,066,300
Annual cash incentive	1,448,000	662,000	1,691,000	512,720	768,560
Accelerated stock options	3,256,049	1,614,724	6,247,123	1,127,643	1,102,673
Accelerated PRSUs and Retention RSUs	13,240,274	10,435,851	18,152,262	5,855,294	5,600,347
Continued health care benefits	23,808	34,778	27,492	34,778	34,778
Outplacement services	130,000	95,400	150,000	77,000	77,000
Excise tax	N/A	N/A	—	N/A	N/A

Total	$25,826,131	$17,576,405	$38,136,877	$11,576,368	$11,649,658

65

2024 CEO Pay Ratio

As required by SEC rules, we disclose below the annual total compensation of Heidi G. Petz, who has been serving as our CEO since January 1, 2024, the 2024 annual total compensation of our median employee, and the ratio of these amounts. We calculated the annual total compensation for both Ms. Petz and our median employee using the same methodology that is used for the Summary Compensation Table.

•	Ms. Petz’s annual total compensation — $12,992,297

•	Our median employee’s annual total compensation — $56,120

•	Ratio of Ms. Petz’s annual total compensation to our median employee’s annual total compensation — 232:1

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year in the subsequent three-year period. The pay ratio analysis of our employee population was conducted with November 1, 2024 as the determination date to identify our median employee, which was within the last three months of our 2024 fiscal year. At November 1, 2024, we employed 64,178 persons in 58 countries, including 55,706 full-time employees and 8,472 part-time employees.

We identified the median employee as of the determination date using total cash compensation (base salary, including overtime and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2024 (excluding our CEO). In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for Ms. Petz or our median employee.

66	2025 Proxy Statement

Pay Versus Performance
We disclose below pay versus performance information, including the relationship between executive compensation actually paid, as calculated by SEC rules, and Company performance.
Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e) (1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (h) (4)	Adjusted EPS (i) (5)
					Total Shareholder Return (f) (3)	Peer Group Total Shareholder Return (g) (3)

2024	$12,992,297	$18,053,741	$6,303,128	$10,320,048	$182.70	$163.96	$2,681,400,000	$10.55

2023	19,281,779	38,382,596	6,962,401	11,841,924	166.24	151.33	2,388,800,000	9.57

2022	12,749,910	(19,713,828)	3,452,393	(760,145)	125.26	133.55	2,020,100,000	7.92

2021	15,843,760	48,088,376	3,618,848	8,939,692	184.10	171.96	1,864,400,000	7.32

2020	15,323,284	34,290,383	4,096,941	8,156,681	127.05	119.46	2,030,400,000	7.36

1
Heidi G. Petz served as our principal executive officer (“PEO”) for 2024. John G. Morikis served as our PEO for the full year for each of 2023, 2022, 2021, and 2020. Our non-PEO
NEOs included: (a) for 2024, Allen J. Mistysyn, John G. Morikis, Justin T. Binns, and Karl J. Jorgenrud; (b) for 2023 and 2022, Allen J. Mistysyn, Heidi G. Petz, Justin T. Binns, and Karl J. Jorgenrud; (c) for 2021, Allen J. Mistysyn, Heidi G. Petz, Mary L. Garceau, Justin T. Binns, and Peter J. Ippolito; and (d) for 2020, Allen J. Mistysyn, Mary L. Garceau, Peter J. Ippolito, and David B. Sewell.

2
For each year, the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

PEO	2024	2023	2022	2021	2020

Summary Compensation Table (“SCT”) Total for PEO (column (b))	$12,992,297	$19,281,779	$12,749,910	$15,843,760	$15,323,284

- aggregate change in actuarial present value of pension benefits	—	—	—	—	—

+ service cost of pension benefits	—	—	—	—	—

+ prior service cost of pension benefits	—	—	—	—	—

- SCT “Stock Awards” column value	5,400,447	7,829,325	5,357,573	5,895,615	5,742,396

- SCT “Option Awards” column value	4,519,209	4,725,225	4,248,445	4,496,806	3,904,509

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	12,785,765	28,153,093	9,783,283	24,320,152	19,235,117

-/+ change in fair value of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	1,160,409	4,729,453	(20,046,896)	17,756,334	7,552,919

+ vesting date fair value of equity awards granted and vested in the covered year	—	—	—	—	—

-/+ change in fair value of equity awards granted in prior years that vested in the covered year	1,034,926	(1,227,179)	(12,594,107)	560,551	1,825,968

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	—	—	—	—

+ dollar value of dividends/earnings paid prior to the vesting date on equity awards in the covered year	—	—	—	—	—

+ excess fair value for equity award modifications		—	—	—	—

Compensation Actually Paid to PEO (column (c))	$18,053,741	$38,382,596	$(19,713,828)	$48,088,376	$34,290,383

67

Average for Non-PEO NEOs	2024	2023	2022	2021	2020

Average SCT Total for Non-PEO NEOs (column (d))	$6,303,128	$6,962,401	$3,452,393	$3,618,848	$4,096,941

- aggregate change in actuarial present value of pension benefits	—	—	—	—	—

+ service cost of pension benefits	—	—	—	—	—

+ prior service cost of pension benefits	—	—	—	—	—

- SCT “Stock Awards” column value	2,311,208	3,044,738	1,083,784	1,074,291	1,239,836

- SCT “Option Awards” column value	1,648,674	1,589,850	877,473	865,948	837,232

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	5,239,176	8,616,321	2,000,614	4,500,593	4,146,248

-/+ change in fair value of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	1,613,536	1,066,986	(2,812,473)	2,596,782	1,556,400

+ vesting date fair value of equity awards granted and vested in the covered year	—	—	—	—	—

-/+ change in fair value of equity awards granted in prior years that vested in the covered year	1,124,090	(169,196)	(1,439,422)	163,708	434,160

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	—	—	—	—

+ dollar value of dividends/earnings paid prior to the vesting date on equity awards in the covered year	—	—	—	—	—

+ excess fair value for equity award modifications	—	—	—	—	—

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$10,320,048	$11,841,924	$(760,145)	$8,939,692	$8,156,681

3
For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation
S-K.
For purposes of this pay versus performance disclosure, our peer group is the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form
10-K
for each of the fiscal years ended December 31, 2024, 2023, 2022, 2021, and 2020 and consists of the following entities: Akzo Nobel N.V., Axalta Coating Systems Ltd., BASF SE, Genuine Parts Company, H.B. Fuller Company, The Home Depot, Inc., Lowe’s Companies, Inc., Masco Corporation, Newell Brands Inc., PPG Industries, Inc., RPM International Inc., and Stanley Black & Decker, Inc. (for purposes of this section only, the “Peer Group”).

4	Net income is rounded to the nearest hundred thousand.

5	Adjusted EPS is calculated as described in Appendix A.

68	2025 Proxy Statement

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of 2024, 2023, 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO
NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid ($000)
Total Shareholder Return
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
$200
$150
$100
$50
$0
-$50
$34,290
$8,157
$48,088
$8,940
-$19,714
-$760
$38,383
$11,842
$18,054
$10,320
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
SHW TSR
Peer Group TSR

69

Relationship Between Compensation Actually Paid and Adjusted EPS
Compensation Actually Paid ($000)
Adjusted EPS
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
$13
$11
$9
$7
$5
$3
$1
-$1
-$3
$34,290
$8,157
$48,088
$8,940
-$19,714
-$760
$38,383
$11,842
$18,054
$10,320
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
SHW Adjusted EPS

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid ($000)
Net Income ($M)
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
$34,290
$8,157
$48,088
$8,940
-$19,714
-$760
$38,383
$11,842
$18,054
$10,320
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
SHW Net Income

70	2025 Proxy Statement

Tabular List of Financial Performance Measures
The following table lists the financial performance measures that we believe represent the most important financial performance measures used to link compensation actually paid to our NEOs for 2024 to Company performance.

Petz, Mistysyn, Morikis	Binns	Jorgenrud

SHW Net Sales	GA Sales	GI Sales

SHW Adjusted EPS	GA PBT	GI PBT

SHW Adjusted FCF	GA RONAE	GI RONAE

SHW Adjusted RONAE	SHW Net Sales	SHW Net Sales

	SHW Adjusted EPS	SHW Adjusted EPS

	SHW Adjusted FCF	SHW Adjusted FCF

71

Proposal 3 — Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan

Overview

We are asking our shareholders to adopt and approve The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan (the “2025 Plan”) to continue our ability to provide to our officers and other employees, non-employee directors, and certain consultants, equity and cash incentive awards that reward their service and performance. The 2025 Plan is intended to replace The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of October 13, 2023) (the “Predecessor Plan”) and The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (the “Director Plan”).

Subject to adjustment as provided in the 2025 Plan and the applicable share counting rules as described herein, the number of shares of common stock authorized for issuance under the 2025 Plan is 22 million. If the 2025 Plan is approved by our shareholders at the Annual Meeting, no grants will be made under the Predecessor Plan or the Director Plan following the date of such approval, and the authority to issue new awards under the Predecessor Plan or Director Plan will terminate upon such approval. For purposes of clarity, the number of shares relating to awards granted between February 19, 2025 (the record date) and the Annual Meeting under the Predecessor Plan and the Director Plan will be deducted from the 22 million share pool of the 2025 Plan at a three-for-one fungible share ratio. Outstanding awards granted under the Predecessor Plan and the Director Plan will continue unaffected.

The 2025 Plan will only become effective subject to approval by our shareholders and, if it is not approved, the Predecessor Plan and the Director Plan will continue to remain in effect. The 2025 Plan will be a new plan for the Company, pursuant to which participants will receive awards based on the discretion of the Board, the Compensation Committee and their designees. As such, if approved by our shareholders at the Annual Meeting, it is not possible at present to determine the specific participants or the amount or form of any award that will be granted or available for grant to any participant in the future under such plan.

The following table provides information regarding shares available for issuance and outstanding awards issued under the Predecessor Plan and the Director Plan following the Company’s 2025 annual grants made before February 19, 2025:

February 19, 2025

Shares of common stock underlying outstanding options[1]	7,883,481

Weighted-average exercise price of outstanding options	$211.50

Weighted-average remaining term of outstanding options (years)	5.62

Shares of common stock underlying outstanding RSUs and Performance RSUs (“PRSUs”) (assumes maximum performance for outstanding unearned PRSUs)[2]	852,201

Estimated total shares remaining available for future issuance under equity plans[3]	5,016,105

1.	Amount represents shares of common stock underlying outstanding stock options under the Predecessor Plan. As of the date of this table, there were no options outstanding under the Director Plan.

2.

Includes 11,055 shares of common stock underlying outstanding RSUs under the Director Plan, 28,920 shares of common stock underlying outstanding RSUs under the Predecessor Plan, and 812,226 shares of common stock underlying outstanding PRSUs under the Predecessor Plan (assuming the maximum level of performance).

3.

Includes 4,810,083 shares of common stock remaining available for future issuance under the Predecessor Plan and 206,022 shares of common stock remaining available for future issuance under the Director Plan. The Predecessor Plan includes a three-for-one fungible share ratio that will be applied to the grant of any full value awards under such plan and, in the case of the Director Plan, the Company will similarly apply such ratio to any full value awards granted under it between February 19, 2025 (the record date) and the Annual Meeting. If the 2025 Plan is approved by our shareholders at the Annual Meeting, no grants will be made under the Predecessor Plan or the Director Plan following the date of such approval, and the authority to issue new awards under the Predecessor Plan or Director Plan will terminate upon such

72	2025 Proxy Statement

approval (i.e., no shares will be issued under such plans except pursuant to awards granted prior to the date of the Annual Meeting). For purposes of clarity, the number of shares relating to awards granted between February 19, 2025 and the Annual Meeting under the Predecessor Plan and the Director Plan will be deducted from the 22 million share pool of the 2025 Plan.

The following is a summary of the 2025 Plan, which is qualified in its entirety by the complete text of the 2025 Plan attached as Appendix B to this Proxy Statement. To the extent the description below differs from the 2025 Plan text in Appendix B, the text of the 2025 Plan governs the terms and provisions of the 2025 Plan. Since executive officers and non-employee directors are eligible to receive awards under the 2025 Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

The Board and Compensation Committee believe that a long-term equity incentive program motivates and rewards our executive officers, other key individuals, and non-employee directors for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. Our Board recommends a vote for the approval of the 2025 Plan because it will allow the Company to continue to use equity- and cash-based incentives and promote the goals of our compensation strategy.

Important Features of the 2025 Plan

2025 Plan Feature	Description

Term	If approved, no grant will be made under the 2025 Plan on or after the tenth anniversary of the 2025 Plan’s effective date.

Minimum Vesting/Performance Period Provisions	Except as otherwise provided in the 2025 Plan, equity-based awards granted under the 2025 Plan will generally be subject to either a minimum vesting or minimum performance period of at least one year.

Limits on Non-Employee Director Compensation	The 2025 Plan provides an overall annual cap on the amount of compensation that may be granted to each non-employee director.

Double-Trigger Change of Control Vesting	If awards are assumed by the acquiror, the awards only vest in the event of a “double-trigger” change of control event (change of control plus qualifying termination).

Fungible Share Pool	The 2025 Plan employs a “fungible” plan design that assigns a higher cost to full-value awards by reducing the share pool on a fungible rate of three shares of common stock for every one share of common stock subject to an award other than an option right or appreciation right.

No Share Recycling	Shares withheld to pay withholding tax obligations, or for the payment of option exercise prices, among other circumstances, will not be added back to the authorized share pool.

No Dividends on Unvested Awards	No dividends or dividend equivalents will be paid on awards until they are earned and/or vested.

No Dividends or Dividend Equivalents on Stock Option Rights or Appreciation Rights	Stock option rights and appreciation rights may not provide for the payment of any dividends or dividend equivalents thereon.

No Repricing Without Shareholder Approval	Stock option rights and appreciation rights may not be amended to reduce their exercise or base price, as applicable, and may not be cancelled in exchange for cash, other awards, or stock option rights and appreciation rights with an exercise or base price, as applicable, that is less than the exercise or base price of the original stock option rights or appreciation rights without obtaining shareholder approval.

No Discounted Stock Option Rights or Appreciation Rights	Stock option rights and appreciation rights may not be granted with an exercise or base price less than the fair market value of the Company’s common stock on the date of grant.

No “Evergreen” Provisions	The 2025 Plan authorizes the issuance of a fixed number of shares of common stock (subject to adjustment as provided therein). Shareholder approval will be required before any additional shares can be authorized for issuance under the 2025 Plan.

73

2025 Plan Feature	Description

Forfeiture and Clawback Protections	Pursuant to the terms of the 2025 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award in accordance with (i) any Company clawback or recoupment policy and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, and (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws.

Plan Summary

The following summary describes the material features of the 2025 Plan. The purposes of the 2025 Plan are to promote the interests of the Company and its shareholders by:

•	motivating and rewarding long-term strategic management that results in profitable growth and sustained shareholder value creation;

•	aligning employee and non-employee director interests with those of shareholders through encouraging stock ownership;

•	reinforcing a strong management team commitment to the Company’s long-term success;

•	providing meaningful short- and long-term incentive award opportunities as part of a competitive total compensation program that enables the Company to attract and retain its key employees;

•	managing costs effectively through program design and administration guidelines in terms of accounting, tax, cash flow and shareholder dilution; and

•	structuring grants to be responsive to changes in the Company’s business environment and compensation objectives.

The 2025 Plan will be administered by our Compensation Committee; provided, however, that, at the discretion of the Board, the 2025 Plan may be administered by the Board. Employees (including officers), non-employee directors, and certain consultants of the Company and our affiliates will be eligible to receive awards under the 2025 Plan based on the discretion of the Compensation Committee and its designees. As of February 19, 2025, if the 2025 Plan had been in effect, approximately 3,800 of the Company’s and its subsidiaries’ employees and nine of the Company’s non-employee directors would have been eligible to participate in the 2025 Plan in connection with their provision of services to the Company. As of February 19, 2025, if the 2025 Plan had been in effect, no consultants would have been eligible to participate in the 2025 Plan.

In connection with the Board’s consideration of the 2025 Plan, the Board reviewed leading proxy advisory firms’ policies on equity-based compensation plans, the importance of long-term incentives in supporting the key objectives of the Company’s equity and incentive compensation programs, and the overall dilution and value of the 2025 Plan as described above.

The 2025 Plan provides for the following award types: stock option rights, appreciation rights, restricted stock, RSUs, cash incentives, performance shares, performance units, and other awards. The Board recommends that our shareholders approve authorizing for issuance up to 22 million shares of our common stock under the 2025 Plan. Any shares available for new grants under the Predecessor Plan and the Director Plan will no longer be available for issuance under such plans upon shareholder approval of the 2025 Plan. Outstanding awards granted under the Predecessor Plan and the Director Plan will continue unaffected upon approval of the 2025 Plan. However, the number of shares relating to awards granted between February 19, 2025 (the record date) and the Annual Meeting under the Predecessor Plan and the Director Plan will be deducted from the 22 million share pool of the 2025 Plan.

Fungible Pool and Share Counting

The aggregate number of shares of common stock available for issuance under the 2025 Plan will be reduced by one share of common stock for every one share of common stock subject to an option right or appreciation right granted under the 2025 Plan and will be reduced by three shares of common stock for every one share of common stock subject to an award other than an option right or appreciation right granted under the 2025 Plan. Any shares of common stock granted under the 2025 Plan that again become available for issuance will be added back to the aggregate plan limit of the 2025 Plan in the same manner that such shares were originally deducted from the aggregate plan limit of the 2025 Plan.

74	2025 Proxy Statement

Certain Limitations on Awards

Under the 2025 Plan, the aggregate number of shares of common stock relating to incentive stock options (as defined in the 2025 Plan) may not exceed 22 million shares of common stock.

Notwithstanding anything in the 2025 Plan to the contrary, no non-employee director may be granted, in any one calendar year, aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured as of the grant date, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.

Subject to the terms of the 2025 Plan, if any award granted under the 2025 Plan is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for issuance under the 2025 Plan.

Notwithstanding the foregoing, (i) shares of common stock withheld by the Company, tendered or otherwise used in payment of the exercise price of a stock option right will not be added (or added back, as applicable) to the aggregate number of shares of common stock available under the 2025 Plan; (ii) shares of common stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of common stock available under the 2025 Plan; (iii) shares of common stock subject to a stock-settled appreciation right that are not actually issued in connection with the settlement of such appreciation right on the exercise thereof will not be added back to the aggregate number of shares of common stock available under the 2025 Plan; and (iv) shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock option rights will not be added (or added back, as applicable) to the aggregate number of shares of common stock available under the 2025 Plan. If a participant has elected to give up the right to receive cash compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate share limit of the 2025 Plan.

Awards may be granted under the 2025 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2025 Plan, and may account for shares of common stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares of common stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company will not reduce the shares of common stock available for issuance or transfer under the 2025 Plan or otherwise count against the limits contained in the 2025 Plan and summarized above. In addition, no shares of common stock subject to an award that is granted by, or becomes an obligation of, the Company under the 2025 Plan as described in this paragraph, will be added to the aggregate share limit contained in the 2025 Plan.

Awards granted under the 2025 Plan may provide for the payment of dividends or dividend equivalents (other than in connection with stock option rights and appreciation rights), payable in cash, shares, other securities or other property; provided, however, that such dividends or dividend equivalents will only be paid to the participant if the underlying award vests and/or is earned. Except to the extent provided in the 2025 Plan, no award will be transferable by the participant, except by will or the laws of descent and distribution.

Minimum Vesting/Performance Period

Awards granted under the 2025 Plan (other than cash-based awards) will either be subject to a minimum vesting or minimum performance period of one year; provided, that the following awards will not be subject to the foregoing minimum vesting or minimum performance period requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted as described above; (ii) shares of common stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders; and (iv) additional awards the Compensation Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the 2025 Plan (subject to adjustment as described below). However, nothing in the 2025 Plan will preclude the Compensation Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under the 2025 Plan upon certain events, including, without limitation, in connection with or following a participant’s death, disability, retirement, or termination of service or a change of control, or (y) exercising its authority under the 2025 Plan at any time following the grant of an award.

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Eligible Participants

Under the 2025 Plan, the Compensation Committee may grant awards to the following persons providing services to the Company: (i) officers or other employees of the Company or any subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the date of grant, (ii) non-employee directors, including a person who has agreed to commence serving in such capacity within 90 days of the date of grant, or (iii) certain consultants as provided in the 2025 Plan.

Stock Option Rights

Stock option rights granted under the 2025 Plan may be either incentive stock options or non-qualified stock options (or a combination of the foregoing). Incentive stock options may only be granted to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of the Company’s common stock on the date of grant. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of sale through a bank or broker on a date satisfactory to the Company or some or all of the shares of common stock to which such exercise relates. Each stock option will specify the vesting schedule, including any applicable performance objectives, and the option term may not extend for more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, including (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of common stock owned by the optionee having a value at the time of exercise equal to the total exercise price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the Company’s withholding of shares of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of common stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee. Stock option rights may not provide for any dividends or dividend equivalents to be paid thereon.

Appreciation Rights

The 2025 Plan provides for the grant of appreciation rights. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Each appreciation right will specify the vesting schedule, including any applicable performance objectives, and the term of an appreciation right may not extend more than ten years from the date of grant. An appreciation right may be paid in cash, shares of the Company’s common stock or any combination thereof. Appreciation rights may not provide for any dividends or dividend equivalents to be paid thereon.

Restricted Stock

Restricted stock may also be granted under the 2025 Plan. Restricted stock constitutes the immediate transfer of ownership of shares of the Company’s common stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend, and other ownership rights, but subject to a substantial risk of forfeiture and restrictions on transfer for a period of time, each as determined by the Compensation Committee, or until certain performance objectives specified by the Compensation Committee are achieved. Each grant of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of the Company’s common stock on the date of grant.

Dividends and other distributions paid on or in respect of any shares of restricted stock may be paid directly to the participant, or may be reinvested in additional shares of restricted stock, as determined by the Compensation Committee in its sole discretion, provided, however, that in all cases, such dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying award.

Restricted Stock Units

The 2025 Plan provides for the grant of RSUs. RSUs awarded under the 2025 Plan constitute an agreement by the Company to deliver shares of the Company’s common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of performance objectives) during the restriction period as the Compensation Committee may specify. Each grant of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of the Company’s common stock on the date of grant.

76	2025 Proxy Statement

During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of the Company’s common stock underlying the RSUs. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Compensation Committee; provided, however, that any dividend equivalents or other distributions on the shares of the Company’s common stock underlying the RSUs will be deferred until and paid contingent upon the vesting of such RSUs.

Cash Incentive Awards, Performance Shares and Performance Units

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2025 Plan. A performance share is an award denominated in shares of common stock, and subject to the achievement of the applicable performance objectives, and a performance unit is an award denominated in cash, and subject to the achievement of the applicable performance objectives. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards become payable to participants upon the achievement of specified performance objectives, and upon such terms and conditions as the Board or the Compensation Committee determines at the time of grant. Each grant will specify the performance objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid by the Company in cash, shares of the Company’s common stock, restricted stock, RSUs, or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of the Company’s common stock, provided that such dividend equivalents will be subject to deferral and payment on a contingent basis based on the earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Compensation Committee, stock option rights, appreciation rights, restricted stock, RSUs, dividend equivalents or other awards pursuant to the 2025 Plan) may include (but are not limited to) the following: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per dollar of assets; sales per employee; economic value added; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net profit margin; cost of capital; cost reductions; debt reduction; debt leverage; total debt to capitalization; facilities open; gallon growth; interest coverage; inventory management; productivity improvement; profit after or before tax; reduction of fixed costs; working capital; enterprise value; asset management; environmental, health and/or safety goals; regulatory achievements; recruiting or maintaining personnel; customer growth; research and development achievements; strategic sustainability metrics; accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar business transactions; achievement of business or operational goals such as business development and/or customer objectives; manufacturing achievements; joint venture or other similar arrangements; any other goals established by the Compensation Committee; or any one or more, or a combination of, performance objectives. Performance objectives may relate to the Company or any subsidiary, including, without limitation, any business unit, segment, division, department, or function within the Company or any subsidiary, or any combination thereof. Performance objectives may be expressed in absolute amounts, on a per share basis, relative to one or more of the other performance objectives, as a rate or change from preceding periods, or as compared to the performance of specified companies or a published or a special index or other external measure, including, but not limited to, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Dow Jones Industrial Average Index.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the aforementioned performance objectives unsuitable, the Compensation Committee may in its discretion modify such performance objectives or the goals or actual levels of achievement regarding the performance objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

The Compensation Committee may also specify that the performance objectives on which an award is based may include adjustments to include or exclude the effects of certain events, including, but not limited to, any of the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain

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business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees or rules and regulations adopted by the SEC; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Other Awards

Other awards may also be granted under the 2025 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or factors that may influence the value of such shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 2025 Plan. Cash awards, as an element of or supplement to any other award granted under the 2025 Plan, may also be granted. Subject to the terms of the 2025 Plan, the Compensation Committee may authorize the grant of shares of common stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2025 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either in cash or in additional shares of common stock; provided, however, that dividend equivalents or other distributions on shares of common stock underlying awards granted will be deferred until and paid contingent upon the earning and vesting of such awards. These awards will provide for vesting and other terms as deemed appropriate by the Compensation Committee and consistent with the terms of the 2025 Plan.

Adjustments

The Compensation Committee shall make or provide for such adjustments in the number of and kind of shares of common stock covered by outstanding awards granted under the 2025 Plan, in the exercise price and base price provided in outstanding stock option rights and appreciation rights, respectively, in cash incentive awards, and in other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change of control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2025 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option right or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change of control, the Compensation Committee may in its sole discretion elect to cancel such stock option right or appreciation right without any payment to the person holding such stock option right or appreciation right. The Compensation Committee shall also make or provide for such adjustments in the number of shares of common stock specified in the 2025 Plan as the Compensation Committee, in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described therein; provided, however, that any such adjustment to the number specified in the 2025 Plan will be made only if and to the extent that such adjustment would not cause any stock option right intended to qualify as an incentive stock option to fail to so qualify.

Change of Control

Under the 2025 Plan, the treatment of outstanding awards upon a “change of control” (as defined in the 2025 Plan) depends on whether or not the awards are assumed by the entity effecting the change of control. Upon the occurrence of a change of control, any awards made to a participant under the 2025 Plan that are assumed by the surviving entity will continue to vest and become exercisable in accordance with the terms of the original grant unless, during the two-year

78	2025 Proxy Statement

period commencing on the date of the change of control, the participant is involuntarily terminated for reasons other than for “cause” or the participant terminates his or her employment for “good reason” (each as defined in the 2025 Plan). If a participant’s employment is terminated under such circumstances, any outstanding stock option rights and appreciation rights will become fully vested and exercisable, any restrictions that apply to awards made pursuant to the 2025 Plan will lapse, and all other awards will immediately be earned or vest and will become immediately payable in accordance with their terms on the date of termination. The foregoing treatment is known as a “double-trigger” change of control.

Any awards made under the 2025 Plan that are not assumed by the entity effecting the change of control will, upon the change of control, become fully vested and exercisable on the date of the change of control or will immediately vest and become immediately payable in accordance with their terms, and in the case of awards subject to performance objectives, as if the greater of (x) target performance of the applicable performance objectives had been achieved as of the date of the change of control and (y) projected actual performance (as determined by the Committee) of the applicable performance objectives had been achieved as of the date of the change of control, and any restrictions that apply to such awards will lapse. For each outstanding stock option right and appreciation right, the participant will receive a payment equal to the difference between the consideration received by holders of common stock in the change of control transaction and the exercise price of the applicable stock option right or appreciation right, if such difference is positive. Any stock option rights or appreciation rights with an exercise price that is higher than the per share consideration received by holders of common stock in connection with the change of control will be cancelled for no additional consideration.

Amendment and Termination

The Board generally may amend the 2025 Plan at any time and from time to time in whole or in part. However, if any amendment (i) would materially increase the number of securities which may be issued under the 2025 Plan, (ii) would materially modify the requirements for participation in the 2025 Plan, or (iii) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the NYSE listing requirements, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Subject to the terms of the 2025 Plan, the Compensation Committee may amend the terms of any award, prospectively or retroactively. Except as otherwise provided in the 2025 Plan, no such amendment will materially impair the rights of any participant without his or her consent. Further, if permitted by Section 409A of the Code, but subject to the terms of the 2025 Plan, to the extent a participant holds a stock option right or appreciation right not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any cash incentive awards, performance shares or performance units that have not been fully earned, or any dividend equivalents or other awards made pursuant to the 2025 Plan subject to any vesting schedule or transfer restriction, or who holds shares of common stock subject to any transfer restriction imposed under the 2025 Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such stock option right, appreciation right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2025 Plan at any time. Termination of the 2025 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Notwithstanding the foregoing or any provision of the 2025 Plan or an award agreement to the contrary, the Company reserves the right to make amendments to the 2025 Plan and grants thereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. A participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a participant or for a participant’s account in connection with the 2025 Plan and grants thereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes or penalties.

No Repricing

Except in connection with a corporate transaction or event described in the 2025 Plan or in connection with a change of control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock option rights or the base price of outstanding appreciation rights, or cancel outstanding “underwater” stock option rights or appreciation rights (including following a participant’s voluntary surrender of “underwater” stock option rights or appreciation

79

rights) in exchange for cash, other awards or stock option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original stock option rights or exercise price of the original appreciation rights, as applicable, without shareholder approval.

Withholding

To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2025 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company will withhold shares of common stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Compensation Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of common stock delivered or required to be delivered to the participant, shares of common stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of common stock held by such participant. The shares of common stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of common stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the shares of common stock to be withheld and delivered exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Compensation Committee.

Clawback

Any award agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee or the Board in accordance with (i) any Company clawback or recoupment policy, including the Executive Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the 2025 Plan, the participants consent to be bound by the terms of the Executive Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the 2025 Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the participants of any such amounts, including from the participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2025 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2025 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Non-qualified Stock Option Rights.

In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

80	2025 Proxy Statement

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares, or performance units. Upon payment in respect of the earn-out of cash incentive awards, performance shares, or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain compensation paid to certain executive officers under Section 162(m) of the Code.

The Board of Directors unanimously recommends that you vote “FOR”

approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan.

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Proposal 4 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of our independent registered public accounting firm. To assure continuing audit independence and objectivity, the Audit Committee is involved in the selection of the firm’s lead engagement partner in accordance with SEC rules. Additionally, the Audit Committee has adopted a policy for pre-approving all audit and non-audit services to be performed by the firm and assesses the impact the provision of any non-audit services may have on the firm’s independence.

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025. EY has served as our independent auditor since 1908. Information regarding the services provided to us by EY during 2023 and 2024 is set forth in this section under the heading “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2025. The Audit Committee believes the continued retention of EY as our independent registered public accounting firm for 2025 is in the best interests of our Company and shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of EY to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice and to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of our Company and shareholders.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’

independent registered public accounting firm.

82	2025 Proxy Statement

Matters Relating to the Independent Registered Public Accounting Firm

Fees Paid to EY

The following table sets forth the fees for services provided by EY during the fiscal years ended December 31, 2024 and December 31, 2023.

	2024	2023

Audit Fees	$7,975,000	$6,818,000

Audit-Related Fees	—	—

Tax Fees	618,000	867,000

All Other Fees	1,839,000	847,000

Total	$10,432,000	$8,532,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These are fees for professional services rendered by EY for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, a comfort letter in connection with financing transactions, review of documents to be filed with the SEC, and certain audits of foreign subsidiary financial statements required by local statutes.

Audit-Related Fees. These are fees for assurance and related services rendered by EY that are reasonably related to the performance of the audit or the review of our financial statements and that are not included as audit fees. These could include services rendered in connection with employee benefit plan audits, and limited assurance engagements.

Tax Fees. These are fees for professional services rendered by EY with respect to tax compliance, tax advice, and tax planning, including the review of certain tax returns, tax audit assistance, and consulting on tax planning matters.

All Other Fees. These are fees for other services rendered by EY that do not meet the above category descriptions. In 2024 and 2023, these services related to insurance claims services.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by EY prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by EY during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

All of the fees paid to EY for services rendered during 2024 and 2023 under the categories of Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as applicable, were pre-approved by the Audit Committee.

83

Audit Committee Report

Management has primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls, and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE

Marta R. Stewart, Chair

Arthur F. Anton

Jeff M. Fettig

Michael H. Thaman

Matthew Thornton III

84	2025 Proxy Statement

Introduction to Proposals 5 and 6: Elimination of Supermajority Voting Provisions

The Board unanimously recommends that shareholders adopt amendments to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Charter”), to eliminate supermajority voting requirements from the Charter. If adopted, the Charter amendments will reduce the required vote to approve certain matters from two-thirds of the voting power of the Company or of any class or classes of shares thereof to a majority of the voting power of the Company or of any class or classes of shares thereof.

With certain limited exceptions, the Ohio Revised Code establishes a default two-thirds voting power requirement for shareholders to adopt charter amendments, but provides that corporations may instead elect to be subject to not less than a majority voting power requirement. Under our Charter, a majority vote requirement already applies to most matters submitted for shareholder approval, including director elections. Furthermore, Article Sixth of our Charter already provides that actions subject to supermajority voting standards under the Ohio Revised Code may be taken by a majority of the voting power of the Company (to the extent that the Ohio Revised Code permits the replacement of such standards and except as otherwise provided in the Charter).

Our Charter currently only requires higher than a majority vote standard in a few instances involving significant transactions with a related corporation or an affiliate of a related corporation. In Paragraph (B) of Article Sixth of our Charter, the affirmative vote of two-thirds of the voting power of the Company and two-thirds of the shares of common stock outstanding is necessary to approve (i) sales, exchanges, leases, transfers, other dispositions by the Company of all, or substantially all, of the Company’s assets, and certain consolidation and merger transactions, in each case, with a related corporation or an affiliate of a related corporation, (ii) any agreement, contract or other arrangement regarding such transactions, or (iii) any amendment that changes such provisions in the Charter. In addition, under Section 6(b) of Article Fourth, Division A in our Charter, the vote or consent of the holders of at least two-thirds of the shares of any Serial Preferred Stock is necessary to effect certain actions with respect to such Serial Preferred Stock. The amendments to the Charter proposed by the Board pursuant to Proposal 5 and Proposal 6 would replace such statutory supermajority vote requirements with majority voting power requirements.

The Board is proposing these Charter amendments as a result of the Board’s ongoing review of corporate governance matters and input from our shareholders, including the approval by our shareholders of a related shareholder proposal at the Company’s 2024 Annual Meeting of Shareholders. The Board believes these Charter amendments are in the best interests of our Company and our shareholders.

If Proposal 5 and/or Proposal 6 is adopted by the shareholders, the amendments approved will become effective upon filing with the Secretary of State of the State of Ohio, which is expected to occur promptly following the shareholder vote.

85

Proposal 5 — Approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to Eliminate Supermajority Vote Requirements

The Board proposes to amend Paragraph (B) of Article Sixth of the Charter by replacing the two-thirds supermajority vote requirements with majority voting power requirements (the “Article Sixth Supermajority Amendment”). Specifically, the Board proposes to amend current Paragraph (B) of Article Sixth as shown by the amended text below (additions are indicated by blue text and double underlining and deletions are indicated by ~~red strike through text~~).

The Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve that Paragraph (B) of Article Sixth of Sherwin-Williams’ Amended and Restated Articles of Incorporation, as amended, is hereby amended as set forth below.”

Amended Text

(B) The affirmative vote (i) of the holders of shares entitling them to exercise a majority ~~two-thirds~~ of the voting power of the Company, and (ii) of the holders of a majority of the voting power ~~two-thirds~~ of the shares of Common Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Common Stock shall vote separately as a class, shall be necessary:

(a) to approve (i) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business to a related corporation or an affiliate of a related corporation, or (ii) the consolidation of the Company with or its merger into a related corporation or an affiliate of a related corporation, or (iii) the merger into the Company of a related corporation or an affiliate of a related corporation, or (iv) a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to shareholders of a related corporation or an affiliate of a related corporation; or

(b) to approve any agreement, contract or other arrangement with a related corporation providing for any of the transactions described in subparagraph (a) above; or

(c) to effect any amendment of the Articles of the Company which changes the provisions of this Paragraph (B).

For the purpose of this Paragraph (B), (i) a “related corporation” in respect of a given transaction shall be any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any outstanding class of stock of the Company entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Company entitled to vote upon such transaction; (ii) an “affiliate” of a related corporation shall be any individual, joint venture, trust, partnership or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the related corporation; (iii) an “associated person” of a related corporation shall be any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security, of such related corporation or any of its affiliates; and (iv) the terms “combination”, “majority share acquisition” and “acquiring corporation” shall have the same meaning as that contained in Section 1701.01 of the Ohio General Corporation Law or any similar provision hereafter enacted.

The determination of the Board of Directors of the Company, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any corporation is a related corporation as defined in this Paragraph (B).

The Board of Directors unanimously recommends that you vote “FOR”

approval of the Article Sixth Supermajority Amendment.

86	2025 Proxy Statement

Proposal 6 — Approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to Eliminate Supermajority Vote Requirements

The Board proposes to amend Section 6(b) of Article Fourth, Division A of the Charter by replacing the two-thirds supermajority vote requirements with majority voting power requirements (the “Article Fourth Supermajority Amendment”). Specifically, the Board proposes to amend current Section 6(b) of Article Fourth, Division A as shown by the amended text below (additions are indicated by blue text and double underlining and deletions are indicated by ~~red strike-through text~~).

The Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve that Section 6(b) of Article Fourth, Division A of Sherwin-Williams’ Amended and Restated Articles of Incorporation, as amended, is hereby amended as set forth below.”

Amended Text

(b) The vote or consent of the holders of at least a majority of the voting power ~~two-thirds~~ of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote or consent):

(i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Company which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Company shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Stock at the time outstanding, only the vote or consent of the holders of at least a majority of the voting power ~~two-thirds~~ of the number of the shares at the time outstanding of the series so affected shall be required;

(ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Stock; or

(iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends upon all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefore set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

This Section 6(b) shall not apply to, and the class or series vote specified therein shall not be required for the approval of, any action which is part of or effected in connection with the consolidation of the Company with or its merger into any other corporation, so long as the class vote specified by Section 6(c) of this Division is obtained in any case in which such class vote is required under clause (ii) of said Section 6(c).

The Board of Directors unanimously recommends that you vote “FOR”

approval of the Article Fourth Supermajority Amendment.

87

Proposal 7 — Shareholder Proposal to Issue an Annual Lobbying Report

The following shareholder proposal will be voted upon at the Annual Meeting if such proposal is properly presented at the Annual Meeting by or on behalf of the shareholder proponent. Shareholders submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. The Company has been advised that Mr. John Chevedden, beneficial owner of no fewer than 30 shares of the Company’s common stock, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, intends to present the proposal set forth below at the Annual Meeting. As required by SEC rules, the proposal and supporting statement are presented below in the form received from the shareholder proponent. The Board and the Company are not responsible for the contents of the shareholder proposal or supporting statement. The graphic below was provided by the shareholder proponent and not the Company.

Proposal 7 – Transparency in Lobbying

Resolved, shareholders of Sherwin-Williams request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Sherwin-Williams used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Sherwin-Williams’ membership in and payments to any tax-exempt organization that writes and endorses model legislation;

4.	Description of management’s decision-making process and the Board’s oversight for making payments described above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Sherwin-Williams is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on Sherwin-Williams’ website.

Supporting Statement

Full disclosure of Sherwin-Williams’ lobbying activities and expenditures is needed to assess whether its lobbying is consistent with its expressed goals and shareholder interests. Sherwin-Williams spent $2.9 on federal lobbying from 2020—2023. Sherwin-Williams also lobbies at the state level, spending $1.2 million on lobbying in California in 2018 in an attempt to reduce its liability for lead paint in California buildings.1 Sherwin-Williams also lobbies abroad, spending between €100,000 – 199,999 on lobbying in Europe for 2023.

[1]	https://www.vcstar.com/story/news/2018/08/05/who-tops-california-spending-list-lobbying/887038002/.

88	2025 Proxy Statement

Companies can give unlimited amounts to third party groups that spend millions on lobbying and often undisclosed grassroots activity. These groups may be spending “at least double what’s publicly reported.”2 Sherwin-Williams fails to disclose its memberships in or payments to trade associations and social welfare groups (SWGs), or the amounts used for lobbying, to shareholders. Sherwin-Williams serves on the board of the National Association of Manufacturers (NAM), which has spent over $225 million on federal lobbying since 1998. And Sherwin-Williams has been previously identified as a member of the Plastics Industry Association.3

Sherwin-Williams’ lack of disclosure presents reputational risk when its lobbying contradicts company public positions. For example, Sherwin-Williams publicly supports addressing climate change, yet NAM leverages its “influence to obstruct climate policy progress in the U.S. at the federal, state and local levels.”4 And while Sherwin-Williams does not belong to the controversial American Legislative Exchange Council, which has pushed preemption legislation to deny municipalities the right to access courts,5 it was represented by NAM, which previously sat on its Private Enterprise Advisory Council.6

Reputational damage stemming from these misalignments could harm shareholder value. Thus it will be a best practice for Sherwin-Williams Company to expand its lobbying disclosure.

[2]	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
[3]	https://www.asyousow.org/blog/sustainable-companies-support-plastic-bag-lobbyists.
[4]	https://www.greenbiz.com/article/dont-play-both-sides-take-3-steps-now-fix-your-trade-group-gap.
[5]	https://climateintegrity.org/news/view/new-report-documents-the-corporate-campaign-to-deny-municipalities-access-to-the-courts.
[6]	https://www.exposedbycmd.org/2023/02/03/alec-expands-private-board-of-directors-with-woke-capitalism-fighters/.

89

Statement of Opposition

THE BOARD HAS CAREFULLY CONSIDERED THIS SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Summary

This proposal requests that Sherwin-Williams prepare and publicly disclose an annual report regarding the Company’s lobbying activities. The Board believes that the proposal is unnecessary and not in the best interests of shareholders for the following reasons:

✓	Information regarding Sherwin-Williams’ lobbying activities and trade association memberships, including related payments, is already publicly available.

✓	Sherwin-Williams has comprehensive and transparent policies and procedures governing its lobbying activities and political engagement.

✓	Sherwin-Williams maintains robust executive management and Board oversight of its political engagement activities.

✓	Sherwin-Williams’ current advocacy activities are in the best interests of the Company.

✓	Preparation of the report requested by the proposal would be unduly burdensome and costly, and would not result in additional meaningful disclosure for shareholders.

Information regarding Sherwin-Williams’ lobbying activities and trade association memberships, including related payments, is already publicly available.

Sherwin-Williams uses public policy engagement to responsibly and ethically advocate for positions that are impactful to Sherwin-Williams and advance the interests of our Company, including directly and indirectly through our membership in trade associations and organizations. The Company already provides substantial public disclosure about its lobbying and other political activities on its website at https://corporate.sherwin-williams.com/us/en/sustainability/reports-and-downloads/political-engagement.html, including with respect to the following:

•

No Political Contributions to Individual Candidates or Political Party Committees. Sherwin-Williams does not make direct political contributions to individual candidates or political party committees (as such term is described under applicable law).

•	No Political Action Committee (“PAC”). Though permissible by law, the Company does not have a PAC.

•	Lobbying Activities. Our lobbying efforts are conducted in accordance with applicable law.

Sherwin-Williams regularly discloses detailed information about our U.S. federal lobbying activities and related expenditures, including the specific policy issues on which the Company and its outside lobbying firms have engaged, the government agency or chamber of Congress contacted, and the total lobbying expenditures. As required by law, this information is included in quarterly reports (Form LD-2) filed with the Office of the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate. Links to these quarterly reports are also provided on our website.

Our lobbying activities at the U.S. state and local governmental levels are also reported on publicly available websites maintained by the applicable government bodies. These websites include our name and the names of the individual lobbyists who represent us. Links to these reports are also provided on our website.

Sherwin-Williams also reports its lobbying efforts in foreign jurisdictions as required by applicable law. Links to these reports are also provided on our website.

•

Trade Associations. Sherwin-Williams voluntarily discloses the trade associations to which it pays annual membership dues in excess of $25,000. Such trade associations publicly disclose their lobbying efforts as required by law. The Board believes that these various disclosures collectively enable shareholders to assess whether Sherwin-Williams’ expenditures align with its public policy positions and statements, as well as the risks presented by any potential misalignment.

•

Grassroots Lobbying. Sherwin-Williams generally does not engage in “grassroots lobbying,” which refers to making disbursements for efforts to shape public opinion regarding legislation or urging the general public to contact public officials regarding legislation.

In limited circumstances, the Company may support legislative measures and initiatives and other organizations where the Company has determined that such activities are appropriate and in the interest of our business. Any political contribution made with Company funds or resources must be approved in advance by Sherwin-Williams’ Chief Legal Officer.

90	2025 Proxy Statement

Sherwin-Williams has comprehensive and transparent policies and procedures governing its lobbying activities and political engagement.

Sherwin-Williams has implemented several policies with respect to its lobbying activities and political engagement that are designed to promote compliance with applicable laws and regulations. These policies are posted on our website and include the Sherwin-Williams Political Engagement Policy (the “Policy”) and our Code of Conduct (the “Code”). The Policy and the Code provide that no employee or director may engage in any activity on behalf of Sherwin-Williams with the intention of influencing legislation or rulemaking, or engage lobbyists or others to do so, without the express written authorization of Sherwin-Williams’ Government Affairs Department. The Code also prohibits employees from engaging in conduct that would create the impression that any personal political activities are being conducted for or on behalf of the Company including, without limitation, by using Sherwin-Williams’ email system or letterhead.

Sherwin-Williams’ procedures subject prospective outside lobbying firms to a due diligence process in advance of their retention in order to comply with the law and uphold Sherwin-Williams’ high ethical standards.

Sherwin-Williams maintains robust executive management and Board oversight of political engagement activities.

Sherwin-Williams’ political engagement activities are overseen by senior executive management and the Board. The Board oversees Sherwin-Williams’ public policy engagement and advocacy activities and receives quarterly updates from management. In addition, as described above, Sherwin-Williams’ Chief Legal Officer and Government Affairs Department must approve political-related expenditures and lobbying activities conducted on behalf of Sherwin-Williams.

Sherwin-Williams’ current advocacy activities are in the best interests of the Company.

The Board believes that Sherwin-Williams’ participation in advocacy activities, including through memberships in trade associations, allows us to share our expertise regarding issues facing our industry and business community that are impactful to our operations. Trade association memberships also provide the Company with opportunities to engage in the legislative and regulatory process and influence matters that are critical to our customers, our employees, and the communities in which we operate.

While the groups in which we participate are necessarily focused on issues and positions important to Sherwin-Williams, the Company does not control the advocacy agenda of any trade association in which it participates. Moreover, the lobbying activities of the groups of which we are members may not necessarily represent our positions at all times, given the variety of business issues in which many trade associations and other groups are engaged. While we do not always agree with the positions taken by these groups, we generally believe that our membership allows us to more effectively advance Sherwin-Williams’ business positions and interests. The Company periodically evaluates our trade association memberships and policy alignment and when we disagree with such groups on a position, we employ a range of approaches to make our concerns heard. We believe that our participation in these groups contributes balance and greater perspective. In sum, the Board believes that Sherwin-Williams’ thoughtful approach to engagement furthers the best interests of the Company.

Preparation of the report requested by the proposal would be unduly burdensome and costly, and would not result in additional meaningful disclosure for shareholders.

In addition to complying with extensive foreign, federal, state, and local laws and regulations governing lobbying activities and political engagement, as described above, Sherwin-Williams already provides substantial voluntary disclosure regarding its lobbying and other political activities on its website. These disclosures already address the information requested by the proposal. Furthermore, the Company already discloses more information about its advocacy activities and policy priorities than is required by law. The report requested by the proposal would create undue administrative burden and cost without providing additional meaningful information to shareholders.

The Board of Directors unanimously recommends that you vote “AGAINST”

the shareholder proposal to issue an annual lobbying report.

91

Other Matters

Equity Compensation Plan Information

The following table provides information regarding our common stock that may be issued under our equity compensation plans at December 31, 2024.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	8,739,591	(1)	$209.39	(2)	5,668,948(3)

Equity compensation plans not approved by security holders	8,887	(4)	—		—

Total	8,748,478		$209.39	(2)	5,668,948(3)

[1]

Amount represents (a) 7,934,866 shares of common stock subject to outstanding stock options, 28,402 shares of common stock subject to outstanding RSUs, and 764,009 shares of common stock subject to outstanding PRSUs under our Equity Incentive Plan and (b) 12,314 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors. PRSUs granted in 2022, which vested in February 2025 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2024, reflect the actual level of performance. PRSUs granted in 2023 and 2024 assume the maximum level of performance.

[2]	The weighted average does not take into account shares relating to RSUs or PRSUs, or shares relating to common stock units held by directors under our Director Deferred Fee Plan.

[3]

Amount represents 5,458,273 shares of common stock remaining available for future awards under our Equity Incentive Plan and 210,675 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[4]

Amount represents 8,887 common stock units held by directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement. Additional information about our Director Deferred Fee Plan is set forth under the heading “Other Benefits” in the Director Compensation Program section.

92	2025 Proxy Statement

Security Ownership of Management, Directors, and Director Nominees

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned as of February 19, 2025, the record date, and shares of common stock acquirable within 60 days of that date by (a) each current director and director nominee, (b) each NEO, and (c) all current directors, director nominees, and executive officers as a group. Unless otherwise noted, each director, director nominee, and executive officer has sole voting and investment power over the shares of common stock listed, or share voting and investment power with a spouse.

Name of Beneficial Owner	Shares of Common Stock(2)	Shares of Common Stock Acquirable within 60 days(3)	Total	Percent of Common Stock Beneficially Owned(1)
Kerrii B. Anderson	4,111	886	4,997	*
Arthur F. Anton	42,547	—	42,547	*
Justin T. Binns	22,093	67,410	89,503	*
Jeff M. Fettig	5,311	—	5,311	*
Robert J. Gamgort	—	—	—
Karl J. Jorgenrud	14,741	38,151	52,892	*
Allen J. Mistysyn	79,531	129,948	209,479	*
John G. Morikis	457,213	304,288	761,501	*
Heidi G. Petz	15,364	42,233	57,597	*
Christine A. Poon	11,236	2,563	13,799	*
Aaron M. Powell	1,653	—	1,653	*
Marta R. Stewart	1,585	—	1,585	*
Michael H. Thaman	6,403	5,041	11,444	*
Matthew Thornton III	11,146	—	11,146	*
Thomas L. Williams	432	653	1,085	*

All current directors, director nominees, and executive officers as a group (22 persons)	749,921	776,938	1,526,859	*

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	Based on 251,510,149 shares of common stock outstanding at February 19, 2025, the record date.

[2]

These amounts include shares of common stock held under our 401(k) Plan for which NEOs and executive officers have the right to direct the vote. For Mr. Mistysyn, this amount includes 15,366 shares of common stock held by his spouse.

[3]

For NEOs and executive officers, these amounts include shares of common stock for which executives have the right to acquire beneficial ownership within sixty days of February 19, 2025, through the exercise of stock options. For non-management directors, these amounts include (a) shares of common stock for which the directors have the right to acquire beneficial ownership within sixty days of February 19, 2025, through the vesting of RSUs and (b) common stock units held by non-management directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement.

93

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned by persons or groups known to us to be beneficial owners of more than 5% of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	21,435,847(2)	8.5%

The Sherwin-Williams Company 401(k) Plan 101 West Prospect Avenue Cleveland, Ohio 44115	16,771,640(3)	6.6%

BlackRock, Inc. 50 Hudson Yards New York, New York 10001	16,178,069(4)	6.4%

State Street Corporation One Congress Street Boston, Massachusetts 02114	15,912,217(5)	6.3%

[1]	Based on 251,510,149 shares of common stock outstanding at February 19, 2025, the record date.

[2]

Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group (“Vanguard”), an investment adviser, Vanguard beneficially owned 21,435,847 shares of common stock at December 29, 2023. Of the total shares, Vanguard had sole dispositive power over 20,416,522 shares, shared dispositive power over 1,019,325 shares, sole voting power over none of the shares, and shared voting power over 315,076 shares.

[3]

Shares of common stock owned pursuant to our 401(k) Plan at December 31, 2024, which are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[4]

Based on a Schedule 13G/A filed on January 29, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock beneficially owned 16,178,069 shares of common stock at December 31, 2023. Of the total shares, BlackRock had sole voting power over 14,446,289 shares, sole dispositive power over all of the shares, and shared voting power and shared dispositive power over none of the shares.

[5]

Based on a Schedule 13G filed on February 4, 2025 by State Street Corporation (“State Street”), an investment adviser, State Street beneficially owned 15,912,217 shares of common stock at December 31, 2024. Of the total shares, State Street had shared voting power over 5,833,102 shares, shared dispositive power over 15,911,307, and sole voting and dispositive power over none of the shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that certain of our officers, our directors and persons who beneficially own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this Proxy Statement any known late filings or failures to file. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to those officers, directors and 10% shareholders were satisfied, except that one Form 4 filing for Mr. Jorgenrud reporting one transaction relating to a sale of shares of common stock on February 26, 2024 was filed one day late on February 29, 2024, due to an administrative oversight.

94	2025 Proxy Statement

Internet Availability of Proxy Materials

As permitted by SEC rules and regulations, we use the internet as the primary means of furnishing proxy materials to shareholders by sending a Notice of Internet Availability of Proxy Materials or email with instructions on how to access the proxy materials online at www.proxyvote.com and to request a printed copy of the proxy materials, if preferred.

If you received printed copies of the proxy materials this year and would like to access proxy materials online beginning next year, please follow the instructions located on our Investor Relations website, investors.sherwin.com. We encourage shareholders to take advantage of the availability of proxy materials online to help reduce the environmental impact of our annual meetings and our related printing and mailing costs.

This Proxy Statement and our 2024 Annual Report are also available on our Investor Relations website, investors.sherwin.com.

Eliminating Duplicate Mailings

Some brokers, banks, and similar organizations participate in the practice of “householding.” Under this procedure, beneficial owners of our common stock who share the same address or household may receive only one copy of our Notice of Internet Availability of Proxy Materials or, for those who received printed copies of proxy materials in the mail, only one copy of this Proxy Statement and our 2024 Annual Report, unless contrary instructions have been received from one or more of the shareholders. This procedure reduces our printing and mailing costs and supports our commitment to reduce the Company’s environmental footprint. Beneficial owners who participate in householding will continue to receive separate voting instruction forms.

We will promptly deliver to you upon written or oral request an additional copy of (i) our Notice of Internet Availability of Proxy Materials, this Proxy Statement, or our 2024 Annual Report or (ii) our proxy materials for future meetings if you write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

If you are a beneficial owner of our common stock and are receiving more than one copy of these proxy materials at a single address and would like to participate in householding in the future, please contact your broker, bank, or similar organization that holds your shares to request information about householding.

2024 Annual Report

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon request and without charge, a copy of our 2024 Annual Report. Please write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

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Questions and Answers About the Annual Meeting

What is the purpose of the Annual Meeting?

During the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Item	Proposal	Board Recommendation	Page

1	Election of 9 Directors	FOR each nominee	22

2	Advisory Approval of the Compensation of the Named Executive Officers	FOR	34

3	Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan	FOR	72

4	Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm	FOR	82

5	Approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to Eliminate Supermajority Vote Requirements	FOR	86

6	Approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to Eliminate Supermajority Vote Requirements	FOR	87

7	Shareholder Proposal to Issue an Annual Lobbying Report	AGAINST	88

At the Annual Meeting, our management also will report on Sherwin-Williams’ 2024 financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

How can I attend and participate in the Annual Meeting?

Virtual Meeting Format. We look forward to welcoming shareholders to the Annual Meeting. This year’s Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

Attendance and Participation. If you were a shareholder at the close of business on the record date, February 19, 2025, you may attend and participate in the Annual Meeting on April 16, 2025 by visiting www.virtualshareholdermeeting.com/SHW2025 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business or that are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting but cannot be answered during the Annual Meeting due to time constraints will be answered and posted on our Investor Relations website, investors.sherwin.com, as soon as practicable after the Annual Meeting.

No recording of the Annual Meeting is permitted, including audio and video recording. Additional information regarding the rules of conduct for the Annual Meeting and other materials, including the list of our shareholders of record, will be available during the Annual Meeting on the meeting website.

Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to confirm your vote will be represented at the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Attendees should confirm they have a strong Internet connection, allow plenty of time to log in, and can hear streaming audio prior to the start of the Annual Meeting.

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Technical Difficulties. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available on the meeting website.

Who is entitled to vote during the Annual Meeting?

You are entitled to vote during the Annual Meeting only if you were a record holder of our common stock at the close of business on the record date, February 19, 2025. At the close of business on the record date, 251,510,149 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote. Beneficial owners of shares held in street name as of the record date may vote as provided below.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank, or other similar organization, you are the beneficial owner of shares held in street name. The organization holding your account is considered the shareholder of record, and as a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Our shareholders have a choice of voting online, by phone, or by mail in advance of the Annual Meeting or voting online during the Annual Meeting. We encourage you to vote in advance of the Annual Meeting to confirm your vote will be represented at the Annual Meeting.

Voting in Advance of the Meeting. Except as provided below, if you wish to vote in advance of the meeting using one of the following methods, your vote must be received prior to 11:59 p.m. EDT on April 15, 2025.

•

Online.  To vote online, please visit www.proxyvote.com or, if you received printed copies of your proxy materials, scan the QR code located on your proxy card or voting instruction form—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

•

Phone. To vote by phone, please call the number listed on your proxy card or voting instruction form and follow the recorded instructions—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Your vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card or voting instruction form by mail.

•

Mail. If you are a shareholder of record who received printed copies of your proxy materials, you may vote by signing, dating, and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1, “for” Proposals 2, 3, 4, 5 and 6 and “against” Proposal 7. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you are a beneficial owner of shares held in street name who received printed copies of your proxy materials, you should complete, sign, date, and return the voting instruction form provided to you by your broker or nominee.

•

Voting as a Participant in the Dividend Reinvestment Plan or 401(k) Plan. If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record.

If you are a participant in our 401(k) Plan, your voting instructions must be received prior to 11:59 p.m. EDT on April 13, 2025 in order to allow the trustee sufficient time for voting. If you are a 401(k) Plan participant and do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

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Voting During the Annual Meeting.

•

Shareholders of Record and Beneficial Owners. If you are a shareholder of record or a beneficial owner of shares held in street name, you may vote online during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/SHW2025. Voting electronically online during the Annual Meeting will replace any previous votes.

•

Dividend Reinvestment Plan or 401(k) Plan Participants. If you are a participant in one of these plans, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in one of these plans electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

What happens if I am a beneficial owner, and I do not give voting instructions?

If you are a beneficial owner and do not provide your broker with specific voting instructions, under NYSE rules, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2, 3, 5, 6 and 7 are considered non-routine matters. Therefore, if you do not instruct your broker on how to vote on Proposals 1, 2, 3, 5, 6 and 7, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the independent inspector of election at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1 — Election of 9 Directors. As provided in our Charter, each of the 9 director nominees who receives a majority of the votes cast will be elected as a member of the Board. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as votes cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating Committee of the Board. We provide more information about majority voting for directors in the section of this Proxy Statement, “Corporate Governance Practices and Policies—Majority Voting for Directors”.

Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers. The approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Proposal 3 — Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan. The approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Proposal 4 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. There will not be any broker non-votes with respect to this proposal, as it is considered a routine matter, as described above.

Proposal 5 — Approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to Eliminate Supermajority Vote Requirements. The approval of the Amendment of Paragraph (B) of Article Sixth of the Charter to Eliminate Supermajority Vote Requirements requires the affirmative vote of two-thirds of each of the (i) voting power of the Company and (ii) outstanding shares of common stock of the Company. Abstentions and broker non-votes with respect to this proposal will have the same effect as votes “against” this proposal.

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Proposal 6 — Approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to Eliminate Supermajority Vote Requirements. The approval of the Amendment of Section 6(b) of Article Fourth, Division A of the Charter to Eliminate Supermajority Vote Requirements requires the affirmative vote of a majority of the voting power of the Company. Abstentions and broker non-votes with respect to this proposal will have the same effect as votes “against” this proposal.

Proposal 7 — Shareholder Proposal to Issue an Annual Lobbying Report. The approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Other Items. Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Charter or Regulations.

May I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication prior to the Annual Meeting;

•	returning a later signed and dated proxy card or voting instruction form;

•	entering a new vote online or by phone prior to the Annual Meeting; or

•	voting online during the Annual Meeting.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person, by proxy, or by the use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who pays the cost of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of the solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee of approximately $17,000, plus reasonable expenses.

In addition, we may reimburse brokers, banks, and similar organizations for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our executive officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, phone, and electronic means.

Shareholder Proposals for the 2026 Annual Meeting

Proposals to Be Included in the Proxy Statement

Under SEC rules, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 6, 2025 in order to be considered for inclusion in the proxy materials relating to the 2026 annual meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

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If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2026 annual meeting, such nomination must conform to the applicable requirements set forth in our Regulations and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted no earlier than October 7, 2025 and no later than November 6, 2025 to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Sherwin-Williams or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Proposals Not to Be Included in the Proxy Statement

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director (not including a proxy access nominee) or to introduce an item of business at an annual meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. In addition, these procedures include, without limitation: providing information about the proposed director nominee specified in the Regulations, including information that would be required to be disclosed in a proxy statement or other filing under Section 14A of the Exchange Act; a description of all direct and indirect compensation and other arrangements between the proposed director nominee and the nominating shareholder; a completed questionnaire with respect to the identity, background, and qualifications of the proposed director nominee; a written agreement from the proposed director nominee that includes a representation that such person, if elected, will serve for the entire term for which he or she is standing for election; and, if applicable, a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Sherwin-Williams’ shares entitled to vote on the election of directors in support of director nominees other than Sherwin-Williams’ nominees.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting. For the 2026 annual meeting, such notice must be delivered to, or mailed and received at, our principal executive offices no earlier than January 16, 2026 and no later than February 15, 2026. However, in the event that the annual meeting is held on a date more than 30 calendar days before or more than 60 calendar days after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be delivered to, or mailed and received not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the 60th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific, detailed requirements for the notice. You may access a copy of our Regulations on our Investor Relations website, investors.sherwin.com. You may also receive a copy of our Regulations by writing or emailing us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com.

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Appendix A

Calculation of Non-GAAP Financial Measures

We have included in this Proxy Statement certain performance metrics used for our incentive compensation programs that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These metrics should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies.

We believe these metrics are appropriate measures of Company performance to use for our incentive compensation programs. For purposes of determining the achievement of performance goals under our incentive compensation programs, at the time of grant of the awards, the Compensation Committee approved that performance metrics may be calculated to include or exclude certain items, including the following: (a) the acquisition or disposition of a business with pro-forma annualized sales in excess of $50 million, including but not limited to, (i) costs, fees, and/or expenses related to the negotiation, completion, and/or integration of such acquisition or disposition, (ii) any related severance and restructuring costs related to such acquisition or disposition, (iii) any costs related to acquisition-related amortization expense, or the write-down or impairment of, tangible or intangible assets associated with such acquisition or disposition, (iv) any costs, fees, and/or expenses related to an unsuccessful attempt related to such acquisition or disposition, and (v) any costs, fees, and/or expenses, including attorneys’ fees, relating to litigation involving such acquisition or disposition or such unsuccessfully attempted acquisition or disposition (including, in each case, claim judgments, civil penalties, and settlements); and (b) any unusual, infrequent or non-recurring items determined in accordance with GAAP, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Sherwin-Williams’ Annual Reports on Forms 10-K.

The descriptions below of how performance goal achievement for each of the below metrics were calculated from Sherwin-Williams’ financial statements include the applicable, pre-approved adjustments described above.

Annual Cash Incentive Compensation Program

Adjusted EPS. For 2024, no adjustments were made to GAAP EPS and, as such, the result was our GAAP EPS result of $10.55 per share.

Adjusted FCF. The following is a reconciliation of 2024 net operating cash (as determined in accordance with GAAP) to Adjusted Free Cash Flow (“Adjusted FCF”). Adjusted free cash flow is a non-GAAP financial measure defined as net operating cash, as shown in the Statements of Consolidated Cash Flows, less the amount reinvested in the business for capital expenditures (excluding capital expenditures for the construction of our new headquarters and research and development center) and the return on investment to its shareholders by the payments of cash dividends.

2024 Adjusted FCF	$ (millions)

Net Operating Cash (as determined in accordance with GAAP)	$3,153.2

Less Capital Expenditures	(1,070.0)

Less Cash Dividends Paid	(723.4)

Add back: Impact of New HQ and R&D Cap Ex included in Cap Ex above	531.7

Adjusted FCF (excluding impact of new HQ and R&D Cap Ex)	$1,891.5

Global Architectural Sales. We calculate Global Architectural Sales as Net Sales in the Paint Stores Group and Consumer Brands Group (both as determined in accordance with GAAP) adjusted to include intersegment transfer sales from the Consumer Brands Group to Paint Stores Group, and exclude Net Sales generated by the Company’s integrated manufacturing operations.

Global Industrial Sales. We calculate Global Industrial Sales as Net Sales in the Performance Coatings Group (“PCG”) (as determined in accordance with GAAP) adjusted to include Net Sales associated with the Protective and Marine business which are recognized for GAAP purposes within the Paint Stores Group retail stores, and exclude Net Sales associated with the Engineered Polymer Solutions business unit.

A-1

Global Architectural PBT. We calculate Global Architectural Profit Before Taxes (“PBT”) as Paint Stores Group PBT and Consumer Brands Group PBT (both as determined in accordance with GAAP) adjusted to exclude the PBT impact associated with the Company’s integrated manufacturing operations.

Global Industrial PBT. We calculate Global Industrial PBT as Performance Coatings Group PBT (as determined in accordance with GAAP) adjusted to: i) include the PBT impact associated with the Net Sales generated by the Protective and Marine business which are recognized for US GAAP purposes within the Paint Stores Group; ii) exclude the PBT impact generated by Engineered Polymer Solutions business; iii) exclude the impact from corporate cost allocations primarily attributable to the amortization of Valspar-related intangible assets; and iv) increase PBT by $17.83 million for the net impact of the difference in budgeted insurance recoveries versus actual insurance recoveries.

Global Architectural RONAE. We calculate Global Architectural RONAE by dividing Global Architectural PBT, as described above, by the Global Architectural twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets, and goodwill, less accounts payable.

Global Industrial RONAE. We calculate Global Industrial RONAE by dividing Global Industrial PBT, as described above, by the Global Industrial twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets, and goodwill, less accounts payable.

Long-Term Equity Incentive Compensation Program

Performance-Based Restricted Stock Units (2022–2024 Performance Period)

Adjusted EPS. We calculate Adjusted EPS on a cumulative basis over the three-year performance period. The following is a reconciliation of 2022–2024 cumulative diluted net income per share (as determined in accordance with GAAP) to cumulative Adjusted EPS.

2022–2024 Cumulative Adjusted EPS[1]	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$27.52

Restructuring	0.29

Impairment Related to Trademarks	0.07

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine peso	0.16

Adjusted EPS	$28.04

[1]  The following items were excluded from the calculations for the years noted: restructuring (2022 and 2023), impairment related to trademarks (2023), and the significant devaluation of the Argentine peso in December 2023 as part of economic reforms implemented by the government of Argentina (2023).

A-2	2025 Proxy Statement

Adjusted RONAE. We calculate Adjusted RONAE on a three-year average basis as described below under “Performance-Based Restricted Stock Units (2024–2026 Performance Period)—Adjusted RONAE.” The following is a reconciliation of 2022–2024 average adjusted net income (as determined in accordance with GAAP) to the 2022–2024 average Adjusted RONAE.

2022–2024 Adjusted RONAE[1]	$ (thousands, except where shown)

3-Year Average Net Income (as determined in accordance with GAAP)	$2,363,403

Restructuring	25,329

Impairment Related to Trademarks	6,334

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine peso	13,933

3-Year Average Adjusted Net Income	$2,408,999

3-Year Average Net Assets Employed	16,741,758

3-Year Average Actual vs. Budgeted Acquisition Goodwill and Intangibles	(787,492)

3-Year Average Actual vs. Budgeted New HQ and R&D Average Net Assets Employed	250,207

3-Year Average Adjusted Net Assets Employed	$16,204,473

3-Year Average Adjusted RONAE	14.87%

[1]  The following items were excluded from the calculations for the years noted: restructuring (2022 and 2023), impairment related to trademarks (2023), and the significant devaluation of the Argentine peso in December 2023 as part of economic reforms implemented by the government of Argentina (2023).

Performance-Based Restricted Stock Units (2024–2026 Performance Period)

Adjusted EPS. We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding certain items, as described above.

Adjusted RONAE. We calculate Adjusted RONAE by dividing net income (excluding certain items, as described above) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets, and goodwill, less accounts payable, adjusted for the difference between budgeted and actual acquisition goodwill and intangibles average net assets employed and the new headquarters and research and development center average net assets employed.

A-3

Pay Versus Performance

Adjusted EPS. We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP), (a) for 2023, as described below, excluding a net expense of $.09 for restructuring, $.07 for trademark impairment, and $0.16 for the loss related to the significant devaluation of the Argentine peso in December 2023, (b) for 2022, as described below and excluding a net expense of $0.20 per share for restructuring, and (c) for 2021, as described below and excluding a loss of $0.34 per share for the Wattyl divestiture. For 2020 and 2024, no adjustments were made to GAAP EPS.

2023 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$9.25

Restructuring	0.09

Impairment Related to Trademarks	0.07

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine peso	0.16

Adjusted EPS	$9.57

2022 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$7.72

Restructuring	0.20

Adjusted EPS	$7.92

2021 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$6.98

Loss on divestiture	0.34

Adjusted EPS	$7.32

A-4	2025 Proxy Statement

APPENDIX B

The Sherwin-Williams Company

2025 Equity and Incentive Compensation Plan

1.

Purpose. The purpose of this Plan is to promote the success of the Company by permitting grants of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, to attract, retain, and reward such persons for service and/or performance, and to enhance alignment of the interests of such persons with those of the Company’s shareholders.

2.	Definitions. As used in this Plan:

(a)	“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)	“Assumed” has the meaning provided in Section 12 of this Plan.

(c)

“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(d)	“Base Pay” has the meaning provided in Section 12 of this Plan.

(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(f)	“Beneficial Owner” has the meaning provided in Rule 13d-3 of the Exchange Act.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Business Transaction” has the meaning provided in Section 12 of this Plan.

(i)	“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(j)	“Cause” has the meaning provided in Section 12 of this Plan.

(k)	“Change of Control” has the meaning provided in Section 12 of this Plan.

(l)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(m)

“Committee” means the Compensation and Management Development Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board or the Compensation and Management Development Committee to administer this Plan pursuant to Section 10 of this Plan.

(n)

“Common Stock” means the common stock, par value $0.33-1/3 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(o)	“Company” means The Sherwin-Williams Company, an Ohio corporation, and its successors.

(p)

“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(q)	“Director” means a member of the Board.

(r)	“Effective Date” means the date this Plan is approved by the Shareholders.

(s)	“Employee Benefits” has the meaning provided in Section 12 of this Plan.

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(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(u)	“Executive Clawback Policy” means The Sherwin-Williams Company Section 16 Executive Officer Clawback Policy (as may be amended and restated from time to time).

(v)	“Good Reason” has the meaning provided in Section 12 of this Plan.

(w)	“Incentive Pay” has the meaning provided in Section 12 of this Plan.

(x)	“Incentive Stock Option” means an Option Right that is designated as, and intended to qualify as, an “incentive stock option” under Section 422 of the Code or any successor provision.

(y)	“Incumbent Directors” has the meaning provided in Section 12 of this Plan.

(z)	“Key Employee Clawback Policy” means The Sherwin-Williams Company Key Employee Clawback Policy (as may be amended and restated from time to time).

(aa)

“Market Value per Share” means, as of any particular date, the average of the highest and lowest reported sales prices of a share of Common Stock during normal trading hours as reported for that date on the New York Stock Exchange or, if the shares of Common Stock are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which sales occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share will be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(ab)	“Non-Qualified Stock Option” means an Option Right that is not designated as, and not intended to qualify as, an “incentive stock option” under Section 422 of the Code or any successor provision.

(ac)	“Optionee” means the optionee named in an Award Agreement evidencing an outstanding Option Right.

(ad)	“Option Price” means the purchase price payable on exercise of an Option Right.

(ae)	“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(af)	“Other Awards” has the meaning provided in Section 9 of this Plan.

(ag)

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(ah)

“Performance Objectives” means the performance objective or objectives established pursuant to this Plan with respect to grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the goals or actual levels of achievement regarding the Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following: appreciation in value of shares; shareholder return (including, without limitation, total shareholder return and absolute shareholder return); earnings per share; book value per share; operating income; net income; earnings (including, without limitation, pretax earnings, retained earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization); pro forma net income; return on equity; return on assets (including, without limitation, designated assets); return on net assets employed; return on capital; return on sales; sales; sales per dollar of assets; sales per employee; economic value added; revenues; expenses; cash flow (including, without limitation, operating cash flow and free cash flow); cash flow return on investment; operating profit margin or net

B-2	2025 Proxy Statement

profit margin; cost of capital; cost reductions; debt reduction; debt leverage; total debt to capitalization; facilities open; gallon growth; interest coverage; inventory management; productivity improvement; profit after or before tax; reduction of fixed costs; working capital; enterprise value; asset management; environmental, health and/or safety goals; regulatory achievements; recruiting or maintaining personnel; customer growth; research and development achievements; strategic sustainability metrics; accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings, or similar business transactions; achievement of business or operational goals such as business development and/or customer objectives; manufacturing achievements; joint venture or other similar arrangements; any other goals established by the Committee; or any one or more, or a combination of, performance objectives. Performance Objectives may relate to the Company or any Subsidiary, including, without limitation, any business unit, segment, division, department, or function within the Company or any Subsidiary, or any combination thereof. Performance Objectives may be expressed in absolute amounts, on a per share basis, relative to one or more of the other performance objectives, as a rate or change from preceding periods, or as compared to the performance of specified companies or a published or a special index or other external measure, including, but not limited to, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Dow Jones Industrial Average Index.

The Committee may also specify that the Performance Objectives on which an award is based may include adjustments to include or exclude the effects of certain events, including, but not limited to, any of the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; severance, contract termination and other costs relating to certain business activities; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; foreign exchange gains and/or losses; changes in tax law, accounting principles, accounting estimates or other such laws or provisions affecting reported results; changes in regulations that directly impact the business; the effect of any statements issued by the Financial Accounting Standards Board or its committees or rules and regulations adopted by the Securities and Exchange Commission; business combinations, reorganizations and/or restructuring programs, including, but not limited to reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period; and expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

(ai)

“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Performance Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(aj)	“Performance Share” means an award made pursuant to Section 8 of this Plan, denominated in shares of Common Stock, and subject to the achievement of the applicable Performance Objectives.

(ak)	“Performance Unit” means an award made pursuant to Section 8 of this Plan, denominated in cash, and subject to the achievement of the applicable Performance Objectives.

(al)	“Person” has the meaning provided in Section 12 of this Plan.

(am)	“Plan” means The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(an)	“Post-CIC Period” has the meaning provided in Section 12 of this Plan.

(ao)

“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan that are subject to restrictions on transfer, forfeiture conditions, or other restrictions or limitations.

(ap)

“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(aq)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ar)	“Shareholder” means an individual or entity that owns one or more shares of Common Stock.

(as)	“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

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(at)

“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(au)

“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

(av)	“Voting Stock” has the meaning provided in Section 12 of this Plan.

(aw) “409A Change in Control” has the meaning provided in Section 17 of this Plan.

3.	Shares Available Under this Plan and Limitations.

(a)

Maximum Shares Available Under this Plan. Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards under this Plan, will not exceed in the aggregate 22,000,000 shares of Common Stock, minus the number of shares relating to awards granted under The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of October 13 , 2023) and The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016), if any, that are granted between February 19, 2025 and the Effective Date (with such number of shares being deducted in accordance with the next paragraph of this Section 3(a)). The source of shares to be delivered by the Company upon exercise or payment of any award may consist, in whole or in part, of authorized but unissued shares or treasury shares or a combination of the foregoing.

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under this Section 3(a) will be reduced by one share of Common Stock for every one share of Common Stock subject to an Option Right or Appreciation Right granted under this Plan and will be reduced by three shares of Common Stock for every one share of Common Stock subject to an award other than an Option Right or Appreciation Right granted under this Plan.

(b)	Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan or in this Section 3(b), if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for awards under Section 3(a) above.

(ii)

Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a) of this Plan.

(iii)

If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a) of this Plan.

B-4	2025 Proxy Statement

(iv)

Any shares of Common Stock granted under this Plan that again become available for issuance pursuant to this Section 3(b) will be added back to the aggregate plan limit of this Plan in the same manner that such shares were originally deducted from the aggregate plan limit of this Plan.

(c)

Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 20,000,000 shares of Common Stock.

(d)

Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

(e)

Minimum Vesting/Performance Period Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) will either be subject to a minimum vesting or minimum performance period of one year; provided, that the following awards will not be subject to the foregoing minimum vesting or minimum performance period requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a) of this Plan (subject to adjustment under Section 11 of this Plan). Nothing in this Section 3(e) or otherwise in this Plan, however, will preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including, without limitation, in connection with or following a Participant’s death, disability, retirement, or termination of service or a Change of Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4.

Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)	General. Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)

Option Price. The Option Price per share of Common Stock will be specified in the Award Agreement, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)

Payment of Option Price. The Award Agreement will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)

Deferred Payment of Option Price. To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e)

Vesting. Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

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(f)	Performance Objectives. Any grant of Option Rights may specify Performance Objectives regarding the vesting of such rights.

(g)

Type. Option Rights granted under this Plan may be (i) Incentive Stock Options (ii) Non-Qualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)

Term. No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Award Agreement for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)	No Dividends or Dividend Equivalents. Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

5.

Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(a)

Number of Shares. Each grant of Appreciation Rights will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(i)	Form of Payment. Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii)

Vesting. Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(iii)	Performance Objectives. Any grant of Appreciation Rights may specify Performance Objectives regarding the vesting of such Appreciation Rights.

(iv)	No Dividend or Dividend Equivalents. Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(b)	Also, regarding Appreciation Rights:

(i)

Base Price. Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

Term. No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Award Agreement for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.

Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Ownership Rights. Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject to Section 6(f) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)

Consideration. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Restrictions. Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Performance Objectives referred to in Section 6(d) of this Plan.

B-6	2025 Proxy Statement

(d)	Performance Objectives. Any grant of Restricted Stock may specify Performance Objectives regarding the vesting of such Restricted Stock.

(e)

Vesting. Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(f)

Dividends and Distributions. Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(g)

Form of Restricted Stock. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.

Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock Units to Participants. Each such grant or sale will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Form of Payment. Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Performance Objectives) during the Restriction Period as the Committee may specify.

(b)

Consideration. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)

Vesting. Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

(d)

Ownership Rights/Dividend Equivalents and Distributions. During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e)	Time and Manner of Payment. Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8.

Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements:

(a)

Number and Type of Award. Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)

Performance Period/Vesting. The Performance Period with respect to each grant of a Cash Incentive Award, Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

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(c)	Performance Objectives. Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Performance Objectives regarding the earning of the award.

(d)

Form of Payment. Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)

Dividend Equivalents. The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

9.

Other Awards. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Other Awards. Each such grant of an Other Award will be evidenced by an Award Agreement and subject to the Plan, the Award Agreement, such other provisions as approved by the Committee consistent with the Plan, and the following terms and requirements.

(a)

General. Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b)	Cash Awards. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)

Bonus and Other Obligations. The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)

Dividends and Dividend Equivalents. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e)

Vesting. Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change of Control.

10.	Administration of this Plan.

(a)

Administration. This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder.

(b)

Interpretation of the Plan. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express

B-8	2025 Proxy Statement

limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)	Delegation of Authority.

To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof, to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such delegate. The Committee may delegate such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company (in their capacity as officers of the Company) to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization to officer(s) will set forth the maximum number of shares of Common Stock such officer(s) may grant, the terms on which any shares relating to awards may be issued, offered, or sold, and the terms of any Option Rights or Appreciation Rights; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.

Award Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change of Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.	Change of Control. Notwithstanding anything to the contrary in this Plan, the following provisions will apply in connection with a Change of Control (as defined in Section 12(c) of this Plan):

(a)	Awards Assumed by Successor.

(i)

Upon the occurrence of a Change of Control, any awards made under this Plan that are Assumed (as defined in Section 12(a)(v) of this Plan) by the entity effecting the Change of Control will continue to vest and become exercisable in accordance with the terms of the original grant unless, during the two-year period commencing on the date of the Change of Control (“Post-CIC Period”):

(A)	the Participant is involuntarily terminated for reasons other than for Cause (as defined in Section 12(a)(iii) of this Plan); or

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(B)	the Participant terminates his or her employment for Good Reason (as defined in Section 12(a)(iv) of this Plan).

(ii)

If a Participant’s employment is terminated as described in Section 12(a)(i) of this Plan, any outstanding Option Rights and Appreciation Rights will become fully vested and exercisable, any restrictions that apply to awards made pursuant to this Plan will lapse, and all other awards will immediately be earned or vest and will become immediately payable in accordance with their terms on the date of termination; provided, that any Participant who terminates his or her employment for Good Reason must:

(A)

provide the Company with a written notice of his or her intent to terminate employment for Good Reason within 60 days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(B)	allow the Company 10 calendar days to remedy such circumstances to the extent curable.

(iii)	The payments contemplated by Section 12(a)(ii) of this Plan will be made at the time specified in the Award Agreement.

(iv)	Solely for purposes of this Section 12(a), “Cause” means that the Participant has:

(A)

been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with Participant’s duties or in the course of Participant’s employment with the Company or any subsidiary;

(B)	committed intentional wrongful damage to property of the Company or any Subsidiary; or

(C)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

and any such act has been demonstrably and materially harmful to the Company. For purposes of this Plan, no act or failure to act on the part of Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company.

(v)	Solely for purposes of this Section 12(a), “Good Reason” means the occurrence, during the Post-CIC Period, of any of the following events without the Participant’s written consent:

(A)

failure to elect or re-elect or otherwise to maintain Participant in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which Participant held immediately prior to a Change of Control, or the removal of Participant as a Director of the Company and/or a Subsidiary (or any successor thereto) if Participant was a Director of the Company and/or a Subsidiary immediately prior to the Change of Control;

(B)

failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from Participant: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which Participant held immediately prior to the Change of Control, (2) a reduction in Participant’s Base Pay received from the Company and any Subsidiary, (3) a reduction in Participant’s Incentive Pay opportunity as compared with the Incentive Pay opportunity most recently paid prior to the Change of Control, or (4) the termination or denial of Participant’s rights to Employee Benefits or a reduction in the scope or value thereof;

(C)

the liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company hereunder; or

(D)

the Company requires Participant to have Participant’s principal location of work changed to any location that is in excess of 30 miles from the location thereof immediately prior to the Change of Control, or requires Participant to travel away from Participant’s office in the course of discharging Participant’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Participant in any of the three full years immediately prior to the Change of Control.

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(E)	Definitions. As used in this Section 12(a),

(1)	“Base Pay” means Participant’s annual base salary rate as in effect from time to time.

(2)

“Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(3)

“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change of Control.

(vi)	For purposes of this Section 12(a), an award will be considered assumed (“Assumed”) if each of the following conditions are met:

(A)

Option Rights, Appreciation Rights and other awards made pursuant to Section 9 of this Plan (to the extent such other awards are payable in cash and not subject to Performance Objectives) are converted into replacement awards of the same type as the original award in a manner that complies with Section 409A of the Code;

(B)

Restricted Stock Unit and Restricted Stock awards that are not subject to Performance Objectives are converted into replacement awards of the same type as the original award covering a number of shares of the entity effecting the Change of Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of Common Stock covered by the awards; provided, that to the extent that any portion of the consideration received by holders of shares of Common Stock in the Change of Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement awards will be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change of Control;

(C)

Performance Shares, Performance Units and all other awards subject to Performance Objectives are converted into replacement awards which have a value at least equal to the value of the original award, which replacement award shall be an award of service-based Restricted Stock Units. The number of shares of the entity effecting the Change of Control (or a successor or parent corporation) covered by the replacement award shall be determined in a manner consistent with Section 12(a)(vi)(B) of this Plan with respect to that number of shares of the Company which would have been earned and vested in accordance with the terms of the original award as if the greater of (x) target performance of the applicable Performance Objectives had been achieved and (y) projected actual performance (as determined by the Committee) of the applicable Performance Objectives had been achieved;

(D)

the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the underlying awards being replaced, and all other terms of the replacement awards (other than the security, number of shares represented by the replacement awards and any Performance Objectives) are substantially similar to, or more favorable to the Participant than, the terms of the underlying awards;

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(E)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange; and

(F)

if the Participant is subject to U.S. federal income tax under the Code, the tax consequences of the replacement award to the Participant under the Code are not less favorable to the Participant than the tax consequences of the original award.

(b)	Awards Not Assumed by Successor.

(i)

Upon the occurrence of a Change of Control, any awards made under this Plan that are not Assumed by the entity effecting the Change of Control will become fully vested and exercisable on the date of the Change of Control or will immediately vest and become immediately payable in accordance with their terms, and in the case of awards subject to Performance Objectives, as if the greater of (x) target performance of the applicable Performance Objectives had been achieved as of the date of the Change of Control and (y) projected actual performance (as determined by the Committee) of the applicable Performance Objectives had been achieved as of the date of the Change of Control, and any restrictions that apply to such awards will lapse.

(ii)

For each Option Right and Appreciation Right, the Participant will receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change of Control transaction and the exercise price of the applicable Option Right or Appreciation Right, if such difference is positive. Such payment will be made in the same form as the consideration received by holders of Common Stock. Any Option Rights or Appreciation Rights with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change of Control will be cancelled for no additional consideration.

(iii)

The Participant will receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change of Control transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Common Stock equal to the number of Restricted Stock Units and/or shares of Restricted Stock covered by the award and the number of shares of Common Stock payable under Section 12(b)(i) of this Plan for awards subject to Performance Objectives.

(iv)

The payments contemplated by Sections 12(b)(ii) and 12(b)(iii) of this Plan will be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change of Control.

(v)

Notwithstanding anything to the contrary in this Plan, if the Change of Control does not constitute a 409A Change in Control and the payment or benefit constitutes a deferral of compensation under Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code payment or delivery will be made on the date of payment or delivery originally provided for such payment or benefit.

(c)	“Change of Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events:

(i)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner of 30% or more of the combined Voting Power of the then-outstanding Voting Stock of the Company; provided, however, that:

(A)

for purposes of this Section 12(c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock by the Company or any Subsidiary, (3) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii) below;

(B)

if any Person is or becomes the Beneficial Owner of 30% or more of combined Voting Power of the then-outstanding Voting Stock as a result of a transaction described in clause (1) of Section 12(c)(i)(A) above and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change of Control;

B-12	2025 Proxy Statement

(C)

a Change of Control will not be deemed to have occurred if a Person is or becomes the Beneficial Owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)

if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)

the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined Voting Power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined Voting Power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	the consummation of the liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 12(c)(iii) of this Plan.

(v)

For purposes of this Section 12(c), the terms (A) “Incumbent Directors” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new Director (other than a Director initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or any other actual or threatened solicitation of proxies by or on behalf of such Director, including any Director nominated or elected to the Board pursuant to any proxy access procedures included in the Company’s organizational documents) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) “Voting Stock” means the voting securities of the Company which have the right to vote on the election of members of the Board.

13.

Clawback Provisions. Any Award Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation and Management Development Committee of the Board or the Board in accordance with (i) any Company clawback or recoupment policy, including the Executive Clawback Policy, the Key Employee Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under this Plan, the Participants consent to be bound by the terms of the Executive Clawback Policy or the Key Employee Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other

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amount paid under this Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participants of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

14.

Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.	Transferability.

(a)

Limitations on Transfer and Exercise. Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no awards or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no case will the Committee permit any transfer to a third-party financial institution. Where transfer is permitted, references to “Participant” will be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)

Further Limitations. The Committee may specify in the Award Agreement that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.

Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment

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made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.

17.	Compliance with Section 409A of the Code.

(a)

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)

Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control will occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5) (a “409A Change in Control”), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for any purpose in respect of such award.

(e)

Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.	Amendments.

(a)

Amendment and Termination of the Plan. The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, except as permitted under Section 11 of this Plan, (i) would materially increase the number of securities which may be issued under this Plan, (ii) would materially modify the requirements for participation in this Plan, or (iii) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board; then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

(b)

No Repricing without Shareholder Approval. Except in connection with a corporate transaction or event described in Section 11 or Section 22, of this Plan, or in connection with a Change of Control, the terms of outstanding awards

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may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan or the substitutions permitted by Section 22 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)

Vesting. If permitted by Section 409A of the Code, but subject to Section 18(d) of this Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change of Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units that have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)

Amendments to Awards. Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent.

19.	Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.

Effective Date/Term of the Plan. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.	Miscellaneous Provisions.

(a)

Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)

No Employment Rights. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)

Incentive Stock Option Qualification. Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)

Leaves of Absence. Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(e)

Rights as a Shareholder. No Participant will have any rights as a Shareholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(f)

Surrender/Deferral of Cash Compensation. The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

B-16	2025 Proxy Statement

(g)

Deferral of Awards. Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(h)

Compliance with Applicable Legal Requirements. No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

Notwithstanding anything in this Plan or an Award Agreement to the contrary, nothing in this Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(i)

Headings. Headings and captions are given to sections and subsections of this Plan solely for convenience of reference. Such headings shall not be deemed in any way relevant to the construction or interpretation of this Plan or any provision thereof.

(j)

No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an award granted under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(k)

Severability. If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.	Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)

Substitute Awards. Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)

Shares Assumed by the Plan. In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)

No Impact of Plan Share Pool. Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a) of this Plan.

B-17

SHERWIN-WILLIAMS.

The Sherwin-Williams Company | 101 W. Prospect Avenue | Cleveland, Ohio 44115-1075 | www.sherwin-williams.com

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

THE SHERWIN-WILLIAMS COMPANY

101 WEST PROSPECT AVENUE

CLEVELAND, OHIO 44115-1075

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 15, 2025 for shares held directly or pursuant to the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 13, 2025 for shares held pursuant to the 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SHW2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 15, 2025 for shares held directly or pursuant to the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 13, 2025 for shares held pursuant to the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61411-P22482-Z89083         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SHERWIN-WILLIAMS COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed for Proposal 1.
1.	Election of 9 Directors:		For	Against	Abstain

	1a.	Kerrii B. Anderson	☐	☐	☐

	1b.	Jeff M. Fettig	☐	☐	☐

	1c.	Robert J. Gamgort	☐	☐	☐

	1d.	Heidi G. Petz	☐	☐	☐

	1e.	Aaron M. Powell	☐	☐	☐

	1f.	Marta R. Stewart	☐	☐	☐

	1g.	Michael H. Thaman	☐	☐	☐

	1h.	Matthew Thornton III	☐	☐	☐

	1i.	Thomas L. Williams	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.			For	Against	Abstain
2.	Advisory approval of the compensation of the named executive officers.		☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 3.		For	Against	Abstain
3.	Approval of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 4.		For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 5.		For	Against	Abstain
5.	Approval of the amendment of Paragraph (B) of Article Sixth of the Charter to eliminate supermajority vote requirements.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 6.		For	Against	Abstain
6.	Approval of the amendment of Section 6(b) of Article Fourth, Division A of the Charter to eliminate supermajority vote requirements.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposal 7.		For	Against	Abstain
7.	Shareholder proposal to issue an annual lobbying report.	☐	☐	☐

Please sign your name exactly as it appears on this Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2025 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 16, 2025, 9:00 A.M. (EDT)

The Annual Meeting will be held in a virtual format via webcast. To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/SHW2025 and enter the 16-digit control number found on this proxy card on the date and time noted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 2025.

Our Notice of Annual Meeting, Proxy Statement and 2024 Annual Report are available at: www.proxyvote.com.

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V61412-P22482-Z89083

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — April 16, 2025

The undersigned hereby appoints Heidi G. Petz, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/SHW2025, on Wednesday, April 16, 2025 at 9:00 a.m., Eastern Daylight Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our 401(k) Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our 401(k) Plan. This proxy, when properly executed, will be voted as directed by the shareholder(s). If you sign and return this card without providing voting instructions, this proxy will be voted “FOR” all director nominees, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5, “FOR” Proposal 6, and “AGAINST” Proposal 7, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting. If you do not timely sign and return this card, the proxy holders cannot vote these shares (or, in the case of our 401(k) Plan, if you do not sign and return this card by 11:59 p.m. Eastern Daylight Time on April 13, 2025, these shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

TO VOTE ONLINE OR BY PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.